   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 25, 1997



                                                      REGISTRATION NO. 333-31481

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                       INTEGRATED SURGICAL SYSTEMS, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

              DELAWARE                              3841                             68-0232575
  (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)             IDENTIFICATION NO.)

                             829 WEST STADIUM LANE
                          SACRAMENTO, CALIFORNIA 95834
                           TELEPHONE: (916) 646-3487
                           TELECOPIER: (916) 646-4075
         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                             DR. RAMESH C. TRIVEDI
                     CHIEF EXECUTIVE OFFICER AND PRESIDENT
                       INTEGRATED SURGICAL SYSTEMS, INC.
                             829 WEST STADIUM LANE
                          SACRAMENTO, CALIFORNIA 95834
                           TELEPHONE: (916) 646-3487
                           TELECOPIER: (916) 646-4075
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:


                               JACK BECKER, ESQ.


                            SNOW BECKER KRAUSS P.C.


                                605 THIRD AVENUE


                         NEW YORK, NEW YORK 10158-0125


                           TELEPHONE: (212) 687-3860


                           TELECOPIER: (212) 949-7052


                            ------------------------


                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:


As soon as practicable after the effective date of this registration statement.



    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



    If any of the securities on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE


===========================================================================================================================
                                                                       PROPOSED           PROPOSED
              TITLE OF EACH CLASS                    AMOUNT             MAXIMUM            MAXIMUM           AMOUNT OF
                 OF SECURITIES                        TO BE         OFFERING PRICE        AGGREGATE        REGISTRATION
               TO BE REGISTERED                    REGISTERED       PER SECURITY(1)   OFFERING PRICE(1)         FEE
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value...................      1,833,790          $ 7.25         $13,294,977.50        $4,028.78
                                                  1,903,710(2)         $7.50(3)        $14,277,825.00        $4,711.68
Advisors' Warrants to purchase shares of Common
  Stock........................................       325,000             --            $       10.00           (4)
Common Stock issuable upon exercise of
  Advisors' Warrants...........................     159,460(5)          $ 7.25         $ 1,156,085.00        $ 350.33
                                                   165,540(5)           $ 9.00         $ 1,489,860.00        $ 491.65
                                                                                                             ---------
         Total Registration Fee................                                                            $9,582.44(6)
===========================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933.

(2) Includes 487,500 shares of Common Stock which may be purchased by the Lead Manager to cover over-allotments, if any.


(3) Calculated on the basis of the closing bid price of the Common Stock on the Nasdaq SmallCap Market on September 23, 1997.


(4) Pursuant to Rule 457(g) promulgated under the Securities Act of 1933, no filing fee is required.


(5) Pursuant to Rule 416, there are also being registered such indeterminate number of additional shares as may become issuable pursuant to the anti-dilution provisions the Advisors' Warrants.


(6) A fee of $4,379.10 was previously paid on or about July 17, 1997.

                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE
REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                       INTEGRATED SURGICAL SYSTEMS, INC.

                     CROSS REFERENCE SHEET SHOWING LOCATION
                          IN PROSPECTUS OF INFORMATION

              REQUIRED BY ITEMS 1 THROUGH 23, PART I OF FORM SB-2


                  ITEM AND HEADING                          LOCATION IN PROSPECTUS
     -------------------------------------------  -------------------------------------------
  1. Forepart of the Registration Statement and
     Outside Front Cover Page of Prospectus.....  Outside Front Cover Page
  2. Inside Front and Outside Back Cover Pages
     of Prospectus..............................  Inside Front and Outside Back Cover Pages
                                                  of Prospectus; Description of
                                                    Securities -- Reports to Stockholders
  3. Summary Information, Risk Factors..........  Prospectus Summary; Risk Factors
  4. Use of Proceeds............................  Use of Proceeds
  5. Determination of Offering Price............  Outside Front Cover Page; Risk Factors;
                                                  Market for Common Stock and Related
                                                    Stockholder Matters; Underwriting
  6. Dilution...................................  Dilution
  7. Selling Security Holders...................  Not Applicable
  8. Plan of Distribution.......................  Underwriting
  9. Legal Proceedings..........................  Business -- Litigation
 10. Directors, Executive Officers Promoters
     and/Control Persons........................  Management
 11. Security Ownership of Certain Beneficial
     Owners and Management......................  Security Ownership of Certain Beneficial
                                                  Owners and Management
 12. Description of the Securities..............  Description of Securities
 13. Interest of Named Experts and Counsel......  Not Applicable
 14. Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities................................  Management -- Indemnification of Officers
                                                  and Directors and Limitation on Director
                                                    Liability
 15. Organization Within Last Five Years........  Not Applicable
 16. Description of Business....................  Prospectus Summary; Business
 17. Management's Discussion and Analysis or
     Plan of Operation..........................  Management's Discussion and Analysis of
                                                    Financial Condition and Results of
                                                    Operations
 18. Description of Property....................  Business -- Facilities
 19. Certain Relationships and Related
     Transactions...............................  Certain Transactions
 20. Market for Common Equity and Related
     Stockholder Matters........................  Market for Common Stock and Related
                                                    Stockholder Matters; Description of
                                                    Securities
 21. Executive Compensation.....................  Management
 22. Financial Statements.......................  Consolidated Financial Statements
 23. Changes in and Disagreements with
     Accountants on Accounting and Financial
     Disclosure.................................  Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                SUBJECT TO COMPLETION, DATED SEPTEMBER 25, 1997

                       INTEGRATED SURGICAL SYSTEMS, INC.

                        3,171,771 SHARES OF COMMON STOCK



     This Prospectus relates to an offering (the "Offering") by Integrated Surgical Systems, Inc. (the "Company") of 3,171,771 shares of common stock, par value $.01 per share (the "Common Stock"), in Europe through a group of managers (the "Managers") for whom Investmentbank Austria Aktiengesellschaft ("Investmentbank Austria"), Vienna, Austria, will act as Lead Manager.



     The Common Stock is quoted on The Nasdaq SmallCap Market under the symbol "RDOC" and is listed on the Pacific Stock Exchange Incorporated under the symbol "ROB". Application will be made for the admission of the Common Stock to the European Association of Securities Dealers' Automated Quotation ("EASDAQ") System under the symbol "RDOC". Prior to the Offering, there has been no public market for the Common Stock on EASDAQ, and there can be no assurance that any such market will develop after the closing of the Offering or that, if developed, it will be sustained. On September 23, 1997, the closing bid price of the Common Stock on the Nasdaq Smallcap Market was $7 1/2 per share. See "Price Range of Common Stock."



     THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. ONLY INVESTORS WHO CAN BEAR THE RISK OF LOSS OF THEIR ENTIRE INVESTMENT SHOULD INVEST. FOR A DESCRIPTION OF CERTAIN RISKS REGARDING AN INVESTMENT IN THE COMPANY, SEE "RISK FACTORS" COMMENCING ON PAGE 8 AND "DILUTION" ON PAGE 21.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
================================================================================


                                                                     UNDERWRITING
                                                  PRICE TO           DISCOUNTS AND         PROCEEDS TO
                                                   PUBLIC           COMMISSIONS(1)        COMPANY(2)(3)
-----------------------------------------------------------------------------------------------------------
Per Share...................................           $                   $                    $
-----------------------------------------------------------------------------------------------------------
Total(3)....................................           $                   $                    $
===========================================================================================================



(1) Underwriting discounts and commissions are anticipated to be 6% of the gross proceeds of the Offering. Does not include (i) a fee of 3.5% of the gross proceeds of the Offering payable to Value Management & Research GmbH ("VMR" or the "Placement Coordinator"), placement coordinator for the Offering,
    (ii) a non-accountable expense allowance payable to Investmentbank Austria and VMR equal to 2% and 0.75%, respectively, of the gross proceeds of the Offering, of which $25,000 has been paid to VMR by the Company to date, and
    (iii) a consulting fee of $2,000 per month payable to VMR for 12 months following the closing of the Offering, or a total of $24,000, and (iv) warrants (the "Advisors' Warrants") entitling each of Investmentbank Austria and VMR to purchase up to 5% of the shares of Common Stock sold in the Offering (exclusive of the over-allotment option referred to in note(3) below). The Company has also agreed to indemnify the Managers against certain civil liabilities, including those arising under the Securities Act. See "Underwriting."



(2) The gross proceeds of the Offering will be the U.S. Dollar equivalent of 40,000,000 Deutsche Marks, after deducting discounts and commissions payable to the Managers, but before payment of the fee payable to the Placement
    Coordinator, the non-accountable expense allowance ($        , or $
    if the Over-Allotment Option is exercised in full) and the other expenses of
    the Offering (estimated at $        ) payable by the Company. See
    "Underwriting."



(3) The Company has granted Investmentbank Austria an option, exercisable for a period of 30 days after the closing of the Offering, to purchase up to an additional 15% of the Common Stock offered hereby, upon the same terms and conditions solely for the purpose of covering over-allotments, if any (the "Over-Allotment Option"). If the Over-Allotment Option is exercised in full, the Total Price to Public, Underwriting Discounts and Commissions and
    Proceeds to Company will be $        , $        and $        , respectively.
    See "Underwriting."



     The Common Stock is being offered by the Managers on a firm commitment basis, subject to prior sale, when, as and if delivered to the Managers and subject to certain conditions. Subject to the provisions of the purchase agreement between the Managers and the Company, the Managers reserve the right to withdraw, cancel or modify the Offering and to reject any order in whole or in part. It is expected that ownership of shares of Common Stock may be credited to the accounts of investors with financial institutions that have direct or indirect access to INTERSETTLE, the Swiss-based clearing and settlement system ("INTERSETTLE"). The term financial institution includes the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("Cedel Bank"), which have each made arrangements with INTERSETTLE to have shares of the Common Stock credited to accounts with Euroclear or Cedel Bank through intermediaries.


                             INVESTMENTBANK AUSTRIA


                THE DATE OF THIS PROSPECTUS IS           , 1997

                       CAUTIONARY STATEMENT FOR PURPOSES

                     OF THE "SAFE HARBOR" PROVISIONS OF THE

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995


     THIS DOCUMENT SPECIFIES FORWARD-LOOKING STATEMENTS OF MANAGEMENT OF THE COMPANY, INCLUDING REVENUE PROJECTIONS. FORWARD-LOOKING STATEMENTS ARE STATEMENTS THAT ESTIMATE THE HAPPENING OF FUTURE EVENTS, ARE NOT BASED ON HISTORICAL FACT AND ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY", "WILL", "EXPECT", "ESTIMATE", "ANTICIPATE", "PROBABLE", "CONTINUE", OR SIMILAR TERMS, VARIATIONS OF THOSE TERMS OR THE NEGATIVE OF THOSE TERMS. THE "RISK FACTORS" SET FORTH IN THIS DOCUMENT CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENT IDENTIFYING IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS SPECIFIED IN THIS DOCUMENT HAVE BEEN COMPILED BY MANAGEMENT OF THE COMPANY ON THE BASIS OF ASSUMPTIONS MADE BY MANAGEMENT AND CONSIDERED BY MANAGEMENT TO BE REASONABLE. FUTURE OPERATING RESULTS OF THE COMPANY, HOWEVER, ARE IMPOSSIBLE TO PREDICT AND NO REPRESENTATION, GUARANTY, OR WARRANTY IS TO BE INFERRED FROM THOSE FORWARD-LOOKING STATEMENTS. THEREFORE, PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK ARE URGED TO CONSULT WITH THEIR ADVISORS (THE OPINIONS OF WHICH MAY DIFFER FROM THOSE SPECIFIED IN THOSE FORWARD-LOOKING STATEMENTS) WITH RESPECT TO THOSE ASSUMPTIONS OR HYPOTHESES.

     THE ASSUMPTIONS USED FOR PURPOSES OF THE FORWARD-LOOKING STATEMENTS SPECIFIED IN THIS DOCUMENT, INCLUDING THOSE REVENUE PROJECTIONS, REPRESENT ESTIMATES OF FUTURE EVENTS AND ARE SUBJECT TO UNCERTAINTY AS TO POSSIBLE CHANGES IN ECONOMIC, LEGISLATIVE, INDUSTRY, AND OTHER CIRCUMSTANCES. AS A RESULT, THE IDENTIFICATION AND INTERPRETATION OF DATA AND OTHER INFORMATION AND THEIR USE IN DEVELOPING AND SELECTING ASSUMPTIONS FROM AND AMONG REASONABLE ALTERNATIVES REQUIRE THE EXERCISE OF JUDGMENT. TO THE EXTENT THAT THE ASSUMED EVENTS DO NOT OCCUR, THE OUTCOME MAY VARY SUBSTANTIALLY FROM ANTICIPATED OR PROJECTED RESULTS, AND ACCORDINGLY, NO OPINION IS EXPRESSED ON THE ACHIEVABILITY OF THOSE FORWARD-LOOKING STATEMENTS, INCLUDING THOSE REVENUE PROJECTIONS.

     THESE FORWARD-LOOKING STATEMENTS, INCLUDING THESE REVENUE PROJECTIONS, HAVE BEEN COMPILED AS OF THE DATE OF THIS DOCUMENT AND SHOULD BE EVALUATED WITH CONSIDERATION OF ANY CHANGES OCCURRING AFTER THE DATE OF THIS DOCUMENT. NO ASSURANCE CAN BE GIVEN THAT ANY OF THE ASSUMPTIONS RELATING TO THE FORWARD-LOOKING STATEMENTS SPECIFIED IN THIS DOCUMENT, INCLUDING THOSE REVENUE PROJECTIONS, ARE ACCURATE OR THAT THEY WILL PROVIDE TO BE APPLICABLE TO A PARTICULAR PURCHASER OF THE SHARES OF COMMON STOCK. IT IS THE RESPONSIBILITY OF THE PURCHASERS OF THE COMMON STOCK AND THEIR ADVISORS TO REVIEW THOSE FORWARD-LOOKING STATEMENTS, INCLUDING THOSE REVENUE PROJECTIONS TO CONSIDER THE ASSUMPTIONS ON WHICH THOSE FORWARD-LOOKING STATEMENTS ARE BASED AND TO ASCERTAIN THEIR REASONABLENESS.

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE MANAGERS OR THE PLACEMENT COORDINATOR. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAD BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN JURISDICTIONS IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        -----
Prospectus Summary....................................................................      4
Risk Factors..........................................................................      8
Use of Proceeds.......................................................................     18
Market for Common Stock and Related Stockholder Matters...............................     19
Capitalization........................................................................     20
Dilution..............................................................................     21
Dividend Policy.......................................................................     21
Selected Consolidated Financial Information...........................................     22
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..........................................................................     23
Glossary..............................................................................     27
Business..............................................................................     28
Management............................................................................     45
Certain Transactions..................................................................     52
Security Ownership of Certain Beneficial Owners and Management........................     54
Description of Securities.............................................................     56
Underwriting..........................................................................     61
Legal Matters.........................................................................     62
Experts...............................................................................     62
Additional Information................................................................     62
Index to Consolidated Financial Statements............................................    F-1



     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and, in accordance therewith, files, reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). The Company has filed a Registration Statement on Form SB-2 under the Securities Act with the Commission in Washington, D.C. with respect to the shares of Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the shares offered hereby, reference is made to the Registration Statement and such exhibits as well as the reports, proxy and information statements and other information filed under the Exchange Act, which may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices: New York Regional Office, Suite 1300, 7 World Trade Center, New York, New York 10048, and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies of such material may also be obtained from the Public Reference Section of the Commission at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically. The Company distributes to its stockholders annual reports containing audited financial statements and such other reports as the Company deems appropriate or as may be required by law or by the rules or regulations of any exchange on which the Company's Common Stock is listed.

                               PROSPECTUS SUMMARY



     The following summary is qualified in its entirety by the more detailed information, financial statements and the notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated or the context otherwise requires,
(i) all references to the Company in this Prospectus include Integrated Surgical Systems, Inc., a Delaware corporation, and its wholly owned subsidiaries, except that information concerning the Company prior to September 5, 1997, does not include Innovative Medical Machines International, S.A. ("IMMI"), acquired by the Company on that date, and (ii) all share and per share data and information in this Prospectus relating to the number of shares of Common Stock outstanding give effect to a one-for-five reverse stock split with respect to the Company's capital stock effected on December 20, 1995, and a one-for-1.479586 reverse stock split with respect to the Common Stock effected on November 6, 1996, and assumes that the Over-Allotment Option is not exercised. See the "Glossary" appearing at page 27 of this Prospectus for the definitions of certain technical terms used herein.



     The Purchase Agreement pursuant to which the Managers will purchase the shares of Common Stock offered hereby contemplates that the gross proceeds to the Company will be 40,000,000 Deutsche Marks ("DM"). Information in this Prospectus concerning the U.S. Dollar equivalent of DM 40,000,000 assumes an exchange rate between the U.S. Dollar and the Deutsche Mark of DM 1 = $1.7680, the representative exchange rate as of September 16, 1997, as reported by the Federal Reserve Bank. The number of shares of Common Stock offered hereby is based upon an assumed offering price per share of $7.125, the closing bid price per share of Common Stock on the Nasdaq SmallCap Market on September 16, 1997 and an exchange rate of $1.00 = DM .5650, the representative exchange rate as of that date, as reported by The New York Times.



                                  THE COMPANY



     Integrated Surgical Systems, Inc. develops, manufactures, markets and services image-directed, computer-controlled robotic products for surgical applications. The Company's principal products are the ROBODOC(R) Surgical Assistant System (the "ROBODOC System"), consisting of a computer-controlled surgical robot and the Company's ORTHODOC(R) Presurgical Planner (the "ORTHODOC"), and as a result of the acquisition of IMMI, the NeuroMate System, consisting of a computer controlled robotic arm, head stabilizer and monitor (the ROBODOC System and the NeuroMate System are sometimes referred to collectively as the "Systems").



     The ROBODOC System has been used for primary total hip replacement ("THR") surgery on over 1,500 patients in Europe and the United States. The Company believes its "active" robotic system is the only available system that can accurately perform key segments of surgical procedures with precise tolerances generally not attainable by traditional manual surgical techniques. The ROBODOC System also allows the surgeon to prepare a preoperative plan specifically designed for the characteristics of the individual patient's anatomy. The technology for the ROBODOC System was initially developed at the University of California, Davis, in collaboration with International Business Machines Corporation ("IBM"). Upon completion of the Offering, IBM will retain rights to acquire approximately 20% of the Common Stock on a fully diluted basis.


     The ORTHODOC is a computer workstation that utilizes the Company's proprietary software for preoperative surgical planning. The ORTHODOC is included as part of the ROBODOC System, but is also planned to be marketed separately by the Company. The ORTHODOC converts computerized tomography ("CT") scan data of a patient's femur (i.e., thigh bone) into three-dimensional images, and through a graphical user interface allows the surgeon to examine the bone more thoroughly and to select the optimal implant for the patient using a built-in library of available implants. A tape of the planned surgical procedure, developed by the ORTHODOC, guides the surgical robot arm of the ROBODOC System to accurately mill a cavity in the bone, thus allowing the surgeon to properly orient and align the implant. Non-clinical scientific data published by scientists from the Company and IBM demonstrate that as a result of the precise milling of a cavity, the ROBODOC System achieves over 95% bone-to-implant contact, as compared to an average of 20% bone-to-implant contact when surgery is performed manually.

     THR surgery involves the insertion of an implant or metal prosthesis into a cavity created in the patient's femur. The Company believes that precise fit and correct alignment of the implant within the femoral cavity are key factors in the long-term success of THR surgery. In conventional THR surgery, a bone cavity is cut in the shape of the implant manually with metal tools, and the surgical plan, including the selection of the size and shape of the implant, is generally formulated based upon patient data obtained from two-dimensional x-ray images of the patient's femur. Based upon clinical experience with the ROBODOC System to date in Europe, patients generally have become weight-bearing in a shorter period than generally experienced by patients who have had this surgery performed manually. In addition, clinical data obtained from trials in Europe and the United States indicates that intraoperative fractures have been dramatically reduced in THR surgeries performed with the ROBODOC System (no intraoperative fractures have resulted from THR surgeries performed with the ROBODOC System to date). The Company also believes fewer hip revision surgeries (implant replacements) may be necessary for patients who have had primary THR surgery performed with the ROBODOC System, as compared to patients who have had this surgery performed manually.



     The NeuroMate System has been used to perform over 1,500 neurosurgical procedures in Europe and Japan. The Company believes that the NeuroMate System, which uses its proprietary robotic arm design and control systems designed specifically for use in the operating room, is the only image-guided, computer-controlled stereotactic robot currently in use to precisely position and hold critical tools used in the performance of neurosurgical procedures. Stereotactic neurosurgery involves the registration of the patient's cranium and brain to external anatomical references such as standard population atlases or, as currently implemented, to the patient's presurgical CT and magnetic resonance images (MRI). By registering certain key anatomical features common to both the images and the patient, the images are used to guide the surgeon to specific sites within the brain through small openings (i.e., not necessitating a craniotomy).



     The Company is seeking to establish itself as a leading provider of innovative image-directed, computer-controlled robotic technologies worldwide, initially for orthopaedic and neurosurgical applications and subsequently for other surgical applications. The Company's business strategy over the next two years is to concentrate its marketing and sales efforts on selling the ROBODOC System throughout Europe and then Japan, subject to obtaining the requisite approval from the Japanese Ministry of Health, and selling the NeuroMate System throughout Europe, Japan and the United States. The Company will thereby attempt to establish an installed customer base in the United States, Europe, Japan and other foreign markets through the sale of its systems, and offer its customers separate software packages for each new application if, as and when developed by the Company. Consequently, the Company's customers would be able to use the ROBODOC System as the platform for performing a variety of orthopaedic surgical procedures, and the NeuroMate System as the platform for performing a variety of neurosurgical procedures, without incurring significant additional hardware costs. The Company also plans to further exploit its image-directed robotics technology by incorporating additional imaging modalities for presurgical planning, including ultrasound (which is less expensive than CT) and MRI (which, unlike CT, does not involve the risk of radiation).



     The Company markets the ROBODOC System in Europe through direct marketing and arrangements with implant companies. The ROBODOC System satisfies the appropriate international standards for medical equipment and meets the requirements for the "CE Mark". The Company markets the NeuroMate through direct marketing in Europe and through its distributor in Japan. It is anticipated that marketing of the NeuroMate in the United States will commence in early 1998 through a combination of direct marketing and select distributors/agents. During the six months ended June 30, 1997, the Company realized revenues of approximately $1,380,000 from the commercial sales of the ROBODOC System (including related consumables) in Europe.



     The Company has developed a software package, in collaboration with IBM and Johns Hopkins University, for surgery to replace loose or otherwise failed hip implants (the "hip revision application") using the ROBODOC System. The Company has completed clinical trials of the hip revision application in Europe and plans to commence marketing the software for the hip revision application to its customers in Europe in early 1998. The development of the hip revision application has been funded in part by a grant from the National Institute for Standards and Technology (Advanced Technology Program) of the United States Department of Commerce.


     The ROBODOC System cannot be marketed in the United States until clearance or approval is obtained from the U.S. Food and Drug Administration ("FDA"). The Company intends to submit a pre-market approval application ("PMA") to the FDA in late 1997 for approval to market the ROBODOC System in the

United States. The Company has received clearance from the FDA to sell the ORTHODOC in the United States, and intends to commence marketing the ORTHODOC in the United States in early 1998. See "Risk Factors -- Available Clinical Data; Risk Versus Benefit Issues" and "Risk Factors -- Government Regulation."


     The Company was incorporated under the laws of the State of Delaware on October 1, 1990. The Company's offices are located at 829 West Stadium Lane, Sacramento, California 95834, and its telephone number is (916) 646-3487.

                                  THE OFFERING


Securities Offered.........  3,171,771 shares of Common Stock.
                             "See "Description of Securities" and
                             "Underwriting."



Common Stock Outstanding:
  Prior to the
  Offering(1)..............  3,986,311 shares of Common Stock.


  After the
Offering(1)(2).............  7,158,082 shares of Common Stock.



Use of Proceeds............  The net proceeds of this Offering will be used (i)
                             for product development, (ii) for sales and marketing, (iii) for investment in a clinic located in Spain to train surgeons in the use of the ROBOC System, and (iv) for working capital and general corporate purposes. See "Use of Proceeds."


Risk Factors...............  The securities offered hereby involve a high degree of risk and immediate substantial dilution to new investors. Only investors who can bear the loss of their entire investment should invest. See "Risk Factors" and "Dilution."


Nasdaq SmallCap Market
  Symbol...................  RDOC



Pacific Stock Exchange
Symbol.....................  ROB



Proposed EASDAQ Symbol.....  RDOC



CUSIP No. .................  45812 Y 10 8


---------------

(1) Includes 619,355 shares of Common Stock issued in connection with the acquisition of IMMI on September 5, 1997. See "Business -- Acquisition of IMMI." Does not include (i) 4,332,816 shares of Common Stock issuable upon the exercise of warrants at exercise prices ranging from $.01 to $8.25 or
    (ii) 1,168,313 shares of Common Stock issuable upon exercise of outstanding options granted pursuant to the Company's stock option plans at exercise prices ranging from $0.07 to $8.75 per share, including options to purchase 53,398 shares granted subsequent to June 30, 1997. See "Management -- Stock Option Plan," "Certain Transactions" and "Description of Securities.



(2) Does not include (i) 475,766 shares of Common Stock reserved for issuance upon exercise of the Over-Allotment Option, and (ii) 317,177 shares reserved for issuance upon exercise of the Advisors' Warrants. See "Underwriting."

                 SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION


     The summary financial information set forth below is derived from and should be read in conjunction with the Company's consolidated financial statements and unaudited pro forma combined condensed financial statements, including the notes thereto, appearing elsewhere in this Prospectus. The historical summary financial information set forth below does not include data regarding the separate results of operations or financial position of IMMI for the periods and at the dates indicated.


STATEMENT OF OPERATIONS DATA:


                                                                                                                   PRO FORMA
                                                                   PRO FORMA                                       COMBINED
                                          YEAR ENDED               COMBINED            SIX MONTHS ENDED           SIX MONTHS
                                         DECEMBER 31,             YEAR ENDED               JUNE 30,                  ENDED
                                  ---------------------------      DECEMBER       ---------------------------      JUNE 30,
                                     1995            1996         31, 1996(2)        1996            1997           1997(2)
                                  -----------     -----------     -----------     -----------     -----------     -----------
  Net sales.....................  $   174,521     $ 2,280,311     $ 2,727,621     $ 1,064,206     $ 1,379,696     $ 1,997,276
  Gross profit..................      104,342       1,396,159       1,642,587         605,723         848,003       1,180,463
  Operating loss................   (3,925,730)     (3,495,861)     (5,175,998)     (1,505,176)     (1,809,112)     (2,270,394)
  Net loss......................   (4,053,528)     (3,448,829)     (5,134,440)     (1,490,594)     (1,687,591)     (2,102,058)
  Net loss applicable to common
    stockholders................   (4,989,853)     (3,448,829)     (5,134,440)     (1,490,594)     (1,687,591)     (2,102,058)
  Net loss per common and common
    share equivalent............       $(1.19)         $(0.79)         $(1.03)         $(0.34)         $(0.50)         $(0.53)
  Shares used in per share
    calculations(1).............    4,178,877       4,373,947       4,993,302       4,377,643       3,364,567       3,983,922


BALANCE SHEET DATA:


                                                                   JUNE 30, 1997
                                                   ----------------------------------------------
                                                                                      PRO FORMA
                                                                                       COMBINED
                                                                     PRO FORMA       AS ADJUSTED
                                                      ACTUAL        COMBINED(2)         (2)(3)
                                                   ------------     ------------     ------------
  Working capital................................  $  4,367,685     $  4,030,805     $ 23,560,918
  Total assets...................................     6,663,357       11,330,541       30,860,654
  Accumulated deficit............................   (20,788,402)     (21,096,948)     (21,096,948)
  Stockholders' equity...........................     4,654,512        8,235,515       27,765,628


---------------
(1) See Note 2 of notes to consolidated financial statements for an explanation of the determination of the number of shares used in computing net loss per share.


(2) Gives effect to the acquisition of IMMI using the purchase method of accounting as of January 1, 1996 for statement of operations data and as of June 30, 1997 for balance sheet data. The pro forma information is presented for illustrative purposes only and may not be indicative of the results that would have been obtained had the transaction actually occurred on the dates assumed nor is it necessarily indicative of the future combined results of operations. See the unaudited Pro Forma Combined Condensed Financial Statements appearing elsewhere in this Prospectus.



(3) Gives effect to the issuance and sale of 3,171,771 shares of Common Stock offered hereby and the application of the estimated net proceeds from the sale thereof. See "Use of Proceeds." Does not include 4,332,816 shares of Common Stock issuable upon exercise of outstanding warrants at exercise prices ranging from $0.01 to $8.25 per share, (ii) 1,168,313 shares of Common Stock issuable upon exercise of outstanding options granted pursuant to the Company's stock option plans, at exercise prices ranging from $0.07 to $8.75 per share, including options to purchase 53,398 shares granted subsequent to June 30, 1997, or (iii) Common Stock issuable upon exercise of the Over-Allotment Option.

                                  RISK FACTORS

     The securities offered hereby are speculative and involve a high degree of risk, including, but not limited to, the risk factors described below. Each prospective investor should carefully consider the following risk factors before making an investment decision.


     History of Losses; Accumulated Deficit; Anticipated Future Losses. Since its inception, the Company has incurred losses. The Company incurred a net loss of approximately $3,449,000 (on net sales of approximately $2,280,000) for its fiscal year ended December 31, 1996 and a net loss of approximately $4,054,000 (on net sales of approximately $175,000) for its fiscal year ended December 31, 1995. In addition, the Company incurred a net loss of approximately $1,688,000 (on net sales of approximately $1,380,000) for the six months ended June 30, 1997, as compared to a net loss of approximately $1,491,000 (on net sales of approximately $1,064,000), for the six months ended June 30, 1996. IMMI also has incurred losses since its inception, including a net loss of approximately $910,000 (on net sales of approximately $447,000) for its fiscal year ended December 31, 1996, and a net loss of approximately $27,000 (on net sales of approximately $618,000) for the six months ended June 30, 1997, as compared to a net loss of approximately $423,000 (on net sales of approximately $147,000) for the six months ended June 30, 1996. At June 30, 1997, the Company's accumulated deficit was approximately $20,788,000 and IMMI's accumulated deficit was approximately $1,605,000, in each case as a result of continuing losses. The Company expects to continue to incur operating losses until such time, if ever, as it derives significant revenues from the sale of its products. The Company's ability to operate profitably depends upon market acceptance of its orthopaedic and neurosurgical products, the development of an effective sales and marketing organization, and the development of new products and improvements to existing products. There can be no assurance that the Company will obtain FDA approval to market the ROBODOC System in the United States or that its products will achieve market acceptance in the United States, Europe and other foreign markets to generate sufficient revenues to become profitable.



     Limited Operating History. Although the Company commenced operations in October 1990, its operations have consisted primarily of the development and clinical testing of the ORTHODOC and the ROBODOC System, the organization of its manufacturing facility, the hiring of key personnel and the formulation of a plan for marketing the ROBODOC System in Europe. Although commercial sales of the ROBODOC System have been made in Europe, the Company has engaged only in clinical testing of the ROBODOC System in the United States, and the Company's ability to market the ROBODOC System in the United States is dependent upon FDA approval. See "Risk Factors -- Government Regulation." Accordingly, the Company must be evaluated in light of the uncertainties, delays, difficulties and expenses commonly experienced by companies in the early operating stage, which generally include unanticipated problems and additional costs relating to the development and testing of products, regulatory compliance, commencement of production, product introduction and marketing, and competition. Many of these factors may be beyond the Company's control, including but not limited to unanticipated results of product tests requiring modification in product design, changes in applicable government regulations or the interpretation thereof, market acceptance of the Company's products and development of competing products by others. In addition, the Company's future performance also will be subject to other factors beyond the Company's control, including general economic conditions and conditions in the healthcare industry or targeted commercial markets.



     Lengthy Sales Cycle. Since the purchase of a ROBODOC System or NeuroMate System represents a significant capital expenditure for a customer, the placement of orders may be delayed due to customers' internal procedures to approve large capital expenditures. The Company anticipates that the period between initial contact of a customer for a System and submission of a purchase order by that customer could be as long as 9 to 12 months. Furthermore, the current lead time required by the supplier of the robot for either the ROBODOC System or the NeuroMate System is approximately four months after receipt of the order. Although the Company generally intends to require a deposit upon receipt of an order for a System, the Company may be required to expend significant cash resources to fund its operations until the balance of the purchase price is paid. Accordingly, a significant portion of the sales price of a System may not be recognized until a fiscal quarter subsequent to the fiscal quarter in which the Company incurred marketing and sales expenses associated with that order. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements appearing elsewhere herein.


     Challenges of Growth. The Company intends to use a portion of the net proceeds of this Offering to hire and retain sales and marketing, research and development and technical personnel to increase and support sales of Systems and to develop additional surgical applications for its orthopaedic and neurosurgical systems. See "Use of Proceeds." The anticipated growth of the Company will likely result in new and increased responsibilities for management personnel and place significant strain upon the Company's management, operating and financial systems and resources. To accommodate such growth and compete effectively, the Company must continue to implement and improve its operational, financial, management and information systems, procedures and controls, and to expand, train, motivate and manage its personnel. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's future operations. Any failure to implement and improve the Company's operational, financial, management and information systems, procedures or controls, or to expand, train, motivate or manage employees, could materially and adversely affect the Company's business, financial condition and results of operations. See "Risk Factors -- Dependence on Key Personnel," "Business -- Employees" and "Management -- Directors, Executive Officers and Key Employees."



     Available Clinical Data; Risk Versus Benefit Issues. The Company has conducted a randomized clinical trial for the ROBODOC System in the United States at three centers. Of the 120 patients enrolled in the U.S. clinical study, 71 hips received treatment with the ROBODOC System and 65 hips in a control group received conventional THR surgery. In addition, at least 1,400 patients have received treatment with the ROBODOC System in Europe, although not as a part of the formal U.S. clinical study.



     In communications with the Company, the FDA has indicated a strong "preference" for two year post-operative data from patients participating in the U.S. clinical trial, although in a late 1996 meeting the FDA indicated that it may accept a PMA application for filing with only two year post-operative data on some patients and permit the Company to submit the additional post-operative data while the PMA application is under review. However, there can be no assurance that the FDA will not require complete two-year post-operative data on all patients participating in the U.S. clinical trial before accepting a PMA application for filing. The last patient who has received surgery in the U.S. clinical trial will reach the two year post-operative mark in February 1998. The number of patients enrolled in the U.S. clinical study is less than the 300 patients (150 ROBODOC System; 150 control group) initially requested to be studied by the Company in its Investigational Device Exemption ("IDE") application to the FDA. Nonetheless, there have been at least 1,500 primary THR surgeries performed with the ROBODOC System in the combined U.S. clinical trial and the European study (without a control group). If the FDA concludes that the existing clinical data is insufficient to establish the safety and efficacy of the ROBODOC System, the FDA could require the Company to obtain additional clinical data, which could significantly delay completion of the PMA review process, and which could accordingly have a material adverse effect on the Company's business, financial condition and results of operations.


     No assurance can be given that the FDA will agree that the data indicates that the ROBODOC System achieves better implant fit and alignment, that better fit and alignment are significant surgical endpoints or that ROBODOC reduces intraoperative fractures compared to conventional THR surgery, nor can assurance be given that the FDA will agree that the greater surgery time and blood loss associated with the ROBODOC System does not pose a significant safety concern or create an unfavorable risk/benefit ratio. Further, no assurance can be given that the FDA would not require the Company to obtain additional clinical data to resolve any concern about the risk/benefit ratio offered by the ROBODOC System. If the Company were required to obtain such additional data, the FDA review process could be prolonged by several years.

     In February 1995, a law firm specializing in FDA regulatory matters examined an interim report of preliminary data and concluded that it was doubtful that the FDA would find that the device was safe and effective for its intended use, or provided a therapeutic benefit, sufficient to permit PMA approval, if the FDA were presented with the then existing preliminary data or future data qualitatively similar to the preliminary data. The Company believes that the currently available data, which have not been reviewed by an independent third party, address many of the concerns identified in the law firm's report. However, there can be no assurance that the FDA would agree that the Company's current clinical data show that the ROBODOC System is safe and effective for its intended use, provides a therapeutic benefit, or has an acceptable risk/benefit ratio in light of increased surgery time and intraoperative blood loss. In addition, the Company's Director of Regulatory Affairs and Quality Assurance resigned in September 1996 and subsequently has asserted that one of the reasons for his resignation was his concern about the adequacy of the Company's clinical data. See "Business -- Available Clinical Data; Risk Versus Benefit Issues."

  GOVERNMENT REGULATION.

     Summary. The Company's products are subject to continued and pervasive regulation by the FDA and foreign and state regulatory authorities. In the United States, the Company must comply with food and drug laws and with regulations promulgated by the FDA. These laws and regulations require the Company's products to obtain various authorizations prior to being marketed in the United States, and there is no assurance the Company's products will receive these authorizations. The Company's manufacturing facilities and practices will also be subject to FDA regulations. In each foreign market, the Company's products may be subject to substantially different regulations. Failure to comply with U.S. or applicable foreign regulations could have a material adverse effect on the Company. See "Business -- Government Regulation."

  U.S. REGULATION.

     General. Pursuant to the Federal Food, Drug, and Cosmetic Act, as amended, and regulations thereunder (collectively, the "FDC Act"), the FDA regulates the clinical testing, manufacture, labeling, sale, distribution and promotion of medical devices in the United States. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant pre-market clearance or pre-market approval for devices, withdrawal of marketing clearances or approvals, and criminal prosecution. The FDA also has the authority to request recall, repair, replacement or refund of the cost of any device manufactured or distributed by the Company. Failure to comply with regulatory requirements, including any future changes to such requirements, could have a material adverse effect on the Company's business, financial condition and results of operation. See "Business -- Government Regulation."


     Lengthy "Pre-Market" Approval Process for ROBODOC System. Before a new device can be introduced into the U.S. market, the manufacturer must obtain FDA permission to market through either the 510(k) pre-market notification process for medical devices which are substantially similar to other approved medical devices or the costlier, lengthier and less certain pre-market approval ("PMA") application process. The Company intends to submit a PMA in late 1997 for approval to market the ROBODOC System in the United States. The Company intends to make an informal pre-PMA submission of the clinical data to the FDA prior to the submission of a formal PMA application. Depending upon the FDA's review of this informal submission, the target date for submitting a PMA application could be delayed for a significant period. There can be no assurance that the PMA application, once submitted, will be accepted for filing, found approvable, or, if found approvable, will not take longer than expected to obtain approval, or will not include unfavorable post-approval restrictions (for example, limitations on the indicated patient population). See "Risk Factors -- Available Clinical Data; Risk Versus Benefit Issues."


     New surgical applications for the ROBODOC System generally will require FDA approval of a PMA supplement or, possibly, a new PMA. The Company is also likely to require additional FDA approvals, supported by additional clinical data, before incorporating new imaging modalities such as ultrasound and MRI or other new technologies in the ROBODOC System. See "Business -- Government Regulation."

     No Assurance of Approvals; Subsequent Review of Approvals, Etc. There can be no assurance that any of the Company's current or future products will obtain required FDA approvals on a timely basis, or at all, or that the Company will have the necessary resources to obtain such approvals. If any of the Company's products are not approved for use in the United States, the Company will be limited to marketing them in foreign countries. Furthermore, approvals that have been or may be granted are subject to continual review, and later discovery if previously unknown problems result in product labeling restrictions or withdrawal of the product from the market. See
"Business -- Government Regulation."

     Requirement to Follow Good Manufacturing Practices. Assuming the Company obtains the necessary FDA approvals and clearances for its products, in order to maintain such approvals and clearances the Company will be required, among other things, to register its establishment and list its devices with the FDA and with certain state agencies, maintain extensive records, report any adverse experiences on the use of its products and submit to periodic inspections by the FDA and certain state agencies. The FDC Act also requires devices to be manufactured in accordance with the Quality System Regulation ("QSR"), which sets forth good manufacturing practices ("GMP") requirements with respect to manufacturing and quality assurance activities. The QSR revises the previous GMP regulation and imposes certain enhanced requirements that are likely to increase the cost of compliance, including design controls. See "Business -- Government Regulation."


     Foreign Regulation. The introduction of the Company's products in foreign markets has subjected and will continue to subject the Company to foreign regulatory clearances, which may be unpredictable and uncertain, and which may impose substantial additional costs and burdens. The ROBODOC and NeuroMate Systems satisfy the appropriate international electromedical safety standards and comply with the requirements of the Electromagnetic Compatibility Directive, thus allowing the Company to apply the CE Mark under the European Directives and to distribute the ROBODOC and NeuroMate Systems throughout the European Union. Outside the European Union, international sales of medical devices are subject to the regulatory requirements of each country. The regulatory review process varies from country to country. Many countries also impose product standards, packaging requirements, labeling requirements and import restrictions on devices. No assurance can be given that any additional necessary approvals or clearances for the Company's products will be granted on a timely basis, or at all. See "Business -- Government Regulation."


     Adverse Effect of Delays or Loss of Approvals. Delays in the receipt of, or failure to receive, FDA approvals or clearances, or the loss of any previously received approvals or clearances, or limitations on intended use imposed as a condition of such approvals or clearances, would have a material adverse effect on the business, financial condition and results of operations of the Company. See "Business -- Government Regulation."


     Dependence on Principal Product. For the near term, the Company expects to derive most of its revenues from sales of the ROBODOC System. Accordingly, the Company's potential future success and financial performance will depend almost entirely on its ability to successfully market its ROBODOC System. If the Company is unable to obtain the requisite regulatory approvals or to achieve commercial acceptance of its ROBODOC System, the Company's business, financial condition and results of operations will be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     Uncertainty of Market Acceptance. The Company's ability to successfully commercialize its Systems will require substantial marketing efforts and the expenditure of significant funds to inform potential customers, including hospitals and physicians, of its distinctive characteristics and the advantages of using the Systems instead of traditional surgical tools and procedures. Since the Systems employ innovative technology, rather than being an improvement of existing technology, and represents a substantial capital expenditure, the Company expects to encounter resistance to change, which it must overcome to successfully market its products. Failure of the Systems to achieve significant market acceptance would materially and adversely affect the Company's business, financial condition and results of operations.


     Competition. The principal competition for the ROBODOC System is manual surgery performed by orthopaedic surgeons, using surgical power tools and manual devices. The providers of these instruments are the major orthopaedic companies, which include Howmedica, Inc. (a subsidiary of Pfizer, Inc.), located in New York; Zimmer, Inc. (a subsidiary of Bristol-Myers Squibb Company), located in Indiana; Johnson & Johnson Orthopaedics, Inc. (a subsidiary of Johnson & Johnson), located in New Jersey; DePuy, Inc. located in Indiana; Biomet, Inc., located in Indiana; and Osteonics, Inc. (a subsidiary of the Stryker Corporation), located in New Jersey. MAQUET, a manufacturer of operating tables located in Germany, has recently announced that it intends to market a device similar to ROBODOC System in mid 1998. The principal competition for the NeuroMate System are frame-based and frameless navigators, which are manually operated. Approximately twenty navigator models have been introduced, including those by Radionics, Sofamor-Danek and Ohio Medical Surgical products, all located in the United States; Elekta, located in Sweden; and Fischer Leibingher and Brain Lab, both located in Germany. In general, there are companies in the medical products industry capable of developing and marketing computer-controlled robotic systems for surgical applications, many of whom have significantly greater financial, technical, manufacturing, marketing and distribution resources than the Company, and have established reputations in the medical device industry. Furthermore, there can be no assurance that IBM or the University of California, which developed the technology embodied in the ROBODOC System and hold patents relating thereto, will not enter the market or license the technology to other companies.



     There can be no assurance that future competition will not have a material adverse effect on the Company's business. The cost of the Systems represents a significant capital expenditure for a customer and accordingly may discourage purchases by certain customers. See "Business -- Competition."


  UNCERTAINTY REGARDING PATENTS AND PROTECTION OF PROPRIETARY TECHNOLOGY.


     Summary. Certain technology underlying the Company's products is the subject of one United States patent issued to IBM, which IBM has agreed not to enforce against the manufacture and sale of the Company's products, and five patent applications by the Company, the outcome of which applications is uncertain. Third party claims to the technology used in the Company's products could, if valid, require the Company to obtain licenses to the technology; those licenses may not be available on acceptable terms. The technology used in the Company's products could be (a) disclosed by Company employees despite their confidentiality obligations to the Company or (b) independently developed or otherwise acquired by potential competitors. See "Business -- Patents and Proprietary Rights."



     General. The Company's ability to compete successfully may depend, in part, on its ability to obtain and protect patents, protect trade secrets and operate without infringing the proprietary rights of others. The Company's policy is to seek to protect its proprietary position by, among other methods, filing U.S. and foreign patent applications relating to its technology, inventions and improvements that are important to the development of its business. The Company has filed four patent applications, and is preparing for filing additional patent applications covering various aspects of its technology. In addition, IBM has agreed not to assert infringement claims against the Company with respect to an IBM patent relating to robotic medical technology, to the extent such technology is used in the Company's products. Significant portions of the ROBODOC System and ORTHODOC software are protected by copyrights. IBM has granted the Company a royalty-free license for the underlying software code for the ROBODOC System. See "Business -- Patents and Proprietary Rights."


     There can be no assurance that the Company's pending or future patent applications will mature into issued patents, or that the Company will continue to develop its own patentable technologies. Further, there can be no assurance that any patents that may be issued in the future will effectively protect the Company's technology or provide a competitive advantage for the Company's products or will not be challenged, invalidated, or circumvented in the future. In addition, there can be no assurance that competitors, many of which have substantially more resources than the Company and have made substantial investments in competing technologies, will not obtain patents that will prevent, limit or interfere with the Company's ability to make, use or sell its products either in the United States or internationally. See
"Business -- Patents and Proprietary Rights."


     Secrecy of Patent Applications Until Patents Issued. Patent applications in the United States are maintained in secrecy until patents' issue, and patent applications in foreign countries are maintained in secrecy for a period after filing. Publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries and the filing of related patent applications. Patents issued and patent applications filed relating to medical devices are numerous and there can be no assurance that current and potential competitors and other third parties have not filed or in the future will not file applications for, or have not received or in the future will not receive, patents or obtain additional proprietary rights relating to products or processes used or proposed to be used by the Company. See "Business -- Patents and Proprietary Rights."


     Lack of Infringement Study. The Company's patent counsel has not undertaken any infringement study to determine if the Company's products and pending patent applications infringe on other existing patents due to the Company's belief that an infringement study would not be cost-effective, nor offer sufficient protection against potential infringement claims, if and when made. The medical device industry has been characterized by substantial competition and litigation regarding patent and other proprietary rights. The Company intends to vigorously protect and defend its patents and other proprietary rights relating to its proprietary technology. Litigation alleging infringement claims against the Company (with or without merit), or instituted by the Company to enforce patents and to protect trade secrets or know-how owned by the Company or to determine the enforceability, scope and validity of the proprietary rights of others, is costly and time consuming. If any relevant claims of third-party patents are upheld as valid and enforceable in any litigation or administrative proceedings, the Company could be prevented from practicing the subject matter claimed in such patents, or could be required to obtain licenses from the patent owners of each patent, or to redesign its products or processes to avoid infringement. There can be no assurance that such licenses would be available or, if available, would be available on terms acceptable to the Company or that the Company would be successful in any attempt to redesign its products or processes to avoid infringement. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Patents and Proprietary Rights."


     Possibility of Disclosure or Discovery of Proprietary
Information. Although the Company requires each of its employees, consultants, and advisors to execute confidentiality and assignment of inventions and proprietary information agreements in connection with their employment, consulting or advisory relationships with the Company, there can be no assurance that these agreements will provide effective protection for the Company's proprietary information in the event of unauthorized use or disclosure of such information. Furthermore, no assurance can be given that competitors will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's proprietary technology, or that the Company can meaningfully protect its rights in unpatented proprietary technology. See "Business -- Patents and Proprietary Rights."

     Limited Manufacturing Experience. The Company's success will depend in part on its ability to manufacture its products in a timely, cost-effective manner and in compliance with GMP, and manufacturing requirements of other countries, including the International Standards Organization ("ISO") 9000 standards and other regulatory requirements. The manufacture of the Company's products is a complex operation involving a number of separate processes and components. The Company's manufacturing activities to date have consisted primarily of manufacturing limited quantities of systems for use in clinical trials and a limited number of systems for commercial sale. The Company does not have experience in manufacturing its products in the commercial quantities that might be required. Furthermore, as a condition to receipt of PMA approval, the Company's facilities, procedures and practices will be subject to pre-approval and ongoing GMP inspections by FDA.

     Manufacturers often encounter difficulties in scaling up manufacturing of new products, including problems involving product yields, quality control and assurance, component and service availability, adequacy of control policies and procedures, lack of qualified personnel, compliance with FDA regulations, and the need for further FDA approval of new manufacturing processes and facilities. There can be no assurance that manufacturing yields, costs or quality will not be adversely affected as the Company seeks to increase production, and any such adverse effect could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Manufacturing."


     Dependence On Supplier for Robot. Although the Company has multiple sources for most of the components, parts and assemblies used in the ROBODOC and NeuroMate Systems, the Company is dependent on Sankyo Seiki of Japan for the ROBODOC System robot and Audemars-Piguet of Switzerland for the supply of the customized NeuroMate robot. The robot for either the ROBODOC System or the

NeuroMate System can be obtained from other suppliers with appropriate modifications and engineering effort. If the Company were no longer able to obtain the robot from its supplier, there can be no assurance that the delays resulting from the required modifications or engineering effort to adapt alternative components would not have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Manufacturing."



     Reliance on Foreign Sales. From inception through June 30, 1997, substantially all of the Company's sales (other than clinical sales in the United States pursuant to an exemption in the rules and regulations of the FDA for investigational devices) have been to customers in Germany, Austria, France and Japan. The Company believes that until such time, if ever, as it receives approval from the FDA to market the ROBODOC System in the United States, substantially all of its sales for the ROBODOC System will be derived from customers in foreign markets. Foreign sales are subject to certain risks, including economic or political instability, shipping delays, fluctuations in foreign currency exchange rates, changes in regulatory requirements, custom duties and export quotas and other trade restrictions, any of which could have a material adverse effect on the Company's business. To date, payment for substantially all ROBODOC Systems in Europe has been fixed in U.S. Dollars. However, there can be no assurance that in the future the customers will be willing to make payment to the Company for its products in U.S. Dollars. If the U.S. Dollar strengthens substantially against the foreign currency of a country in which the Company sells its products, the cost of purchasing the Company's products in U.S. Dollars would increase and may inhibit purchases of the Company's products by customers in that country. The Company is unable to predict the nature of future changes in foreign markets or the effect, if any, they might have on the Company. See "Business -- Sales and Marketing."



     Dependence on Key Personnel. The Company's business and marketing plan was formulated by, and is to be implemented under the direction of, Dr. Ramesh C. Trivedi, the Chief Executive Officer and President of the Company. Dr. Trivedi is employed by the Company pursuant to an employment agreement terminable by the Company or Dr. Trivedi at any time. The Company has obtained key-man insurance on the life of Dr. Trivedi in the amount of $1,000,000. The Company's growth and future success also will depend in large part on the continued contributions of its key technical and senior management personnel, as well as its ability to attract, motivate and retain highly qualified personnel generally and, in particular, trained and experienced professionals capable of developing, selling and installing the Systems and training surgeons in their use. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in hiring, motivating or retaining such qualified personnel. None of the Company's executive or key technical personnel, other than Dr. Trivedi, is employed by the Company pursuant to an employment agreement with the Company. The loss of the services of Dr. Trivedi or other senior management or key technical personnel, or the inability to hire or retain qualified personnel, could have a material adverse effect on the Company's business, financial condition and results of operations. "See Management."



     Control of the Company; Ownership of Shares by Current Management and Principal Securityholders. Upon completion of this Offering, the current executive officers, directors and other significant securityholders of the Company will continue to own or have rights to acquire 4,335,626 shares of Common Stock (or approximately 38% of the shares of Common Stock on a fully diluted basis). Although these securityholders may or may not agree on any particular matter that is the subject of a vote of the stockholders, these securityholders may be effectively able to control the outcome of any issues which may be subject to a vote of securityholders, including the election of directors, proposals to increase the authorized capital stock, or the approval of mergers, acquisitions, or the sale of all or substantially all of the Company's assets. See "Security Ownership of Certain Beneficial Owners and Management."



     Need for Additional Financing. Although the Company anticipates that the net proceeds of this Offering, together with cash flow from operations, will be sufficient to finance its operations for at least 24 months following the date of this Prospectus, there can be no assurance that the Company will not require additional financing at an earlier date. This will depend upon the Company's ability to generate sufficient sales of its products, and the timing of required expenditures. If the Company is required to obtain financing in the future, there can be no assurance that such financing will be available on terms acceptable to the Company, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     Product Liability. The manufacture and sale of medical products exposes the Company to the risk of significant damages from product liability claims. The Company maintains product liability insurance against product liability claims in the amount of $5 million per occurrence and $5 million in aggregate. In addition, in connection with the sale of ROBODOC Systems, the Company enters into indemnification agreements with its customers pursuant to which the customers indemnify the Company against any claims against it arising from improper use of the ROBODOC System. There can be no assurance, however, that the coverage limits of the Company's insurance coverage, that such insurance can be maintained at acceptable costs, or that customers will be able to satisfy indemnification claims. Although the Company has not experienced any product liability claims to date, a successful claim brought against the Company in excess of its insurance coverage could have a materially adverse effect on the Company's business, financial condition, and results of operations.


     Limitation on Director Liability. The Company's certificate of incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions under Delaware law. This may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on behalf of the Company against a director. In addition, the Company's By-laws provide for mandatory indemnification of directors and officers. See "Management -- Indemnification of Officers and Directors and Limitation on Director Liability."

     Absence of Dividends. Since inception, the Company has not paid any dividends on its Common Stock and it does not anticipate paying such dividends in the foreseeable future. The Company intends to retain earnings, if any, to finance its operations. See "Dividend Policy."


     Possible Volatility of Market Price for the Common Stock. Since the completion of the Company's initial public offering in November 1996, the market price of the Common Stock has fluctuated significantly. The Company believes that factors such as announcement of developments related to the Company's business, announcements of technological innovations or new products by the Company or its competitors, sales of the Company's Common Stock in the public market, and shortfalls or changes in the Company's financial results from analysts' expectations could cause the price of the Common Stock to fluctuate substantially. The Company's operating results and various factors affecting the medical device industry generally also may significantly impact the market price of the Company's securities. In addition, the stock market generally, and the securities of technology companies in particular, have experienced a high level of price and volume volatility, and market prices for the securities of many companies have experienced wide price fluctuations not necessarily related to the operating performance of such companies. There can be no assurance that the market price of the Common Stock will not experience significant fluctuations or decline below the public offering price.



     Possible Volatility of Market Price for Common Stock Due to Dual Listing in Different Currencies. Following the completion of the Offering, the Common Stock will be quoted on the Nasdaq SmallCap Market in US dollars, and quoted on EASDAQ in Deutsche Marks. Fluctuations in the value of the US dollar against the Deutsche Mark may affect the market value of the Common Stock and result in trading therein by currency speculators or otherwise, which may cause further volatility in the price of the Common Stock.



     Shares Eligible for Future Sale. No assurance can be given as to the effect, if any, that future sales of Common Stock, or the availability of shares of Common Stock for future sales, will have on the market price of the Common Stock from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of warrants or stock options), or the possibility of such sales, could adversely affect the market price of the Common Stock and also impair the Company's ability to raise capital through an offering of its equity securities in the future. Upon completion of this Offering, the Company will have 7,158,082 shares of Common Stock outstanding, of which only 4,712,989 shares of Common Stock will be transferable without restriction under the Securities Act of 1933 (the "Securities Act"). The remaining 2,445,093 shares, issued in private transactions, will be "restricted securities" (as that term is defined in Rule

144 promulgated under the Securities Act) which may be publicly sold only if registered under the Securities Act or if sold in accordance with an applicable exemption from registration, such as Rule 144. In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted securities for at least one year, is entitled to sell (together with any person with whom such individual is required to aggregate sales), within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the Common Stock is quoted on Nasdaq or a national securities exchange, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least three months and who has beneficially owned restricted securities for at least two years is entitled to sell such restricted securities under Rule 144 without regard to any of the limitations described above. Officers, directors and the other existing securityholders of the Company, owning or having rights to acquire in the aggregate 5,129,759 shares of Common Stock constituting restricted securities, have agreed not to sell or otherwise dispose of any shares of Common Stock prior to May 21, 1998 ("Lock-Up Agreements"), without the prior written consent of Rickel & Associates, Inc., managing underwriter of the Company's initial public offering. Following expiration of the term of the Lock-Up Agreements, 1,828,778 shares of Common Stock will become eligible for resale pursuant to Rule 144 commencing in the second quarter of 1998, subject to the volume limitations and compliance with the other provisions of Rule 144. In addition, securityholders of the Company owning or having rights to acquire in the aggregate 4,030,649 shares of Common Stock granted certain registration rights with respect to those shares have agreed that they will not exercise such registration rights prior to May 21, 1998. The Company has agreed to file a registration statement for the resale in the United States of the 619,355 shares of Common Stock ("the IMMI Shares") issued in connection with the acquisition of IMMI, on or about November 21, 1997. The shareholders of IMMI have agreed not to sell their IMMI Shares prior to March 5, 1999, except as follows: (i) prior to December 5, 1997, an aggregate of 50,000 shares; (ii) from December 6, 1997 through March 5, 1998, an aggregate of 50,000 shares plus 1% of the total number of shares of Common Stock traded on Nasdaq during the preceding three month period; (iii) from March 6, 1998 through June 5, 1998, an aggregate of 75,000 shares plus 1% of the total number of shares of Common Stock traded on Nasdaq during the preceding three month period; (iv) from June 6, 1998 through September 5, 1998, an aggregate of 100,000 shares plus 1% of the total number of shares of Common Stock traded on Nasdaq during the preceding three month period; (v) from September 6, 1998 through December 5, 1998, an aggregate of 100,000 shares plus 1% of the total number of shares of Common Stock traded on Nasdaq during the preceding three month period; and (vi) from December 6, 1998 through March 5, 1999, an aggregate of 100,000 shares plus 1% of the total number of shares of Common Stock traded on Nasdaq during the preceding three month period. Thereafter, the IMMI Shares must be resold in compliance with the volume limitation and other conditions of Rule 144. The Company also has granted the former shareholders of IMMI piggyback registration rights (other than in connection with the Offering and certain other types of offerings) for resales of the IMMI Shares. The Company granted Rickel & Associates, Inc. certain registration rights with respect to the shares of Common Stock and warrants issuable upon exercise of the underwriter's warrants issued in connection with that offering. Furthermore, the holders of the Advisors' Warrants have demand and piggyback registration rights with respect to the shares of Common Stock issuable upon exercise thereof. See "Description of Securities -- Shares Eligible for Future Sale," "Description of Securities -- Registration Rights," "Certain Transactions" and "Underwriting."



     Effect of Issuance of Common Stock Upon Exercise of Warrants and Options; Possible Issuance of Additional Options. Immediately after the Offering, the Company will have an aggregate of 1,942,855 shares of Common Stock authorized but unissued and not reserved for specific purposes and an additional 5,899,063 shares of Common Stock unissued but reserved for issuance pursuant to (i) the Company's stock option plans, (ii) outstanding warrants, and (iii) exercise of the Advisors' Warrants . All of such shares may be issued without any action or approval by the Company's stockholders. Although there are no present plans, agreements, commitments or undertakings with respect to the issuance of additional shares or securities convertible into any such shares by the Company, any shares issued would further dilute the percentage ownership of the Company held by the public stockholders. The Company has agreed with Rickel & Associates, Inc. that it will not issue any securities, or rights thereto, without its consent until November 21,

1999. Rickel & Associates, Inc. has consented to the issuance of the securities specifically described herein. The Company also has agreed with Investmentbank Austria that for a period of six months following the closing of this Offering, it will not issue or sell, offer or contract to issue or sell, grant any option for issuance or sale of, or otherwise dispose of, directly or indirectly, any Common Stock or any securities convertible into, exchangeable for, or representing the right to receive Common Stock without, in each case, the prior written consent of Investmentbank Austria, which consent will not be unreasonably withheld.


     The exercise of warrants or options and the sale of the underlying shares of Common Stock (or even the potential of such exercise or sale) may have a depressive effect on the market price of the Company's securities. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of outstanding warrants and options can be expected to exercise them, to the extent they are able, at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the warrants and options. See "Management -- Stock Option Plan," "Description of Securities" and "Underwriting."

     Possible Adverse Effect of Issuance of Preferred Stock. The Company's certificate of incorporation authorizes the issuance of 1,000,000 shares of "blank check" preferred stock, with designations, rights and preferences determined from time to time by the Company's Board of Directors. Accordingly, the Company's Board of Directors is empowered, without further stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company, since the terms of the preferred stock that might be issued could effectively restrict the Company's ability to consummate a merger, reorganization, sale of all or substantially all of its assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the preferred stock. The Company has no current plans to issue any shares of preferred stock. However, there can be no assurance that preferred stock will not be issued at some time in the future. The Company has agreed with Rickel & Associates, Inc. that it will not issue any securities, or rights thereto, without its consent until November 21, 1999, Rickel & Associates, Inc. has consented to the issuance of the securities specifically described herein. See "Description of Securities -- Preferred Stock."

     Antitakeover Provisions of Delaware Business Combination Statute. The Company is subject to Section 203 of the Delaware General Corporation Law ("DGCL"), which limits transactions between a publicly held company and "interested stockholders" (generally, those stockholders who, together with their affiliates and associates, own 15% or more of a company's outstanding capital stock). This provision of the DGCL also may have the effect of deterring certain potential acquisitions of the Company. See "Description of Securities -- Statutory Provisions Affecting Stockholders."


     Risks Associated with Forward-Looking Statements Included in this Prospectus. This Prospectus contains certain forward-looking statements regarding, among other items, the Company's expansion strategy. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                                USE OF PROCEEDS



     The net proceeds to the Company from the sale of the shares of Common Stock offered hereby, after deducting underwriting discounts and other expenses of the Offering, are estimated to be $19,530,113 ($22,507,862 if the Over-Allotment Option is exercised in full). The Company expects to use the net proceeds of the Offering as follows:



                                                                 APPROXIMATE
                                                                   AMOUNT        PERCENT
                                                                 -----------     -------
        Product development(1).................................  $ 7,910,000       40.5%
        Sales and marketing(2).................................    7,735,000       39.6%
        Investment in clinic(3)................................      290,000        1.5%
        Working capital and general corporate purposes.........    3,595,000       18.4%
                                                                  ----------        ---
          Total................................................  $19,530,000      100.0%
                                                                  ==========        ===


---------------

(1) Includes development of software packages for total knee replacement and acetabulum surgeries, as well as neurosurgical applications and product design improvements.



(2) Represents costs associated with marketing and sales activities with respect to the Company's products, including advertising and promotional activities, as well as participation in trade shows. Also includes costs associated with market development and sales activities.


(3) Represents costs associated with an investment to be made in a clinic located in Spain which is intended to be a training center for use of the ROBODOC System for surgeons from Southern Europe, Latin America and the Middle East.


     Additional proceeds from the exercise of the Over-Allotment Option will be added to the Company's working capital and be available for general corporate purposes. Pending application, the Company will invest the net proceeds of this Offering in United States government securities and investment-grade commercial paper.


     The Company has not determined the specific allocation of the net proceeds among the various uses described above. Specific allocations of such net proceeds will ultimately depend on the development of the Company's products and the related technology, the adaptation of its products to additional surgical applications and commercial acceptance of its products. The Company anticipates, based on currently proposed plans and assumptions relating to its operations, that the net proceeds of this Offering will be sufficient to satisfy the Company's anticipated cash requirements for at least 24 months following the date of this Prospectus.

                            MARKET FOR COMMON STOCK

                        AND RELATED STOCKHOLDER MATTERS


     Since November 21, 1996, the Company's Common Stock and Warrants have traded on the Nasdaq SmallCap Market under the symbols "RDOC" and "RDOCW", respectively. The Company's Common Stock and Warrants also are listed on the Pacific Stock Exchange under the symbols "ROB" and "ROBWS", respectively.*



     Set forth below are the high and low bid prices for the Common Stock and Warrants on the Nasdaq SmallCap Market for each quarter since November 21, 1996. Nasdaq SmallCap quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.


                             NASDAQ SMALLCAP MARKET


                                                           COMMON STOCK           WARRANTS
                                                             ("RDOC")             ("RDOCW")
                                                          --------------       ---------------
    QUARTER ENDED                                         HIGH      LOW        HIGH       LOW
    ----------------------------------------------------  ----      ----       ----      -----
    December 31, 1996...................................  $5 3/4    $  5       $  1      $ 1/2
    March 31, 1997......................................  $6 3/4    $  5       $1 1/2    $ 5/8
    June 30, 1997.......................................  $7 5/8    $  5       $2 1/4    $7/16
    September 30, 1997 (through September 18, 1997).....  $9 1/4    $6 5/8     $3 1/8    $1 5/8



     On September 23, 1997, the closing bid price of the Common Stock and Warrants on the Nasdaq SmallCap Market was $7 1/2 and $2 1/8, respectively.



     As of September 1, 1997, there were 64 holders of record of the Common Stock and 7 holders of record of the Warrants.

---------------


* No trading activity has been reported by the Pacific Stock Exchange.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company (i) as of June 30, 1997, (ii) as of June 30, 1997 Pro Forma Combined to reflect the acquisition of IMMI on September 5, 1997 and (iii) such pro forma capitalization on an as adjusted basis to give effect to the sale of the 3,171,771 shares of Common Stock offered hereby, and the application of the estimated net proceeds thereof. The information set forth below should be read in conjunction with the consolidated financial statements, unaudited pro forma combined condensed financial statements, and notes thereto appearing elsewhere in this Prospectus, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Use of Proceeds."



                                                            PRO FORMA         PRO FORMA COMBINED
                                          ACTUAL(1)       COMBINED(1)(2)     AS ADJUSTED(1)(2)(3)
                                         ------------     --------------     --------------------
    Long-term debt.....................  $         --      $    184,727          $    184,727
                                         ------------      ------------
    Stockholders' equity:
      Preferred stock, $0.01 par value,
         1,000,000 shares authorized,
         no shares issued or
         outstanding...................            --                --                    --
      Common stock, $0.01 par value,
         15,000,000 shares authorized;
         Actual 3,366,956 shares issued
         and outstanding; 3,986,311
         shares issued and outstanding
         pro forma combined; 7,158,082
         shares issued and outstanding
         pro forma combined as
         adjusted......................        33,669            39,863                71,581
      Additional paid-in capital.......    25,775,656        29,659,011            49,159,269
      Deferred stock compensation......      (336,417)         (336,417)             (336,417)
      Accumulated translation
         adjustment....................       (29,994)          (29,994)              (29,994)
      Accumulated deficit..............   (20,788,402)      (21,096,948)          (21,096,948)
                                         ------------      ------------
    Total stockholders' equity.........     4,654,512         8,235,515            27,767,491
                                         ------------      ------------
              Total capitalization.....  $  4,654,512      $  8,420,242          $ 27,952,218
                                         ============      ============


---------------

(1) Does not include (i) 4,332,816 shares of Common Stock issuable upon exercise of outstanding warrants at exercise prices ranging from $0.01 to $8.25 per share, and (ii) 1,168,313 shares of Common Stock issuable upon exercise of outstanding options granted pursuant to the Company's stock option plans, at exercise prices ranging from $0.07 to $8.25 per share, including options to purchase 53,398 shares granted subsequent to June 30, 1997. See "Certain Transactions."



(2) See the unaudited Pro Forma Combined Condensed Financial Statements appearing elsewhere in this prospectus.



(3) Does not include shares of Common Stock reserved for issuance upon exercise of the Over-Allotment Option or the Advisors' Warrants, or the proceeds therefrom.

                                    DILUTION


     The pro forma combined net tangible book value of the Company as of June 30, 1997 was $4,391,273 or approximately $1.10 per share of Common Stock. The pro forma combined net tangible book value of the Company as of June 30, 1997 includes the effect of the acquisition of IMMI on September 5, 1997. The net tangible book value of the Company is the tangible assets less total liabilities. Dilution per share to new investors represents the difference between the amount paid per share of Common Stock by purchasers in the Offering, and the pro forma combined adjusted net tangible book value per share after the Offering.



     After giving effect to the sale by the Company of the 3,171,771 shares of Common Stock offered hereby, the pro forma combined adjusted net tangible book value of the Company as of June 30, 1997, would have been $23,921,386 or $3.34 per share. This represents an increase in net tangible book value per share of $2.24 to the Company's existing stockholders and an immediate dilution of $3.79 per share (or approximately 53% of the offering price) to new stockholders purchasing shares of Common Stock in the Offering. The following table illustrates this dilution on a per share basis:



            Public offering price per share.....................            $ 7.13
            Pro forma combined net tangible book value before
              Offering..........................................  $1.10
            Increase attributable to new investors..............   2.24
                                                                  -----
            Pro forma combined adjusted net tangible book value
              after Offering....................................              3.34
                                                                             -----
            Dilution to new investors...........................            $ 3.79
                                                                             =====



     The above table does not include the possible exercise of outstanding stock options or warrants. As of June 30, 1997, there were outstanding options to purchase an aggregate of 1,114,915 shares of Common Stock having exercise prices from $0.07 per share to $7.84 per share and outstanding warrants to purchase an aggregate of 4,332,816 shares of Common Stock having exercise prices from $0.01 per share to $8.25 per share. To the extent that stock options or warrants are exercised at prices below the public offering price per share, there will be further dilution to new investors. See "Certain Transactions," "Description of Securities" and "Underwriting."



     The information in the following table summarizes the number and percentages of shares of Common Stock, purchased from the Company through June 30, 1997, the amount and percentage of consideration paid and the average price per share paid to the Company by existing stockholders and by new investors pursuant to the Offering. The information also includes 619,355 shares of Common Stock issued by the Company on September 5, 1997 in connection with the acquisition of IMMI.



                                                            TOTAL CONSIDERATION      AVERAGE PRICE
                                    SHARES PURCHASED               PAID                PER SHARE
                                   -------------------     ---------------------     -------------
    Existing Stockholders........  3,986,311      55.7%    $24,551,043      52.0%       $  6.16
    New Investors................  3,171,771      44.3%     22,624,434      48.0%          7.13
                                   ---------     -----     -----------     -----
                                   7,158,082     100.0%    $47,175,477     100.0%
                                   =========     =====     ===========     =====



     The information in the foregoing table excludes 1,168,313 shares of Common Stock issuable upon the exercise of outstanding options (including options to purchase 53,398 shares granted subsequent to June 30, 1997), 4,332,816 shares of Common Stock issuable upon exercise of outstanding warrants, 475,765 shares of Common Stock reserved for issuance upon exercise of the Over-Allotment Option and 317,177 shares of Common Stock reserved for issuance pursuant to the Advisors' Warrants. See "Capitalization" and "Underwriting."


                                DIVIDEND POLICY

     The payment of dividends by the Company is within the discretion of its Board of Directors and depends in part upon the Company's earnings, capital requirements and financial condition. Since its inception, the Company has not paid any dividends on its Common Stock and does not anticipate paying such dividends in the foreseeable future. The Company intends to retain earnings, if any, to finance its operations.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION


     The following table sets forth selected consolidated financial information regarding the results of operations and financial position of the Company for the periods and at the dates indicated. The financial statements of the Company as of December 31, 1996 and for the years ended December 31, 1995 and 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included elsewhere in this Prospectus. The selected financial information as of June 30, 1997 and for the six months ended June 30, 1996 and 1997 are derived from the unaudited interim consolidated financial statements of the Company set forth elsewhere in this Prospectus and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for the fair presentation of its results of operations for such periods. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the full year. The historical selected consolidated financial information set forth below does not include data regarding the results of operations or financial position of IMMI for the periods and at the dates indicated. This data should be read in conjunction with the Company's consolidated financial statements (including the notes thereto) and the Company's unaudited interim consolidated financial statements appearing elsewhere in this Prospectus, and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


STATEMENT OF OPERATIONS DATA:


                                                                              SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,             JUNE 30,
                                             -------------------------   --------------------------
                                                1995          1996          1996           1997
                                             -----------   -----------   -----------   ------------
Net sales................................... $   174,521   $ 2,280,311   $ 1,064,206   $  1,379,696
Cost of sales...............................      70,179       884,152       458,483        531,693
                                             -----------   -----------    ----------   ------------
                                                 104,342     1,396,159       605,723        848,003
Operating expenses:
  Selling, general and administrative.......   1,668,947     2,066,236       887,283      1,383,596
  Research and development..................   2,361,125     2,468,535       977,616      1,183,519
  Stock compensation........................          --       357,249       246,000         90,000
                                             -----------   -----------    ----------   ------------
                                               4,030,072     4,892,020     2,110,899      2,657,115
Other income (expense):
  Interest income...........................     107,306        87,933        38,723        125,147
  Interest expense..........................    (287,792)           --            --             --
  Other.....................................      55,801       (30,635)      (20,958)        14,374
                                             -----------   -----------    ----------   ------------
Loss before provision for income taxes......  (4,050,415)   (3,438,563)   (1,487,411)    (1,669,591)
Provision for income taxes..................       3,113        10,266         3,183         18,000
                                             -----------   -----------    ----------   ------------
Net loss....................................  (4,053,528)   (3,448,829)   (1,490,594)    (1,687,591)
Preferred stock dividends...................    (936,325)           --            --             --
                                             -----------   -----------    ----------   ------------
Net loss applicable to common
  stockholders.............................. $(4,989,853)  $(3,448,829)  $(1,490,594)  $ (1,687,591)
                                             ===========   ===========    ==========   ============
Net loss per common and common share
  equivalent................................ $     (1.19)  $     (0.79)  $     (0.34)  $      (0.50)
                                             ===========   ===========    ==========   ============
Shares used in per share calculations(1)....   4,178,877     4,373,947     4,377,643      3,364,567
                                             ===========   ===========    ==========   ============


BALANCE SHEET DATA:


                                                                DECEMBER 31, 1996     JUNE 30, 1997
                                                                -----------------     --------------
Working capital...............................................     $ 6,053,430         $  4,367,685
Total assets..................................................       8,029,431            6,663,357
Accumulated deficit...........................................     (19,100,811)         (20,788,402)
Stockholders' equity..........................................       6,322,304            4,654,512


---------------
(1) See Note 2 of notes to consolidated financial statements for an explanation of the determination of the number of shares used in computing net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL


     The following discussion and analysis, which relates solely to the operations of Integrated Surgical Systems, Inc. and does not include the operations of IMMI which it acquired on September 5, 1997, should be read in conjunction with the consolidated financial statements of Integrated Surgical Systems, Inc., including the notes thereto, appearing elsewhere in this Prospectus.


     From its inception in October 1990, the Company has been primarily engaged in the development and clinical evaluation of the ROBODOC System. Net sales are derived from the sale of ROBODOC Systems and related consumables. Prior to 1996, sales of the ROBODOC System were limited to sales for clinical evaluation. The ROBODOC System satisfies the appropriate international standards for medical electrical equipment and the Electromagnetic Compatibility Directive ("CE Mark"), and complies with the relevant provisions of the Medical Device Directive for a Class IIb Medical Device, thus allowing the Company to distribute the ROBODOC System throughout the European Union. The Company sold its first commercial ROBODOC System to a clinic in Germany in March 1996. The Company intends to use a significant portion of the net proceeds of this Offering for marketing and sales in Europe. See "Use of Proceeds."

     In the United States, the Company's products are subject to regulation by the FDA. The Company intends to file an application for pre-market approval with the FDA in late 1997 for approval to market the ROBODOC System in the United States. See "Risk Factors -- Government Regulation" and "Business -- Government Regulation."

     Until the commercial introduction of the ROBODOC System in the first quarter of 1996, the Company operated as a development stage enterprise, and incurred a net loss for each period since its inception. The Company intends to develop additional surgical applications for the ROBODOC System and to significantly increase its technical staff. The Company also plans to increase spending on sales and marketing. See "Use of Proceeds." The Company expects operating losses to continue until sales of its products increase significantly. See "Risk Factors -- History of Losses; Accumulated Deficit; Anticipated Future Losses."

RESULTS OF OPERATIONS


  Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996



     Net Sales. Net sales for the six months ended June 30, 1997 (the "1997 Interim Period") were approximately $1,380,000, largely attributable to the sale of two ROBODOC Systems, compared to the six months ended June 30, 1996 (the "1996 Interim Period") of approximately $1,064,000 which included the sale of three ROBODOC Systems. The increase in net sales for the 1997 Interim Period is due to a higher average selling price of the ROBODOC System to customers, as compared to the initial commercial units sold in 1996. The selling price of the ROBODOC System is negotiated with each customer and varies based upon the terms of payment, terms of the service contract and arrangements for supplying consumables.



     Cost of Sales. Cost of sales for the 1997 Interim Period was approximately $532,000 (39% of net sales) as compared to the 1996 Interim Period of approximately $458,000 (43% of net sales). The improved cost as a percent of sales in the 1997 Interim Period is a result of higher selling prices for the ROBODOC System. Manufacturing overhead costs in the 1997 Interim Period increased $74,000 as the Company moved from it's pilot manufacturing operation in the 1996 Interim Period towards creating the infrastructure necessary to support on-going manufacturing.



     Selling, General and Administrative. Selling, general and administrative expenses for the 1997 Interim Period (approximately $1,384,000) increased by approximately $497,000, or 56%, as compared to the 1996 Interim Period (approximately $887,000). Marketing costs increased approximately $264,000 with the addition of a European Sales Manager, increased participation in medical conferences and travel to potential customer sites. General and administrative costs increased approximately $233,000 to support increased growth and as well as investor relations.

     Research and Development. Research and development expenses for the 1997 Interim Period (approximately $1,184,000) increased by approximately $206,000, or approximately 21%, as compared to the 1996 Interim Period (approximately $978,000), due to additional engineering staff required to support new applications of existing products and new product development projects.



     Stock Compensation. Stock compensation expense during the 1997 Interim Period was $90,000, $156,000 lower than the 1996 Interim Period ($246,000). This decrease is due to the immediate vesting of certain stock options in the 1996 Interim Period. The Company charged to operations in 1996 deferred stock compensation relating to stock options granted during 1996 with exercise prices less than the estimated fair value of the Company's Common Stock, as determined by an independent valuation analysis, on the date of grant. Deferred compensation for the non-vested portion is being amortized into expense over the vesting period of the stock options, which generally range from three to five years. Stock compensation expense in the 1997 Interim Period represents the additional vesting which occurred in the first six months of 1997.



     Interest Income. Interest income for the 1997 Interim Period (approximately $125,000) increased by approximately $86,000, or 221%, as compared to the 1996 Interim Period (approximately $39,000), primarily due to higher average cash balances during the 1997 Interim Period as a result of the Company's initial public offering in November 1996.



     Other Income and Expense. Other income for the 1997 Interim Period was approximately $14,000 compared to an expense of approximately $21,000 in the 1996 Interim Period. The primary reason for the difference is the weakening of the Dutch Guilder against the U.S. Dollar during 1996, as compared to a strengthening Dutch Guilder against the dollar in the first six months of 1997. This resulted in currency transaction gains and losses on the U.S. currency obligations of the Company's wholly owned subsidiary in The Netherlands, Integrated Surgical Systems BV.



     Net Loss. The net loss for the 1997 Interim Period (approximately $1,688,000) increased by approximately $197,000, or approximately 13%, as compared to the net loss for the 1996 Interim Period (approximately $1,491,000), primarily due to the higher operating expenses partially offset by improved gross margins. The improved gross margin is primarily attributable to a higher selling price for the ROBODOC System.



  Fiscal Years Ended December 31, 1996 and 1995


     Net Sales. Net sales for the fiscal year ended December 31, 1996 ("Fiscal 1996") increased by approximately $2,106,000, as compared to the fiscal year ended December 31, 1995 ("Fiscal 1995"). The increase is a result of commercial sales of the ROBODOC System to customers in Germany and Austria. No ROBODOC Systems were sold during Fiscal 1995. Sales of consumables during Fiscal 1996 (approximately $140,000, or 6% of net sales), decreased by approximately $35,000, or 20%, as compared to Fiscal 1995 when sales of consumables accounted for all net revenue, primarily due to certain number of consumables being provided without charge to new customers during 1996.

     Cost of Sales. Cost of sales for Fiscal 1996 (approximately $884,000) increased by approximately $814,000 as compared to Fiscal 1995 (approximately $70,000), as a result of the first commercial sales of the ROBODOC System in Fiscal 1996. Cost of sales as a percentage of net sales was 39% for Fiscal 1996 and 40% for Fiscal 1995.

     Selling, General and Administrative. Selling, general and administrative expenses for Fiscal 1996 (approximately $2,066,000), increased by approximately $397,000, or 24%, as compared to Fiscal 1995 (approximately $1,669,000), primarily due to the Company's participation in tradeshows in Europe during Fiscal 1996.

     Research and Development. Research and development expenses for Fiscal 1996 (approximately $2,469,000) increased by approximately $108,000, or approximately 5%, as compared to Fiscal 1995 (approximately $2,361,000), primarily due to staff increases required for development of additional applications.

     Stock Compensation. During Fiscal 1996, the Company recorded deferred stock compensation of approximately $784,000 relating to stock options granted during the period with exercise prices less than the estimated fair value of the Company's Common Stock, as determined by an independent valuation analysis, on the date of grant. The deferred stock compensation is being amortized into expense over the vesting period of the stock options, which generally ranges from 3 to 5 years. Deferred compensation relating to stock options which vested immediately was expensed on the date of grant. Compensation expense of approximately $357,000 was recorded during Fiscal 1996 relating to these stock options, and the remaining $427,000 will be amortized into expense in future periods.


     Interest Income. Interest income for Fiscal 1996 (approximately $88,000) decreased by approximately $19,000, or 18%, as compared to Fiscal 1995 (approximately $107,000), due to money market conditions resulting in improved return on the Company's investments during Fiscal 1995.

     Interest Expense. The Company had no interest expense for Fiscal 1996 compared to Fiscal 1995 (approximately $288,000). Interest expense for Fiscal year 1995 was primarily associated with a $3,000,000 convertible note, bearing interest at 9.25% per annum. The principal amount of this note, together with interest that had accrued from the date of issuance, was converted in December 1995 into a warrant to purchase Common Stock.

     Other Income and Expense. Other expense for Fiscal 1996 was approximately $31,000, as compared to other income for Fiscal 1995 of approximately $56,000. The primary reason for the difference is the strengthening of the Dutch Guilder against the U.S. Dollar during Fiscal 1995, as compared to a weakening of the Dutch Guilder against the U.S. Dollar in Fiscal 1996. This resulted in currency transaction gains and losses on the U.S. currency obligations of the Company's wholly owned subsidiary in The Netherlands, Integrated Surgical Systems BV.

     Provision for Income Taxes. As a result of the issuance of the Company's Series D Preferred Stock in connection with the recapitalization of the Company in December 1995, a change of ownership (as defined in Section 382 of the Internal Revenue Code of 1986, as amended) occurred. As a result of this change, the Company's federal and state net operating loss carryforwards generated through December 31, 1995 (approximately $13,500,000 and $4,500,000, respectively) will be subject to a total annual limitation in the amount of approximately $400,000. Except for the amounts described below, the Company expects that the carryforward amounts will not be available prior to the expiration of the carryforward periods. As a consequence of the limitation, the Company had at December 31, 1996 a net operating loss carryover of approximately $8,700,000 for federal income tax purposes which expires between 2005 and 2011, and a net operating loss carryforward of approximately $2,100,000 for state income tax purposes which expires between 1997 and 2001. See Note 7 of notes to consolidated financial statements.

     Net Loss. The net loss for Fiscal 1996 (approximately $3,449,000) decreased by approximately $605,000, or 15%, as compared to the net loss for Fiscal 1995 (approximately $4,054,000), primarily due to improved gross margin partially offset by an increase in operating expenses, principally due to stock compensation expense, increased participation in tradeshows in Germany and increased research and development staffing.

     Preferred Stock Dividends. The Company accumulated preferred stock dividends on the Series B and Series C Preferred Stock at 8% per annum until December 1995, when these cumulative dividends, together with the Series B and Series C Preferred Stock, were converted into Common Stock. The Series D Preferred Stock, which was outstanding until it was automatically converted upon the close of the Company's Initial Public Offering, did not provide for cumulative dividends.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, the Company's expenses have exceeded net sales. Operations have been funded primarily from the issuance of debt and the sale of equity securities aggregating approximately $23.8 million. In addition, the Company was the beneficiary of proceeds from a $3 million key-man life insurance policy in 1993 upon the death of one of its executives.


     The Company used cash from operating activities of approximately $3,508,000, $3,432,000, $1,781,000 and $2,182,000 in Fiscal 1995, Fiscal 1996,
and the 1996 and 1997 Interim Periods, respectively. Net cash used for operations in each of these periods resulted primarily from the net loss. Cash used for operations in Fiscal 1995 reflected a decrease in inventory of approximately $138,000 due to the disbursement of items in inventory to conduct clinical trials, an increase in other liabilities due to an accrual to recognize costs related to the completion of the Robodoc clinical trials and payments made under a severance agreement with a former executive officer in the approximate amount of $163,000. Cash used for operations in Fiscal 1996 reflected a payment made on a note payable held by a supplier, a decrease in a customer deposit relating to the delivery of a commercial system and increases in accounts receivable and inventory. Cash used for operations in the 1996 Interim Period reflected a payment made on a note payable held by a supplier and a decrease in a customer deposit relating to the delivery of a commercial system. Cash used for operations in the 1997 Interim Period reflected an increase in inventories, an increase in customer deposits, a decrease in receivables and a decrease in payables to a subcontractor. The Company is eligible to receive reimbursement for 49% of its qualified expenditures under the terms of a grant from the National Institute for Standards & Technology ("NIST"). The Company received reimbursements from this program of approximately $19,000 and $116,000 for Fiscal 1995 and Fiscal 1996, respectively.



     The Company's investing activities have consisted primarily of expenditures for property and equipment which totaled approximately $121,000, $41,000, $10,000 and $102,000 in Fiscal 1995, Fiscal 1996, and the 1996 and 1997 Interim Periods, respectively. Included in Fiscal 1995 is a ROBODOC System owned by the Company and placed in a clinic in Germany for clinical evaluation. This system was sold to the clinic during Fiscal 1996.



     Cash provided by financing activities from inception through June 30, 1997 comprised the net cash proceeds from the sale of a convertible note in the principal amount of $3,000,000, the sale of convertible preferred stock and warrants for $14,676,000, and the sale of Common Stock and warrants for approximately $6,090,000, resulting from the Company's initial public offering in November 1996, and approximately $16,300 from the exercise of stock options during the first six months of 1997. As part of the recapitalization of the Company in December 1995, the entire $3,000,000 principal amount of the convertible note, together with accrued interest thereon of approximately $1,224,000, was converted into a warrant to purchase Common Stock. A total of $11,734,000 and $2,942,000 of preferred stock and warrants to purchase preferred stock was converted into Common Stock and warrants to purchase common stock in December 1995 and November 1996, respectively.



     The Company expects to incur additional operating losses at least through 1997. These losses will be as a result of expenditures related to product development projects and the establishment of marketing, sales, service and training organizations. The timing and amounts of these expenditures will depend on many factors, some of which are beyond the Company's control, such as the requirements for and time required to obtain FDA authorization to market the ROBODOC System, the progress of the Company's product development projects and market acceptance of the Company's products. The Company expects its current funding (including the anticipated proceeds of this Offering) and cash flow from operations will be sufficient to finance its operations through 1999.



INVESTMENTS IN PLANT, PROPERTY AND EQUIPMENT



                                                                 YEARS ENDED
                                                                 DECEMBER 31,          SIX MONTHS
                                                            ----------------------   ENDED JUNE 30,
                                                            1994     1995     1996        1997
                                                            ----     ----     ----   --------------
                                                                    (DOLLARS IN THOUSANDS)
Integrated Surgical Systems, Inc........................    $476     $121     $41         $102
IMMI....................................................      --     $194     $39         $194
                                                            ----     ----     ---         ----
                                                            $476     $315     $80         $296
                                                            ----     ----     ---         ----



     Investments in 1994 included the capitalization of ROBODOC equipment used for clinical evaluations.



     Investments in 1995 and 1996 were comprised primarily of computers, office furniture and fixtures and other equipment to support research and engineering development efforts.



     Investments during the six months ended June 30, 1997 were for computers, office furniture and fixtures and other equipment necessary to support expanding operations. In addition, IMMI spent $121,000 on the capitalization of NeuroMate equipment.

                                    GLOSSARY

     The following glossary is intended to provide the reader with an explanation of certain terms used in this Prospectus.

510(k).....................  Pre-market notification application required in the
                             United States to market medical devices that are "substantially equivalent" to medical devices previously approved by the FDA or were marketed in the United States prior to May 28, 1976 (the date of the Medical Device Amendment to the FDC Act) pursuant to the FDC Act.

ACETABULUM.................  Hip socket.

ACTIVE ROBOT...............  A robot that is capable of moving by itself. In the context of robotic surgery, active robot refers to a robot that performs a segment of a surgical procedure under the supervision of a surgeon.

CE MARK....................  The European conformity mark.

CONSUMABLES................  Disposable items consumed each time a surgery is performed including sterile drapes, bone screws, cutters and control pendants.

CT SCAN....................  Computerized tomography scan, which produces multiple x-ray "slices" taken close together, which when reconstructed by a computer provide an accurate three dimensional picture of a patient's anatomy.

FDA........................  U.S. Food and Drug Administration.

FDC Act....................  Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder.

FIXATOR....................  Device which holds the leg bone still and attaches it to the robot base.

IDE........................  Investigational device exemption pursuant to the
                             FDC Act.

GMP........................  Good manufacturing practices regulations promulgated by the FDA pursuant to the FDC Act.

IMPLANT....................  Usually inert metal "hardware" left in the body to repair injuries or replace joints.

IMPLANT LIBRARY............  Visual three dimensional renderings of all the sizes and shapes of implants available for use on the system.

ISO........................  Manufacturing standards established by the
                             International Standards Organization.

MRI........................  Magnetic resonance imaging, a method of collecting images of the body using radio waves, but without radiation.

NIST.......................  National Institute of Standards and Technology of
                             the United States Department of Commerce.

ORTHOPAEDICS...............  The branch of surgery concerned with the skeletal system.

OSTEOTOMY..................  An angular cut in a bone usually removing a wedge.

PASSIVE ROBOT..............  A passive robot requires the application of external forces to cause motion. In the context of robotic surgery, a passive robot is used only as an aiming or holding device.

PMA........................  Pre-market approved application required in the
                             United States to market new medical devices pursuant to the FDC Act.

PROSTHESIS.................  An artificial substitute for a body part, including joints.

THR........................  Primary total hip replacement.

TKR........................  Total knee replacement.

                                    BUSINESS


     The Company develops, manufactures, markets and services image-directed, computer-controlled robotic products for orthopaedic and neurosurgical applications.



Orthopaedic Business



     The Company's principal orthopaedic product is the ROBODOC(R) Surgical Assistant System, consisting of a computer-controlled surgical robot and the Company's ORTHODOC(R) Presurgical Planner. The ROBODOC System has been used for primary total hip replacement surgery on over 1,500 patients in Europe and the United States. The Company believes its "active" robotic system is the only available system that can accurately perform key segments of surgical procedures with precise tolerances generally not attainable by traditional manual surgical techniques. The ROBODOC System also allows the surgeon to prepare a preoperative plan specifically designed for the characteristics of the individual patient's anatomy. The technology for the ROBODOC System was initially developed at the University of California, Davis, in collaboration with IBM.


     The ORTHODOC is a computer workstation that utilizes the Company's proprietary software for preoperative surgical planning. The ORTHODOC is a part of the ROBODOC System, but the Company also plans to market it separately. The ORTHODOC converts CT scan data of a patient's femur into three-dimensional images, and through a graphical user interface, allows the surgeon to examine the bone more thoroughly and to select the optimal implant for the patient using a built-in library of available implants. A tape of the planned surgical procedure, developed by the ORTHODOC, guides the surgical robot arm of the ROBODOC System to accurately mill a cavity in the bone, thus allowing the surgeon to properly orient and align the implant. Prior to the primary surgery, two titanium locator pins are placed in the patient's femur in an outpatient procedure. These locator pins are used during the primary procedure to orient the ROBODOC System to the ORTHODOC preoperative plan. Non-clinical scientific data published by scientists from the Company and IBM demonstrate that as a result of the precise milling of a cavity, the ROBODOC System achieves over 95% bone-to-implant contact, as compared to an average of 20% bone-to-implant contact when surgery is performed manually.


     THR surgery involves the insertion of an implant into a cavity created in the patient's femur. The Company believes that precise fit and correct alignment of the implant within the femoral cavity are key factors in the long-term success of THR surgery. In conventional THR surgery, a bone cavity is cut in the shape of the implant manually with metal tools, and the surgical plan, including the selection of the size and shape of the implant, is generally formulated based upon patient data obtained from two-dimensional x-ray images of the patient's femur. Based upon clinical experience to date in Europe with the ROBODOC System, patients generally have become weight-bearing in a shorter period than generally experienced by patients who have had this surgery performed manually. In addition, clinical data obtained from trials in Europe and the United States indicates that intraoperative fractures have been dramatically reduced in the THR surgeries performed with the ROBODOC System (no intraoperative fractures have resulted from THR surgeries performed with the ROBODOC System to date). The Company also believes fewer hip revision surgeries (implant replacements) may be necessary for patients who have had primary THR surgery performed with the ROBODOC System, as compared to patients who have this surgery performed manually.


     In the past, a majority of THR implants have been held in place with acrylic cement, which fills the spaces between the implant and the bone, thereby anchoring the implant to the femoral cavity ("cemented implants"). During the 1980s, implants that did not require cement ("cementless implants") were developed with materials designed to stimulate bone ingrowth. The selection of a cemented or cementless implant generally is based upon a patient's bone condition and structure, age and activity level. Typically, cemented implants are used for older, less active patients. Furthermore, most implants require replacement within five to 20 years of the first operation. The software package developed by the Company in collaboration with IBM and Johns Hopkins University eliminates the distortion of the x-ray images of the patient's femur used in planning hip revision surgery caused by the metal in the existing implant. Consequently, the surgeon would have a clearer view of the remaining bone in planning hip revision surgery and thereby be better able to remove fragmented cement without removing any of the remaining thin thigh bone.


Neurosurgical Business



     The Company entered the neurosurgical business through the acquisition of IMMI on September 5, 1997. See "Business Acquisition of IMMI." IMMI's principal neurosurgical product is the NeuroMate System, consisting of an image-guided, computer-controlled robotic arm, head stabilizer and monitor. The Company also offers a workstation with presurgical planning software through arrangements with original equipment manufacturers ("OEMs").



     The NeuroMate System has been used to perform over 1,500 neurosurgical procedures in France and Japan. The Company believes that the NeuroMate System, which uses IMMI's proprietary robotic arm design and control systems designed specifically for use in the operating room, is the only image-guided, computer-controlled robot currently in use to precisely position and hold critical tools used in the performance of neurosurgical procedures.



     Stereotactic neurosurgery involves the registration of the patient's cranium and brain to external anatomical references such as standard population atlases or, as currently implemented, to the patient's presurgical CT and magnetic resonance images (MRI). By registering certain key anatomical features common to both the images and the patient, the images are used to guide the surgeon to specific sites within the brain through small openings (i.e., not necessitating a craniotomy).

                               ------------------


     The following table sets forth by product category and geographic area sales of orthopedic products by the Company and neurosurgical products by IMMI for the fiscal years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997.



                                             YEARS ENDED DECEMBER 31,
                     -------------------------------------------------------------------------
                                                                                                    SIX MONTHS ENDED
                              1994                     1995                     1996                  JUNE 30, 1997
                     -----------------------   ---------------------   -----------------------   -----------------------
                        $'S       % OF SALES     $'S      % OF SALES      $'S       % OF SALES      $'S       % OF SALES
                     ----------   ----------   --------   ----------   ----------   ----------   ----------   ----------
Sales by Product
  Category
  Orthopaedic......  $  289,047       100%     $174,521       100%     $2,280,311        84%     $1,335,668        67%
  Neurosurgical....          --        --            --        --         447,310        16%        617,580        31%
  Other............          --        --            --        --              --        --          44,028         2%
                     ----------       ---      --------       ---        --------       ---      ----------       ---
      Total
         Sales.....  $  289,047       100%     $174,521       100%     $2,727,621       100%     $1,997,276       100%
                     ==========       ===      ========       ===        ========       ===      ==========       ===
Sales by Geographic
  Area
  United States....  $  261,778        91%     $  9,295         5%             --        --              --        --
  Europe...........      27,269         9%      165,226        95%     $2,727,621*      100%     $1,410,575        71%
  Japan............          --        --            --        --              --        --         586,701        29%
                     ----------       ---      --------       ---        --------       ---      ----------       ---
      Total
         Sales.....  $  289,047       100%     $174,521       100%     $2,727,621       100%     $1,997,276       100%
                     ==========       ===      ========       ===        ========       ===      ==========       ===


---------------


* Includes sales of neurosurgical products by IMMI.



THE MARKET



     The orthopaedic and neurosurgery markets are well established and are now evolving toward increased reliance on image guidance and computer assistance in the planning and execution of surgical procedures. Industry experts estimate that the worldwide image-guided, computer assisted surgery market will rapidly grow to $7.6 billion by the year 2000.

Orthopaedic Market



     According to an industry study, in 1995 the worldwide orthopaedic market (which includes power surgical instruments, prosthetic devices, fixation devices and bone growth stimulants) was approximately $6.8 billion, including approximately $3.9 billion in the United States (constituting approximately 57% of the worldwide market) and approximately $1.6 billion in Europe (constituting approximately 24% of the worldwide market). In 1995, over 600,000 hip implants were sold worldwide, of which 280,000 were sold in the United States. Similarly in 1995, over 400,000 knee implants were sold worldwide, of which 289,000 were sold in the United States. The growth in hip and knee surgeries is expected to be in the range of 4% to 7% per annum over the next several years. This anticipated growth is based upon the growth in the number of people reaching an age (60 and over) where orthopaedic surgeries are more prevalent, and also on an increasingly active population. Finally, an earlier generation of implanted prostheses have reached an age where replacement is increasingly necessary, thus resulting in an increased demand for hip and knee revision surgeries.



     According to the American Academy of Orthopaedic Surgeons, in the United States there are approximately 15,000 orthopaedic surgeons and over 5,000 hospitals performing orthopaedic surgeries that have, or have access to, CT scanners. Of these, approximately 1,000 hospitals perform over 150 orthopaedic surgeries (hip and knee) per year. There are approximately 800 hospitals in Germany that have a CT scanner and perform the vast majority of the orthopaedic surgeries. Since the procedure for performing THR surgery using the ROBODOC System requires a CT scan of the patient prior to surgery, these are the primary centers that would consider purchasing the ROBODOC System. According to industry sources, there are an additional 1,000 hospitals in the rest of Europe that perform a significant number of orthopaedic and trauma surgeries.



Neurosurgical Market



     Because of the relative inaccessibility of the brain and the need to provide brain-conserving surgical techniques, neurosurgery is rapidly moving toward increased utilization and reliance on image guidance and the use of computers in planning and executing surgical procedures. In fact, modern computer assisted, image-guided surgery was chiefly pioneered in neurosurgical applications. The market now consists of traditional frame-based devices; non-microscope, freehand "navigators"; and stereotactic microscopes. All of these systems are capable of using, or are controlled through, image guidance.



     The Company estimates that stereotactic neurosurgery is performed at 1,200 sites worldwide. Eighty-five percent of those sites are in the United States, Europe and Japan, where the Company will concentrate its sales and marketing efforts.


STRATEGY


     The Company is seeking to establish itself as a leading provider of innovative image-directed, computer-controlled robotic technologies worldwide. The current focus is on the orthopaedic and neurosurgical markets. The Company also plans to further exploit its image-directed robotics technology by incorporating additional imaging modalities for presurgical planning, including ultrasound (which is less expensive than CT) and magnetic resonance imaging (which unlike CT does not involve the risk of radiation).



Orthopaedic Market



     The Company currently markets and sells ROBODOC Systems in Europe. The Company's business strategy over the next two years is to concentrate its marketing and sales efforts on selling the ROBODOC System throughout Europe and then Japan, subject to obtaining the requisite approval from the Japanese Ministry of Health. When and if approval is received from the FDA, the Company plans to market and sell the ROBODOC System in the United States. The Company will thereby attempt to establish an installed customer base in Europe, Japan and other foreign markets through the sale of its ROBODOC System, and offer its customers separate software packages for each new orthopaedic application if, as and when developed by the Company. Consequently, the Company's customers would be able to use the ROBODOC System as the platform for performing a variety of orthopaedic surgical procedures without incurring significant additional hardware costs.


Neurosurgical Market



     The NeuroMate is currently marketed in Europe and Japan, and its introduction in the United States is anticipated in early 1998. The Company's strategy is to market its NeuroMate as the platform system for major neurosurgeries, and will require its customers to purchase only the application-specific software and accessories for each new application.



PRODUCTS


     The Company's products are:

     - ROBODOC System

     The ROBODOC System, whose principal components are a computer-controlled, five-axis surgical robot and the Company's ORTHODOC Presurgical Planner, is an active robotic system that can accurately perform key segments of surgical procedures with precise tolerances generally not attainable by traditional surgical techniques. The ROBODOC System allows the surgeon to prepare a preoperative plan customized to the characteristics of the individual patient's anatomy and generates a tape instructing the computer-controlled robot to implement the surgical plan. The ROBODOC System includes a display console for screen prompts and surgical plan simulation, a control cabinet for computers and other electronic components, and proprietary applications and robot control software. The surgeon communicates with the robot via a sterile controller. Attendant supplies include custom surgical drapes, specially designed cutters, a leg-holding device (fixator) and a bone motion-detecting apparatus.


     The sales price of the ROBODOC System is currently $635,000 and includes full warranty that includes a service contract for the first year, installation, training and some consumables. The service contract is renewable annually for $63,500 and entitles the customer to upgrades and limited consumables.



     - ORTHODOC System


     The ORTHODOC is a Pentium(R)-based computer workstation that utilizes the Company's proprietary software for preoperative surgical planning. The ORTHODOC, an integral part of the ROBODOC System also may be sold separately as a surgical planner. The ORTHODOC converts CT scan data of a patient's femur into three dimensional models of the femur on a high-resolution monitor, and through a graphical user interface permits the surgeon to examine the bone more thoroughly, select the optimal implant for the patient using a built-in library of available implants and select the position of the implant in the femur prior to surgery. Additional software that will utilize images obtained by digitizing x-ray film is planned as an option for ORTHODOC customers, in addition to other features such as providing surgeons the ability to plan hip revision cases.

     The Company expects the price of the ORTHODOC to range from $33,000 to $95,000, depending on the features selected.


     - NeuroMate System



     The NeuroMate's principal component is a five-axis robot designed specifically for surgical applications. This proprietary design includes automatic self-braking joints, sensor redundancy and embedded controllers. In addition, NeuroMate's low electro-magnetic emissions, easy cleaning and ergonomic design are all specific to operating room requirements. The NeuroMate can utilize data (e.g., CT and MRI images) from the site's existing presurgical planning workstation. If the site does not have a presurgical planning workstation, the Company can supply one through OEM arrangements with vendors, or the site can purchase its own independently. Using the workstation and NeuroMate's virtual images, the surgeon plans the optimal trajectory and robot position for the surgery. NeuroMate can be configured to position and hold a variety of surgical tools used in stereotactic surgery with a degree of accuracy unattainable from other stereotactic devices. Tool guide and robot positioning is achieved within 45 seconds.

     The sales price of the NeuroMate System is approximately $300,000 and includes full warranty that includes a service contract for the first year, installation and training. Installation includes interfacing the customer's presurgical planning workstation to NeuroMate, when required. The service contract is renewable annually for $30,000.



POTENTIAL ORTHOPAEDIC AND NEUROSURGICAL APPLICATIONS



     The Company intends to offer separate software packages for each new application if, as and when developed by the Company. Consequently, the Company's customers would be able to use the Systems as platforms to perform a variety of surgical procedures without incurring significant additional hardware costs. The Company plans to develop software packages for the following orthopaedic and neurosurgical surgical procedures.



     - Potential Orthopaedic Applications


     Hip Revision. Hip revision surgery generally is required to replace loose or otherwise failed implants. Most implants require replacement in five to 20 years after the first operation. Hip revision surgery generally is difficult, time consuming and complex. The metal in the existing implant distorts x-ray images used for planning the surgery, obstructing the view of the remaining bone and, if a cemented implant is to be replaced, the location of the cement mantle. The removal of the fragmented cement without removing any of the remaining thin bone structure is a major challenge for the surgeon.


     The Company has developed a software package for hip revision surgery using the ROBODOC System, in collaboration with IBM and Johns Hopkins University. The development of the hip revision application has been funded in part by a grant from the National Institute for Standards and Technology (Advanced Technology Program) of the United States Department of Commerce. See "Business -- Research and Development." The first phase of the hip revision project related to the development and implementation of software to create a clearer image of the remaining bone and fragmented cement in preparing the surgical plan. The second phase of the project involved its validation in a clinical setting. The Company believes that its hip revision software will improve surgical planning and enable the robot to remove cement more precisely than if the hip revision procedure were performed manually. The Company has completed clinical trials of the hip revision application in Europe and plans to commence marketing the software package for the hip revision application to its customers in Europe in early 1998.



     Total Knee Replacement. The Company plans to develop a software package for total knee replacement ("TKR") surgery using the ROBODOC System. The proposed application module is intended to enable the ROBODOC System to select the optimal implant for the patient and make accurate cuts in the bone, thus allowing the surgeon to properly orient and align the implant. The proposed application module to be developed by the Company for TKR surgery performed with the ROBODOC System, if and when developed, is intended to result in a precise and accurate fit for implants that are properly sized and placed, regardless of bone quality. Furthermore, the Company believes that if and when this application module is developed, implant longevity and the prognosis for restored biomechanics will be significantly improved as a result of TKR surgery performed with the ROBODOC System.


     Acetabulum Replacement and Revision. The Company plans to complement the THR femoral replacement application with acetabular cup planning and bone preparation for hip socket replacement surgery. Currently, surgeons estimate the size of the cup-shaped cavity in hip socket surgery using x-rays, which are subject to distortion. Working in a narrow space with a limited view, the surgeon ultimately selects the final cup size through trial and error. Due to the limitations of available surgical tools, the surgeon is obliged to use a hemispheric reamer and cup, although the human acetabulum (hip socket) is an irregular shape. The Company believes that the application module for this application, if and when developed, would enable the computer-controlled robot to prepare an accurate bed for the implant, based on its specifications, and could prepare an irregularly shaped socket for a custom or anatomically-shaped acetabular component. The three-dimensional capability of the ORTHODOC would better enable it to determine and display the irregular shape of the acetabulum and instruct the robot to prepare the proper socket. This procedure potentially could solve the problem of leg-length discrepancies which often originate at the acetabulum.

     Osteotomies. Osteotomies are precise cuts in bone intended to reshape or realign abnormal or deformed structures. The Company's engineers have generated a detailed work plan to adapt the ROBODOC System for use in performing long-bone osteotomies on femurs and tibias (i.e., shin bones). The proposed application module for this application, if and when developed, is intended to enable the surgeon using the views of the bone created by the ORTHODOC from CT scan data, to make trial cuts, remove bone and manipulate the remaining fragments, and experiment with the appropriate placement of plates and screws. The surgeon's final plan would be saved on a tape that would instruct the robot where to make saw cuts. The computer-controlled robot would then orient itself in space by using topographical features of the operative bone. A fixator would secure the bone to the robot. The computer-controlled robot would then pre-place screw holes to facilitate the final realignment and make the actual cuts.


     - Potential Neurosurgical Applications



     Spine surgery. Surgical interventions in the spine generally involve tumor biopsy/resection; vascular repair; implants of plates, rods, screws, or other implantable devices or substances; and bone fusions of various types. The Company believes that its image-directed, computer-controlled robotic technology is applicable in most of these interventions and will significantly enhance precision and accuracy in many of them. Spine surgery is a large segment of both neurosurgery and orthopaedic surgery, as the nature of the abnormality may involve the nervous system or the vertebral column, or both. A significant part of this application involves the insertion of vertebral pedicle screws, discussed below.



     Vertebral Pedicle Screws. Pedicle screws are used to fuse vertebrae in need of repair due to trauma or herniated disc disease. The procedure involves the placement of screws straight down the center of an irregular section of a fragile bone only twice the diameter of the screw itself. Precise placement of a screw affects the outcome of the surgery. Misplacement of a screw can result in failure of the repair, trauma to the adjacent spinal cord, or rupture of nearby blood sinuses which can hemorrhage severely. The Company believes that if and when the development of the proposed application module for this surgical procedure is completed, the NeuroMate System will be capable of performing this surgical procedure more safely and effectively than surgery performed manually since the computer-controlled robot is better able to precisely orient its tool in a manner compatible with what is required for screw placement.


AVAILABLE CLINICAL DATA; RISK VERSUS BENEFIT ISSUES


     The Company has conducted a randomized clinical trial in the United States at three centers using the ROBODOC System. Of the 120 patients enrolled in the U.S. clinical study, 71 hips received treatment with the ROBODOC System and 65 hips in a control group received conventional THR surgery. In addition, at least 1,400 patients have received treatment with the ROBODOC System in Europe, although not as part of the formal U.S. clinical study.


     In initial communications with the Company, the FDA has indicated a strong "preference" for two-year post-operative data from patients in the U.S. clinical trial. In a recent meeting, however, the FDA indicated that it may accept a PMA application for filing with two-year post-operative data only on some patients and permit the Company to submit the additional post-operative data while the PMA application is under review. However, there can be no assurance that the FDA will not require complete two-year post-operative data on all patients participating in the U.S. clinical trial before accepting a PMA application for filing. The last patient receiving surgery in the U.S. clinical trial will reach the two-year post-operative mark in February 1998.


     Although the Company's Investigational Device Exemption ("IDE") application to the FDA for its U.S. clinical study initially requested authorization for 300 patients (150 ROBODOC System; 150 control group), the Company elected to conclude the clinical study after enrolling only 120 patients, since management believed that the clinical data from that study, together with the data obtained from surgeries performed in Europe, would be sufficient to demonstrate the clinical effectiveness and safety of the ROBODOC System. There have been at least 1,500 primary THR surgeries performed with the ROBODOC System in the U.S. clinical trial and the European study (without a control group). If the FDA concludes that the existing clinical data is insufficient to establish the safety and efficacy of the ROBODOC System, the FDA could require the

Company to obtain additional clinical data, which could significantly delay completion of the PMA review process.

     The Company believes that achieving better implant fit and alignment in the femoral cavity are significant factors in the success of cementless THR surgery. Based upon a comparison in the U.S. clinical trial of radiographs for ROBODOC System surgeries versus conventional THR surgeries, the Company believes that the clinical data appear to indicate that the ROBODOC System achieves better implant fit and alignment. There can be no assurance that the FDA will reach the same conclusion, or that the FDA will agree that implant fit and alignment are significant surgical endpoints.

     The Company also believes that a reduced incidence of intraoperative fractures with the ROBODOC System compared to conventional THR surgery would offer an important benefit. The scientific and medical literature reports an intraoperative fracture rate ranging from approximately 6 to 24 percent with conventional THR surgery. The clinical data from the U.S. clinical trials reflect no such fractures for ROBODOC System patients versus three for the control group patients. The clinical data from the European study reflect no intraoperative fractures with ROBODOC System patients. There can be no assurance that the FDA will agree that the ROBODOC System offers a clinically significant reduction in intraoperative fractures.


     The U.S. clinical data reflect significantly greater surgery time and blood loss with the ROBODOC System, which could raise an issue with the FDA as to the risk versus benefit of the device. Based on the clinical data to date, the Company is not aware of clinically significant adverse effects or increased risk to the patient attributable to the increased surgery time or blood loss. Also, the European data suggest that it is possible to reduce surgery time as surgeons gain experience with the device. The surgeons in Europe who have used the ROBODOC System have reduced surgery time to levels roughly comparable to those they have experienced with conventional methods of THR surgery. The more limited clinical data from the U.S. clinical trial, with fewer patients per center, do not show a decrease. Nonetheless, the Company believes that the reduction in surgery time shown in the European data can be replicated in the U.S. as surgeons receive more training and gain more experience with the ROBODOC System. However, there can be no assurance that the FDA will consider the European data adequate to extrapolate that surgery time can be reduced in the U.S.


     In February 1995, a law firm specializing in FDA regulatory matters examined an interim report of preliminary data and concluded that it was doubtful that the FDA would find that the device was safe and effective for its intended use, or provided a therapeutic benefit, sufficient to permit PMA approval, if the FDA were presented with the then existing preliminary data or future data qualitatively similar to the preliminary data. One of the Company's principal investigators and a co-inventor of the ROBODOC System reviewed the law firm's report contemporaneously and disagreed with its conclusions. The interim report reflected available data from: (i) the U.S. clinical trial, which at the time consisted of reported data from 34 ROBODOC System hips and 18 control group hips (except for the intraoperative fracture rate data, which was reported for 51 ROBODOC System subjects and 42 control group subjects); and (ii) the German study, which consisted of reported data from 20 ROBODOC System patients. To date, there is reported data in the U.S. clinical trial from 71 ROBODOC System hips and 65 control group hips, and in the European study from at least 790 ROBODOC System patients. The Company's Director of Regulatory Affairs and Quality Assurance resigned in September 1996 and subsequently has asserted that one of the reasons for his resignation was his concern about the adequacy of the Company's clinical data.

     The Company believes that the preliminary data at the time of the interim report were not sufficient to allow a meaningful evaluation. For example, the radiographic interpretations measuring the implant fit and alignment parameters were not yet completed and, therefore, were not included in the interim report upon which the law firm's analysis was based. Similarly, the law firm's analysis of the surgery time and blood loss safety concerns does not reflect additional clinical data collected subsequent to February 1995, which the Company believes continue to show a lack of clinically significant adverse effects and, in the German data, a reduction in surgery time as surgeons gain experience with the ROBODOC System. Also, the more complete data appear to show that the variety of other adverse events cited in the law firm's report are roughly comparable to those experienced by the control group subjects, with the exception of post-operative knee pain (lasting up to six weeks) resulting from the locator pins used to orient the ROBODOC System. Finally, the law firm's report cited reliability problems with the device, which at the time was in the prototype stage. The

Company believes that subsequent refinements in the device and the development of a commercial model have improved the ROBODOC System's reliability. The Company has not engaged an independent third party to review the currently available data.

     No assurance can be given that the FDA would agree that the Company's currently available clinical data show that the ROBODOC System is safe and effective for its intended use, provides a therapeutic benefit, or has an acceptable risk/benefit ratio in light of increased surgery time and intraoperative blood loss or other adverse events not generally associated with conventional THR surgery. Further, no assurance can be given that the FDA would not require the Company to obtain additional clinical data to resolve any concern about the risk/benefit ratio offered by the ROBODOC System. If the Company were required to obtain such additional data, the FDA review process could be prolonged by several years.

SALES AND MARKETING


     The ROBODOC System cannot be marketed in the United States until clearance or approval is obtained from the FDA. The Company has received 510(k) clearance from the FDA to sell the ORTHODOC in the United States. The NeuroMate System also has received 510(k) clearance from the FDA for marketing in the United States and from the Japanese Ministry of Health for marketing in Japan. Presentations to potential customers focus on the clinical benefits obtained by patients, and the potential financial and marketing benefits obtained by hospitals and surgeons.



     The Company has commenced marketing the ROBODOC System to orthopaedic and trauma surgeons and hospitals in Europe through direct sales and arrangements with implant manufacturers. To date, the Company's direct sales efforts have been primarily in Germany and Austria. Over 850 THR surgeries have been performed with the ROBODOC Systems at the Berufsgenossenschaftliche Unfallklinik ("BGU") clinic in Frankfurt, Germany since August 1994. As result of a significant increase in the number of THR surgeries performed at the clinic with the ROBODOC System, the BGU clinic purchased a second ROBODOC System in the second quarter of 1996. The Company intends to commence marketing the ORTHODOC to hospitals, orthopaedic surgeons and implant manufacturers in the United States and Europe in early 1998.



     The NeuroMate System is being marketed in Europe through a direct sales force and in Japan through a Japanese distributor. In the United States it will be marketed through a direct sales force and select distributors beginning in early 1998.



     The Company promotes its products through presentations at trade shows and advertisements in professional journals and technical and clinical publications, as well as through direct mail campaigns. A significant portion of the net proceeds of this Offering will be used for marketing and sales activities with respect to Company's products, primarily in Europe, and to establish a sales and marketing staff. See "Use of Proceeds."



     To accelerate sales and reduce the lengthy sales cycle, the Company has entered into informal leasing arrangements with two major multinational leasing companies. Based upon lease financing proposals offered to customers in Germany by leasing companies, the monthly lease payment for a five-year lease for the ROBODOC System would be equivalent to the average price of one THR surgery.


MANUFACTURING


     The Company's manufacturing process consists primarily of final assembly of purchased components, testing of the products and packaging, and is conducted at its facilities in Sacramento, California and Lyon, France. The Company purchases substantially all the components for its Systems from outside vendors, then assembles these parts and installs its proprietary software.



     The ROBODOC System consists of the robot, base and the control cabinet, which are connected through four interface cables, and the ORTHODOC. The NeuroMate System consists of a robot arm, electronics control and base. Sankyo Seiki of Japan supplies the robot for the ROBODOC System customized to the Company's specifications and Audemars-Piguet supplies the customized robot for the NeuroMate System. Upon delivery of a robot, the Company performs a series of tests to verify proper functioning. The customization and supply process for the robots currently requires approximately four months lead time. While the robots can be obtained from other suppliers with appropriate modifications and engineering effort, there can be no assurance that delays resulting from the required modifications or engineering effort to adopt alternative components would not adversely affect the Company. See "Risk Factors -- Dependence on Supplier for Robot." Ancillary items required to perform robotic surgeries, including devices for fixing the hip and attaching it to the robot, numerous probes, cutter bearing sleeves and tool guides, are assembled and tested separately.


     Consumables, including sterile drapes, bone screws, cutters and pendants, are also manufactured by outside vendors according to the Company's specification and are inspected upon receipt to ensure that these specifications are consistently met. The Company purchases these items in quantity and distributes them on a per order basis. The Company also coordinates the packaging and sterilization of certain items. The Company's policy is to procure its consumables from vendors that it approves after ensuring that the goods comply with the Company's sterilization requirements.

     The ORTHODOC consists of a pentium-based computer workstation and associated peripherals, and includes the Company's proprietary software. The Company purchases and then tests the computer as a complete package. A computer board is added to interface to CT/x-ray scanner input modules and, if required, the ROBODOC System's tape output drive. The hard drive is reformatted to accept the operating system, and appropriate ORTHODOC software is installed. The unit is built configured for 110 or 220 AC volt operation.

     The Company's manufacturing facilities are subject to periodic inspection by the FDA for compliance with Good Manufacturing Practices ("GMP"). In addition, the Company's products will be required to satisfy European manufacturing standards for sale in Europe. The Company believes that it is in compliance with GMP and expects to obtain ISO-9000 certification, which will be required for sales of its products in Europe after June 14, 1998, by the end of 1997. See "Business -- Government Regulation."

RESEARCH AND DEVELOPMENT

     Since its inception, the Company's research and development activities have focused on the development of innovative image-directed computer-controlled robotic products for surgical applications and operating software for these products. The Company incurred research and development expenses of approximately $2,469,000 and $2,361,000 in connection with the development of the ROBODOC System and the ORTHODOC for the years ended December 31, 1996 and December 31, 1995, respectively.


     The Company has developed a software package for hip revision surgery, in collaboration with IBM and Johns Hopkins University, funded in part by a grant from the National Institute for Standards and Technology (Advanced Technology Program) of the United States Department of Commerce ("NIST"). Hip revision surgery generally is difficult, time consuming and complex. The metal in the existing implant distorts x-ray images used for planning the surgery, obstructing the remaining bone and, if a cemented implant is to be replaced, the location of the cement mantle. The removal of the cement mantle without removing any of the remaining thin bone structure is a major challenge for the surgeon. The first phase of the hip revision project related to the development and implementation of software to create a clearer image of the remaining bone and fragmented cement in preparing the surgical plan. The second phase of the project involved its validation in a clinical setting. The Company believes that its hip revision application module will improve surgical planning for hip revision surgery and enable the robot to remove cement more precisely than if the hip revision procedure were performed manually.



     Under the terms of the NIST grant, the Company, IBM and Johns Hopkins University are entitled to reimbursement for 49% of the expenses incurred in connection with the project for a period of three years. The maximum amount of expenses subject to reimbursement under the grant is approximately $4,000,000, so that not more than $1,960,000 in expenses may be reimbursed in the aggregate to the Company, IBM and Johns Hopkins University under the grant. The Company has incurred research and development expenses of approximately $787,000 in connection with the hip revision project through June 30, 1997. As of June 30, 1997, the Company had received $304,000 under the terms of the grant. See "Use of Proceeds" and

"Business -- Potential Orthopaedic and Neurosurgical Applications." The Company has completed clinical trials for the hip revision application in Europe and plans to commence marketing the software for the hip revision application to its customers in Europe in early 1998.



     The Company offers five lines of prostheses on its library of hip implants at clinical sites. It is expanding the library to include multiple implant lines, revision stems, and custom-made prostheses. The Company has received orders from Howmedica, a division of Pfizer, and Johnson & Johnson Professional, Inc. ("J&J") to add their respective hip prostheses to its existing software library, which included the implant libraries of Biomet and DePuy. When completed, this will allow orthopaedic surgeons to plan hip replacement surgeries using Howmedica's and J&J's line of implants. The Company will further expand the library of implants used at clinical sites to include multiple implant lines, revision stems, and custom-made prostheses. The Company has also commenced preliminary work with respect to the application of the base technology for total knee replacement and with respect to the application of the base technology for total knee replacement surgery.



     IMMI is the recipient of an interest-free loan from ANVAR (a national agency in France established to aid research and development projects) in the amount of approximately $153,000. This loan provides funding for the development of the NeuroMate System for spine surgery. This project is currently in its first phase of development in connection with a University hospital in Lille, France. Under certain conditions (e.g., if at the completion of the project it is not deemed a "success") there will be no requirement to repay the loan.



     IMMI also is the recipient of a grant from ANVAR in the amount of approximately $222,000, of which IMMI has received approximately $174,000 through June 30, 1997. This grant funds 50% of the cost to build and install NeuroMate Systems at two clinics in France as well as the costs to perform a clinical study at these sites.



     As of September 1, 1997, the Company's engineering staff comprised 34 engineers (including 4 Ph.D.s) in a variety of specialities.



ACQUISITION OF IMMI



     On September 5, 1997, the Company acquired all of the outstanding capital stock of IMMI in exchange for 619,355 shares of Common Stock (the "IMMI Shares") in a transaction to be accounted for as a purchase. In connection with the acquisition, the Company agreed to file a registration statement for the resale of the IMMI Shares in the United States on or about November 21, 1997, subject to certain volume limitations. See "Description of Securities -- Shares Eligible for Future Sale." In addition, the Company guaranteed the payment of indebtedness incurred by IMMI under a revolving line of credit with Societe Generale and Banque Populaire du Dauphine Et Des Alpes Du Sud ("Banque Populaire"). As of June 30, 1997, the aggregate amount of indebtedness payable under this credit facility was approximately $290,000. The payment of this indebtedness is secured by a lien on substantially all of the assets of IMMI.



     Based on management's preliminary allocation of the purchase price, the Company expects to incur a charge of approximately $300,000 for in-process research and development. In addition, the Company will record approximately $800,000 in annual amortization charges for the acquired technology in connection with the acquisition of IMMI.


SCIENTIFIC ADVISORY BOARD

     The Company has established relationships with the outside scientific advisors listed below. These scientific and medical experts provide strategic advice to the Company regarding its research and development programs, new technological advances and medical requirements. It is anticipated that meetings of the Company's scientific advisors will be held quarterly.

     RUSSELL TAYLOR, PH.D., has been a professor of Computer Science at Johns Hopkins University since 1995. From 1976 through 1995, Dr. Taylor was a staff member or manager of various departments at the Research Division of IBM. Dr. Taylor is a member of the editorial board of the International Journal of Robotics Research and the Journal of Image Guided Surgery and Medical Image Analysis. Dr. Taylor received a Ph.D. in Computer Science from Stanford University in 1976.

     RONALD KIKINIS, M.D. has been the Director of the Surgical Planning Laboratory of the Department of Radiology, Brigham & Women's Hospital and Harvard Medical School since 1990 and has been a Research Assistant Professor of Biomedical Engineering at Boston University since 1992. From 1986 to 1988, Dr. Kikinis was a research fellow at the University Hospital in Zurich, Switzerland. He received his M.D. from the University of Zurich in 1982.

     KENNETH ALAN KRACKOW, M.D., an orthopaedic surgeon specializing in total knee replacement, has been a professor of Orthopaedics at the State University of New York at Buffalo and head of the Department of Orthopaedic Surgery at Buffalo General Hospital since 1992. From 1978 through 1992, he was a Professor of Orthopaedic Surgery at Johns Hopkins University. Dr. Krackow received an M.D. from Duke University in 1971.

     RAINER KOTZ, M.D., an orthopaedic surgeon specializing in total hip replacement and limb salvage, has been the Head of the Department of Orthopaedics, University of Vienna, Austria since 1984. He is President-elect of the German Association for Orthopaedics and Traumatology. Dr. Kotz received an M.D. from the University of Vienna in 1967.

COMPETITION


     The principal competition for the ROBODOC System is manual surgery performed by orthopaedic surgeons, using surgical power tools and manual devices. The providers of these instruments are the major orthopaedic companies, which include Howmedica, Inc. (a subsidiary of Pfizer, Inc.), located in New York; Zimmer, Inc. (a subsidiary of Bristol-Myers Squibb Company), located in Indiana; Johnson & Johnson Orthopaedics, Inc. (a subsidiary of Johnson & Johnson), located in New Jersey; DePuy, Inc., located in Indiana; Biomet, Inc. located in Indiana; and Osteonics, Inc. (a subsidiary of the Stryker Corporation), located in New Jersey. MAQUET, a manufacturer of operating tables located in Germany, has recently announced that it intends to market a device similar to ROBODOC in mid 1998. The principal competition for NeuroMate is from manufacturers of frame-based and frameless stereotactic systems, some of which are commonly called "navigators". Approximately twenty navigator models have been introduced, including those by Radionics, Sofamor Danek, and Ohio Medical Surgical Products, all located in the U.S.; Elekta, located in Sweden; and, Fischer Leibingher and Brain Lab, both located in Germany. In addition, there are companies in the medical products industry capable of developing and marketing computer-controlled robotic systems for surgical applications, many of whom have significantly greater financial, technical, manufacturing, marketing and distribution resources than those of the Company, and have established reputations in the medical device industry. However, the Company believes that it enjoys a significant competitive advantage over such companies in view of the time required to develop an image-directed, computer controlled robotic system and to obtain the necessary regulatory approvals, including the sponsorship of clinical trials. There can be no assurance that future competition will not have a material adverse effect on the Company's business.


     The Company's ROBODOC System represents a significant technological advancement with respect to the manner in which THR surgery is performed. The Company's image-directed, computer-controlled robotic technology is intended to complement, rather than replace, surgeons in performing THR and other orthopaedic surgeries. Although there are companies which market technologically advanced surgical tools used by surgeons in performing orthopaedic surgeries, including passive robot systems that direct the surgeon in planning and performing surgical procedures (e.g., aiming and holding devices), the Company believes that the ROBODOC System is the only active robotic system that performs a key segment of THR surgery (i.e., milling a bone cavity) under the supervision of a surgeon.


     The Company believes the NeuroMate System is the only robotic system presently used for neurosurgery which provides superior accuracy and flexibility as compared to other techniques.


WARRANTY AND SERVICE


     The Company offers a full warranty, covering parts and labor, for the first year following the purchase of its products, which warranty coverage can be extended on an annual basis by purchasing a maintenance agreement at a price of approximately 8 to 10% of the original purchase price of the product.

     Generally, minor problems have been diagnosed through modem and fixed on-site by users. The Company has developed a service program using a high volume clinical site as a model. The Company plans to provide 24-hour turnaround time for any site. The Company has contracted with a third party in Europe to service the Company's customer base.


     The Company trains its customers with its in-house technical staff and with a third party trainer in Europe.


PATENTS AND PROPRIETARY RIGHTS

     The Company relies on a combination of patent, trade secret, copyright and trademark laws and contractual restrictions to establish and protect proprietary rights in its products and to maintain its competitive position.


     The Company has filed four patent applications, and is preparing for filing additional patent applications covering various aspects of its technology. In addition, IBM has agreed not to assert infringement claims against the Company with respect to an IBM patent relating to robotic medical technology, to the extent such technology is used in the Company's products. Furthermore, significant portions of the ORTHODOC and ROBODOC System software are protected by copyrights. IBM has granted the Company a royalty-free license for the underlying software code for the ROBODOC System. In addition, the Company has registered the marks ROBODOC and ORTHODOC.


     The Company's ability to compete successfully may depend, in part, on its ability to obtain and protect patents, protect trade secrets and operate without infringing the proprietary rights of others. However, there can be no assurance that patents will issue from pending or future patent applications, or that the Company will continue to develop its own patentable technologies. Further, there can be no assurance that any patents that may be issued in the future will effectively protect the Company's technology or provide a competitive advantage for the Company's products or will not be challenged, invalidated, or circumvented in the future. In addition, there can be no assurance that competitors, many of which have substantially more resources than the Company and have made substantial investments in competing technologies, will not obtain patents that will prevent, limit or interfere with the Company's ability to make, use or sell its products either in the United States or internationally.

     Patent applications in the United States are maintained in secrecy until patents issue, and patent applications in foreign countries are maintained in secrecy for a period after filing. Publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries and the filing of related patent applications. Patents issued and patent applications filed relating to medical devices are numerous, and there can be no assurance that current and potential competitors and other third parties have not filed or in the future will not file applications for, or have not received or in the future will not receive, patents or obtain additional proprietary rights relating to products or processes used or proposed to be used by the Company.


     The Company's patent counsel has not undertaken any infringement study to determine whether the Company's products and pending patent applications infringe on other existing patents due to the Company's belief that an infringement study would not be cost-effective, nor offer significant protection against potential infringement claims, if and when made. The medical device industry has been characterized by substantial competition and litigation regarding patent and other proprietary rights. The Company intends to vigorously protect and defend its patents and other proprietary rights relating to its proprietary technology. Litigation alleging infringement claims against the Company (with or without merit), or instituted by the Company to enforce patents issued to the Company or to protect trade secrets or know-how owned by the Company or to determine the enforceability, scope and validity of the proprietary rights of others, is costly and time consuming. If any relevant claims of third-party patents are upheld as valid and enforceable in any litigation or administrative proceedings, the Company could be prevented from practicing the subject matter claimed in such patents, or could be required to obtain licenses from the patent owners of each patent, or to redesign its products or processes to avoid infringement. There can be no assurance that such licenses would be available or, if available, would be available on terms acceptable to the Company or that the Company would be successful in any attempt to redesign its products or processes to avoid infringement. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company requires each of its employees, consultants, and advisors to execute confidentiality and assignment of inventions and proprietary information agreements in connection with their employment, consulting or advisory relationships with the Company. These agreements generally provide that all inventions, ideas and improvements made or conceived by the individual arising out of his relationship with the Company will be the exclusive property of the Company. This information is required to be kept confidential and not disclosed to third parties, except with the consent of the Company or under certain circumstances. However, there can be no assurance that these agreements will provide effective protection for the Company's proprietary information in the event of unauthorized use or disclosure of such information, or that the Company will have adequate remedies in the event of such breach. Furthermore, no assurance can be given that competitors will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's proprietary technology, or that the Company can meaningfully protect its rights in unpatented proprietary technology.

GOVERNMENT REGULATION

     The medical devices to be marketed and manufactured by the Company are subject to extensive regulation by the FDA and, in some instances, by foreign and state governments. Pursuant to the Federal Food, Drug, and Cosmetic Act of 1976, as amended, and the regulations promulgated thereunder (the "FDC Act"), the FDA regulates the clinical testing, manufacture, labeling, distribution, and promotion of medical devices. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant pre-market clearance or pre-market approval for devices, withdrawal of marketing clearances or approvals, and criminal prosecution. The FDA also has the authority to request repair, replacement or refund of the cost of any device manufactured or distributed by the Company.

     In the United States, medical devices are classified into one of three classes (Class I, II or III), on the basis of the controls deemed necessary by the FDA to reasonably assure their safety and effectiveness. Under FDA regulations, Class I devices are subject to general controls (e.g., labeling, pre-market notification and adherence to good manufacturing practices ("GMP")) and Class II devices are subject to general and special controls (e.g., performance standards, postmarket surveillance, patient registries, and FDA guidelines). Generally, Class III devices are those which must receive pre-market approval by the FDA to ensure their safety and effectiveness (e.g., life-sustaining, life-supporting and implantable devices, or new devices which are not substantially equivalent to legally marketed devices).

     Before a new device can be introduced into the market, the manufacturer must generally obtain FDA permission to market through either a 510(k) notification or a pre-market approval ("PMA") application. A 510(k) clearance will be granted if the submitted information establishes that the proposed device is "substantially equivalent" to a legally marketed Class I or II medical device, or to a pre-amendment Class III medical device for which the FDA has not called for PMAs. The FDA has recently been requiring a more vigorous demonstration of substantial equivalence than in the past, including in some cases requiring clinical data. It generally takes from four to 12 months from the date of submission to obtain a 510(k) clearance, but it may take longer. The FDA may determine that a proposed device is not substantially equivalent to a legally marketed device, or that additional information is needed before a substantial equivalence determination can be made. A "not substantially equivalent" determination, or a request for additional information, could delay the market introduction of a new product that falls into this category and could have a material adverse effect on the Company's business, financial condition and results of operations. For any of the Company's products that are cleared through the 510(k) process, modifications or enhancements that could significantly affect the safety or efficacy of the device or that constitute a major change to the intended use of the device will require new 510(k) submissions.

     A PMA application must be filed if a proposed device is not substantially equivalent to a legally marketed Class I or Class II device, or if it is a pre-amendment Class III device for which FDA has called for PMAs. A

PMA application must be supported by valid scientific evidence, which typically includes extensive data, including human clinical trial data to demonstrate the safety and effectiveness of the device. The PMA application must also contain the results of all relevant bench tests, laboratory and animal studies, a complete description of the device and its components, and a detailed description of the methods, facilities and controls used to manufacture the device. In addition, the submission must include the proposed labeling, advertising literature and any required training materials.

     Upon receipt of a PMA application, the FDA makes a threshold determination as to whether the application is sufficiently complete to permit a substantive review. If the FDA determines that the PMA application is sufficiently complete to permit a substantive review, the FDA will accept the application for filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the PMA. An FDA review of a PMA application generally takes one to two years from the date the PMA application is accepted for filing, but may take significantly longer. The review time is often significantly extended by the FDA asking for more information or clarification of information already provided in the submission. During the review period, an advisory committee, typically a panel of clinicians, will likely be convened to review and evaluate the application and provide recommendations as to whether the device should be approved. The FDA is not bound by the recommendations of the advisory panel. Toward the end of the PMA review process, the FDA generally will conduct an inspection of the manufacturer's facilities to ensure that the facilities are in compliance with applicable GMP requirements.

     If the FDA's evaluations of both the PMA application and the manufacturing facilities are favorable, the FDA will either issue an approval letter or an approvable letter, which usually contains a number of conditions which must be met in order to secure final approval of the PMA. When and if those conditions have been fulfilled to the satisfaction of FDA, the agency will issue a PMA approval letter, authorizing commercial marketing of the device for certain indications. If the FDA's evaluation of the PMA application or manufacturing facilities are not favorable, the FDA will deny approval of the PMA application or issue a "non-approvable letter." The FDA may also determine that additional clinical trials are necessary, in which case PMA approval may be delayed for years while additional clinical trials are conducted and submitted in an amendment to the PMA. The PMA process can be expensive, uncertain and lengthy and a number of devices for which FDA approval has been sought by other companies have never been approved for marketing.

     Modifications to a device that is the subject of an approved PMA, its labeling, or manufacturing process may require approval by the FDA of PMA supplements or new PMAs. Supplements to a PMA often require the submission of the same type of information required for an initial PMA, except that the supplement is generally limited to that information needed to support the proposed change from the product covered by the original PMA.


     There can be no assurance that the Company will be able to obtain necessary regulatory approvals for the ROBODOC System or products under development on a timely basis, or at all, or that the Company will have the necessary resources to obtain such approval. Delays in receipt of or failure to receive such approvals, the loss of previously received approvals, or failure to comply with existing or future regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operation.


     If human clinical trials of a device are required in connection with either a 510(k) notification or a PMA application, and the device presents a "significant risk," the sponsor of the trial (usually the manufacturer or the distributor of the device) is required to file an investigational device exemption ("IDE") application prior to commencing human clinical trials. The IDE application must be supported by data, typically including the results of animal and laboratory testing. If the IDE application is reviewed and approved by the FDA and one or more appropriate Institutional Review Boards ("IRBs"), human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a "nonsignificant risk" to the patient, a sponsor may begin the clinical trial after obtaining approval for the study by one or more appropriate IRBs, without the need for FDA approval. Sponsors of clinical trials are permitted to sell those devices distributed in the course of the study provided such compensation does not exceed recovery of the costs of manufacture, research, development and handling. An IDE supplement must be submitted to and approved by the FDA before a sponsor or an investigator may make a change to the investigational plan that may affect its scientific soundness or the rights, safety or welfare of human subjects.

     Any products manufactured or distributed by the Company pursuant to the FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA, including recordkeeping requirements and reporting of adverse experiences with the use of the device. Device manufacturers are required to register their establishments and list their devices with the FDA and with certain state agencies and are subject to periodic inspections by the FDA and certain state agencies. The FDC Act requires devices to be manufactured in accordance with the QSR regulation, which imposes certain procedural and documentation requirements upon the Company with respect to manufacturing and quality assurance activities. The QSR revises the previous GMP regulation and imposes certain enhanced requirements that are likely to increase the cost of compliance, including design controls.


     The Company intends to submit a PMA to the FDA in late 1997 for approval to market the ROBODOC System in the United States. The Company intends to make an informal pre-PMA submission of the clinical data to the FDA. Depending upon the FDA's review of this submission, the target date for submitting a PMA application could be extended. There can be no assurance that the PMA application, once submitted, will be accepted for filing, found approvable, or, if found approvable, will not take longer than expected to obtain approval, or will not include unfavorable post-approval restrictions (for example, limitations on the indicated patient population). See "Risk Factors -- Available Clinical Data; Risk Versus Benefit Issues."


     After receipt of PMA approval, if any, the Company expects that the FDA would consider new surgical applications for the ROBODOC System to be new indications for use, which generally would require FDA approval of a PMA supplement or, possibly, a new PMA. The FDA is also likely to require additional approvals before the agency will permit the Company to incorporate new imaging modalities (such as ultrasound and MRI) or other new technologies in the ROBODOC System. The FDA likely will require that such additional approvals be supported by new clinical data.

     In February 1996, the Company filed a 510(k) submission for the ORTHODOC as a stand-alone device. Such 510(k) submission is the first product clearance or approval filing made by the Company with the FDA. In January 1997, the ORTHODOC received clearance from the FDA for marketing in the United States.


     The NeuroMate System received 510(k) clearance from the FDA for marketing in the United States in May 1997.


     Labeling and promotion activities are subject to scrutiny by the FDA and, in certain instances, by the Federal Trade Commission. Current FDA enforcement policy prohibits marketing approved medical devices for unapproved uses. The Company and its products are also subject to a variety of state laws and regulations in those states or localities where its products are or will be marketed. Any applicable state or local regulations may hinder the Company's ability to market its products in those states or localities. Manufacturers are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations now or in the future or that such laws or regulations will not have a material adverse effect upon the Company's business, financial condition or results of operations.

     Exports of products subject to the 510(k) notification requirements, but not yet cleared to market, are permitted without FDA export approval provided certain requirements are met. Unapproved products subject to the PMA requirements must receive prior FDA export approval unless they are approved for use by any member country of the European Union and certain other countries, including Australia, Canada, Israel, Japan, New Zealand, Switzerland and South Africa, in which case they can be exported to any country without prior FDA approval. To obtain FDA export approval, when it is required, certain requirements must be met and information must be provided to the FDA, including documentation demonstrating that the product is approved for import into the country to which it is to be exported and, in some instances, safety data from animal or human studies. There can be no assurance that the Company will receive FDA export approval when such approval is necessary, or that countries to which the devices are to be exported will approve the devices for import. Failure of the Company to obtain CPEs, meet FDA's export requirements, or obtain FDA export approval when required to do so, could have a material adverse effect on the Company's business, financial condition and results of operations.


     The introduction of the Company's products in foreign markets has subjected will continue to subject the Company to foreign regulatory clearances which may impose additional substantive costs and burdens. International sales of medical devices are subject to the regulatory requirements of each country. The regulatory review process varies from country to country. Many countries also impose product standards, packaging requirements, labeling requirements and import restrictions on devices. In addition, each country has its own tariff regulations, duties and tax requirements. Approval by the FDA and foreign government authorities is unpredictable and uncertain, and no assurance can be given that the necessary approvals or clearances for the Company's products will be granted on a timely basis or at all. Delays in receipt of, or a failure to receive, such approvals or clearances, or the loss of any previously received approvals or clearances, could have a material adverse effect on the Company's business, financial condition and results of operations.



     The ROBODOC System satisfies international electromedical standard IEC 601-1 and the protection requirements of the Electromagnetic Compatibility Directive (89/336/EEC), thus allowing the Company to apply the CE Mark. This conformity is evidenced by the grant of a GS-Mark by Technische Ubermachtungs Verein Rheinland ("TUV"), a testing body in Germany, under current German regulations. The ROBODOC System also satisfies the relevant provisions of the Medical Device Directive for a Class II b Medical Device.



     The NeuroMate System satisfies the relevant provisions of the Medical Device Directive for a Class IIb Medical Device, thus allowing the Company to apply the CE Mark. In June 1997, the NeuroMate System received clearance from the Japanese Ministry of Health for marketing in Japan.


     The Company's products are subject to continued and pervasive regulation by the FDA and foreign and state regulatory authorities. Changes in existing requirements or adoption of new requirements or policies could adversely affect the ability of the Company to comply with regulatory requirements. Failure to comply with regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will not be required to incur significant costs to comply with laws and regulations in the future or that the failure to comply with such laws or regulations will not have a material adverse effect upon the Company's business, financial condition or results of operations.

PRODUCT LIABILITY


     The manufacture and sale of medical products exposes the Company to the risk of significant damages from product liability claims. The Company maintains product liability insurance against product liability claims in the amount of $5 million per occurrence and $5 million in the aggregate. In addition, in connection with the sale of its ROBODOC System, the Company enters into indemnification agreements with its customers pursuant to which the customers indemnify the Company against any claims against it arising from improper use of the ROBODOC System. There can be no assurance, however, that the coverage limits of the Company's insurance policies will be adequate, that the Company will continue to be able to procure and maintain such insurance coverage, that such insurance can be maintained at acceptable costs, or that customers will be able to satisfy indemnification claims. Although the Company has not experienced any product liability claims to date, a successful claim brought against the Company in excess of its insurance coverage could have a materially adverse effect on the Company's business, financial condition, and results of operations.


FACILITIES


     The Company's executive offices and production facilities, comprising a total of approximately 17,000 square feet of space, are located in Sacramento, California and Lyon, France. The Company occupies the facilities in Sacramento pursuant to two leases that expire on June 30, 1998. The total rent expense for these premises is approximately $12,600 per month. The lease for the Company's manufacturing facility in Sacramento provides for escalation of rent at the rate of 5% per annum. The facility in Lyon is located within a university and is provided free of charge to the Company at this time. See Note 8 of notes to IMMI's consolidated financial statements. The Company is considering alternative lease arrangements, and believes that alternative space is available on reasonable terms. While the Company believes that its existing facilities are adequate for its present operations, it anticipates that after its leases expire, it will be required to relocate to larger facilities in Sacramento and Lyon to accommodate future growth in manufacturing and research and development.


EMPLOYEES


     As of August 31, 1997, the Company had 50 full time employees, of which 8 employees are employed by other entities but work full time for the Company, including 26 in research and development, 9 in manufacturing, 2 in regulatory affairs, 6 in sales and marketing and 7 in administration. The Company also has 3 part-time employees. None of the Company's employees is covered by a collective bargaining agreement. The Company believes its relationship with its employees is satisfactory.


LITIGATION

     The Company is not a party to any legal proceedings.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The directors, executive officers and key employees of the Company are as follows:


                  NAME                AGE                          POSITION
    --------------------------------  ----  ------------------------------------------------------
    Ramesh C. Trivedi...............    57  President, Chief Executive Officer and a Director
    James C. McGroddy...............    60  Chairman of the Board
    Mark Winn.......................    47  Chief Financial Officer and Secretary
    Leland Witherspoon..............    45  Vice President, Engineering
    Peter Kazanzides................    35  Director of Robotics and Software
    Brent D. Mittelstadt............    38  Director of Biomedical Applications
    Mary Edwards....................    42  Director of Regulatory Affairs
    Hans Weynschenk.................    47  Director of Marketing, Orthopaedics
    Jerome Lebon....................    42  Director of Marketing, Neurosurgery
    Stu Heald.......................    60  Manager of Manufacturing
    Jeffrey A. Johnson..............    46  Director of Marketing, U.S.A.
    John N. Kapoor..................    53  Director
    Paul A.H. Pankow................    67  Director
    Gerald D. Knudson...............    53  Director
    Patrick G. Hays.................    54  Director


     The Board of Directors has two standing committees, an Audit Committee and a Compensation Committee.

     The Audit Committee is composed of Dr. McGroddy, Dr. Kapoor and Mr. Pankow. The duties of the Audit Committee include recommending the engagement of independent auditors, reviewing and considering reports of the auditors and others relating to management and internal controls. The Audit Committee was appointed in December 1996 and therefore held no meetings in 1996.

     The Company's Compensation Committee is composed of Dr. McGroddy, Dr. Kapoor and Mr. Pankow. The duties of the Compensation Committee are to recommend to the Board remuneration for officers of the Company to determine the number and issuance of options pursuant to the Company's stock option plans and to recommend the establishment of and to monitor a compensation and incentive program for all executives of the Company. The Compensation Committee held four meetings in 1996.

     RAMESH C. TRIVEDI, PH.D., has been President, Chief Executive Officer and a Director of the Company since November 1995, and served as a consultant to the Company from February 1995 until November 1995. Dr. Trivedi has over 25 years experience in the healthcare field. Dr. Trivedi founded California Biomedical Consultants in 1987, an international consulting firm. From 1985 to 1986, Dr. Trivedi was the President and Chief Executive Officer of DigiRad Corporation, a medical imaging company. From 1978 to 1984, he was the director of business development of Syva Company and the General Manager of Synaco, Inc., divisions of Syntex Corporation, a pharmaceutical company. From 1972 to 1978, Dr. Trivedi was the head of the product management group at the Worthington division of Millipore Corporation, a membrane filtration company, and the head of the chemistry group of the Diagnostic Division of Pfizer, Inc. from 1971 to 1972. Dr. Trivedi received a Ph.D. in Chemical Engineering from Lehigh University in 1970 and an MBA from Pepperdine University in 1981.

     JAMES C. MCGRODDY, PH.D., has been Chairman of the Board of Directors of the Company since November 1995. From 1965 through December 1996, Dr. McGroddy was employed by IBM. From January 1996 through December 1996, Dr. McGroddy served as Senior Vice President and Special Advisor to the

Chairman of IBM. From May 1989 to December 1995, Dr. McGroddy was Senior Vice President of Research of IBM with responsibility for approximately 2,500 technical professionals in IBM's seven research laboratories around the world. He was a member of IBM's Worldwide Management Council. Dr. McGroddy has been involved in the development of the Company since its inception in October 1990, initially as an advisor and since November 1995 as a Director. Dr. McGroddy received a Ph.D. in physics from the University of Maryland in 1965. See "Certain Transactions -- Initial Transactions with IBM."


     MARK W. WINN has been Chief Financial Officer of the Company since September 1997. From November 1991 to August 1997 Mr. Winn served as the Senior Vice President and Chief Financial Officer of Research Medical, Inc., a manufacturer and developer of specialty cardiovascular and pharmaceutical products. From 1984 to 1991 Mr. Winn was the Vice President and Chief Financial Officer of Gory Associated Industries, a South Florida building products manufacturer. He received his MBA and BA from Brigham Young University in 1975 and 1974 respectively.


     LELAND WITHERSPOON, has been Vice President, Engineering since April 1997. From February 1992 to April 1997, Mr. Witherspoon was Director Product Research and Development for Sorin Biomedicals, Inc., a developer and manufacturer of cardiopulmonary and cardiovascular products. From November 1990 to January 1992, he was Manager of Research and Development for Pfizer/Shiley, a developer and manufacturer of cardiopulmonary and cardiovascular equipment and disposables. From March 1979 to October 1990, Mr. Witherspoon held various technical and management positions with Xerox Medical Systems, a manufacturer and developer of diagnostic medical electronic and mechanical systems. Mr. Witherspoon received a BSEE from Rensselaer Polytechnic Institute in 1974.

     PETER KAZANZIDES, PH.D., a co-founder of the Company, has been an employee of the Company since November 1990 and Director of Robotics and Software of the Company since December 1995. He received Sc.B., Sc.M., and Ph.D. degrees in electrical engineering from Brown University in 1983, 1985, and 1988, respectively. His dissertation focused on force control and multiprocessor systems for robotics. He performed post-doctoral research in surgical robotics from March 1989 to March 1990 at the IBM T.J. Watson Research Center.

     BRENT D. MITTELSTADT, a co-founder of the Company, has been an employee of the Company since November 1990 and Director of Surgical Applications of the Company since December 1995. He began research in surgical robotics in 1986 as a visiting research scientist at the IBM T.J. Watson Research Center and is responsible for much of the early development of CT guided robotic systems for total hip replacement surgery. Mr. Mittelstadt received a B.S. in Biology from the University of Arizona in 1984.


     MARY J. EDWARDS has been Director of Regulatory Affairs of the Company since July, 1997. Ms. Edwards served as a Senior Consultant for C.L. McIntosh, Inc., a Washington, D.C. based regulatory consulting group directing its west coast operations. Ms. Edwards also worked as the Director of Regulatory Affairs for Nobel Biocare, an international medical device company located in Gothenburg, Sweden, and for W.L. Gore & Associates, Inc., a Class III medical device manufacturer. Ms. Edwards also served as the Industry Representative to FDA's Scientific Advisory Panel for Dental Products.



     HANS WEYENSCHENK has been Director of Marketing, Orthopaedics, of the Company since February 1997. Prior thereto, he was employed by Vitatron Medical, Inc., a wholly-owned subsidiary of Medtronics (a manufacturer of cardiac products), as Director of Marketing, Communications and Services from 1996 to February 1997 and Director of International Sales from 1987 to 1995.



     JEROME LEBON has been Director of Marketing, Neurosurgery, of the Company since September 5, 1997. From 1996 until September 1997, he was Executive Vice President of International Sales of IMMI. From 1987 to 1995, he was International Vice President of Technomed International, a lithrotripsy company in France. From 1984 to 1986, Mr. Lebon was Business Development Manager of Sopa Development Company, an engineering hospital turn-key company in France. From 1980 to 1985, he was employed by Thomson CGR, initially as Area Manager for Latin America and then as Vice President, Sales and Marketing of its Brazilian and Argentinian subsidiaries.

     STU HEALD has been Manager of Manufacturing of the Company since June 1996. Mr. Heald has over 30 years experience in manufacturing products. From September 1993 to June 1996, Mr. Heald served as Operations Manager at Advanced Power Solutions, a division of M&L Enterprises, Inc., a manufacturer of power supplies. From October 1986 to August 1993, Mr. Heald served as Shop Operation Manager at Resonex Inc., a manufacturer of magnetic resonance imaging systems. Mr. Heald received a B.S. in Industrial Management from California State University San Francisco in 1962.


     JEFFREY A. JOHNSON has been Director of Marketing, U.S.A. of the Company since June 1997. From 1992 to June 1997 Mr. Johnson was Marketing Manager for Sorin Biomedical, Inc., a developer and manufacturer of cardiopulmonary and cardiovascular equipment. From 1984 to 1991 Mr. Johnson was a Product Manager for the Ultrasound division of Philips Medical Systems, Inc. He received an MBA from the University of California, Irvine in 1991 and an MS from University of California, Los Angeles in 1976.


     JOHN N. KAPOOR, PH.D., has been a Director of the Company since December 1995. Dr. Kapoor founded EJ Financial Enterprises, Inc., a healthcare consulting and investment company, in March 1990, of which he is currently President. Since October 1990, Dr. Kapoor has been Chairman of Option Care, Inc., a franchiser of home infusion therapy businesses. Dr. Kapoor has been the Chairman of Unimed Pharmaceuticals, Inc., a specialty pharmaceutical company since 1990. Since May 1996, Dr. Kapoor has been Chief Executive Officer of Akorn, Inc., a manufacturer and distributor of ophthalmic products, of which Dr. Kapoor has also served as Chairman since May 1996. In addition, Dr. Kapoor has served as chairman of NeoPharm, Inc., a cancer drug research and development company. Dr. Kapoor also served as Chairman of Lyphomed, Inc., a pharmaceutical company, from 1983 to 1990, and was a Director of Lunar Corp., a manufacturer and marketer of x-ray and ultrasound systems, from May 1990 to April 1996. Dr. Kapoor received a Ph.D. in medicinal chemistry from State University of New York in 1970.

     PAUL A.H. PANKOW has been a Director of the Company since May 1995. Since March 1995, Mr. Pankow has been President of PAP Consulting, a business and technical consulting firm. From September 1959 to February 1995, Mr. Pankow held various positions with 3M Corporation, most recently as a Vice President, and as Chief Executive Officer of its Imaging Systems Division. He has served as chairman of the Optoelectronic Industry Development Association and is a member of several other industry boards. Mr. Pankow received a B.S. in mechanical engineering and business administration from the University of Minnesota in 1956.

     GERALD D. KNUDSON has been a Director of the Company since May 1997. Since January 1997, Mr. Knudson has been Executive Vice President of Sterling Diagnostic Imaging, Inc., a manufacturer and distributor of medical diagnostic imaging products. From 1994 to 1996, Mr. Knudson was President, Medical Systems Division of Polaroid which manufactured medical diagnostic imaging printers and film. From 1988 to 1994, Mr. Knudson was Chief Executive Officer of Resonex, Inc., a manufacturer of MRI systems. Previously, Mr. Knudson held various executive and marketing positions in the life science industry since 1966. Mr. Knudson received a B.A. in Biology from Augustana College in 1965.

     PATRICK G. HAYS has been a Director of the Company since May 1997. Since February 1995, Mr. Hays has been President and Chief Executive Officer of Blue Cross and Blue Shield Association, the national coordinating body for the United States' sixty-two community-based and independent Blue Cross and Blue Shield Plans, collectively, the United States' largest insurer. From 1980 to 1995, Mr. Hays was President and Chief Executive Officer of Sutter Health, a vertically integrated provider of health services in northern California. Previously, Mr. Hays held various administrative and executive positions with healthcare providers since 1971. Mr. Hays received a Master's degree in Healthcare Administration from the University of Minnesota in 1971.


     On August 16, 1992, a lawsuit was filed against Dr. Kapoor in the United States District Court for the Northern District of Illinois by Fujisawa Pharmaceutical Co., Ltd. and Fujisawa USA, Inc. ("Fujisawa"). The complaint alleged that Dr. Kapoor, while President and Chief Executive Officer of Lyphomed, Inc., a company acquired by Fujisawa, violated provisions of the Federal securities laws and the Racketeer Influenced and Corrupt Organizations Act (RICO), and also asserted certain state law claims. The factual basis of the complaints alleges that Dr. Kapoor filed false applications for generic drug approvals with the FDA on behalf of Lyphomed, Inc. On July 25, 1996, the complaint was dismissed in part, and Dr. Kapoor was granted summary judgment on the remaining claims. On June 16, 1997, the Court of Appeals for the 7th Circuit reversed the District Court's order granting summary judgment and remanded the case to the District Court. Dr. Kapoor vigorously denies the allegations and filed a complaint against Fujisawa in Illinois state court on August 27, 1996 claiming breach of contract, defamation of character and other state law claims.


     All directors hold office until the annual meeting of stockholders of the Company following their election or until their successors are duly elected and qualified. Officers are appointed by the Board of Directors and serve at its discretion.


     The Company has adopted a policy of compensating independent directors in the amount of $7,500 annually and $500 additional for each Board of Directors meeting attended and $250 for each telephonic Board of Directors meeting attended. Members who serve on either the Audit or Compensation Committees are to be paid $300 for each meeting attended and $150 for each telephonic meeting attended. Committee chairmen are also to be paid a fee of $500 per annum.


     The Company will also grant independent members of the Board of Directors ten year non-qualified stock options to purchase 3,500 shares of the Company's Common Stock at an exercise price equal to the greater of the fair market value on the date of issue or $5.00 per share.

     No member of the Compensation Committee was an officer or employee of the Company or of any of its subsidiaries during the prior year or was formerly an officer of the Company or of any of its subsidiaries. None of the Executive Officers of the Company has served on the Board of Directors or Compensation Committee during the last fiscal year of any other entity, any of whose officers served either on the Board of Directors of the Company or on the Compensation Committee of the Company.

     On July 26, 1996, Mr. Pankow was granted an option to purchase 2,704 shares of Common Stock at an exercise price of $2.07 per share. On January 24, 1997, Dr. McGroddy was granted an option to purchase 25,000 shares of Common Stock at an exercise price of $5.00 per share.

SUMMARY COMPENSATION TABLE
     The following table sets forth the compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each other executive officer of the Company whose salary and bonus for the year ended December 31, 1996 exceeded $100,000 (collectively, the "Named Executive Officers").

                                            ANNUAL
                                         COMPENSATION                           LONG-TERM COMPENSATION
                                      ------------------     OTHER ANNUAL       SECURITIES UNDERLYING
    NAME AND PRINCIPAL POSITION       YEAR      SALARY      COMPENSATION(3)            OPTIONS
------------------------------------  -----    ---------    ---------------     ----------------------
Ramesh C. Trivedi...................   1996     $264,000        $50,000                 316,907
  Chief Executive Officer and
     President
Wendy Shelton-Paul(1)...............   1996     $120,000        $30,000                  30,415
  Vice President of Medical Affairs
Michael J. Tomczak(2)...............   1996     $112,000        $30,000                  30,415
  Vice President and Chief Financial
     Officer

---------------
(1) Dr. Shelton-Paul resigned from her position as Vice President of Medical Affairs effective December 31, 1996.


(2) Mr. Tomczak has resigned from his positions with the Company and will cease to be an employee of the Company effective September 30, 1997.



(3) Represents cash incentive bonus.


EMPLOYMENT AGREEMENTS

     On December 8, 1995, the Company entered into an employment agreement with Dr. Ramesh C. Trivedi, the Company's Chief Executive Officer and President. The agreement is for no specified term and provides for the at-will employment of Dr. Trivedi. Pursuant to the employment agreement, Dr. Trivedi is to receive an annual salary of $264,000 ($22,000 per month), plus out-of-pocket expenses. Dr. Trivedi's employment agreement provides for the grant of options to purchase 316,907 shares of the Company's

Common Stock, at an exercise price of $0.07 per share, which were granted in February 1996. Upon termination by the Company, other than for cause (as defined in the employment agreement), Dr. Trivedi is entitled to receive his monthly salary for a period of nine months following the date of termination and consulting fees (at his then prevailing consulting rate) for three months of consulting services to be rendered during the 12 months following such termination.

     None of the other Named Executive Officers has an employment agreement with the Company.

STOCK OPTIONS

     The following table contains information concerning the grant of stock options under the Company's 1995 Stock Option Plan to Dr. Trivedi, Dr. Shelton-Paul and Mr. Tomczak during the fiscal year ended December 31, 1996. See "Management -- Stock Option Plan" and Note 6 to notes to consolidated financial statements appearing elsewhere in this Prospectus.

                                                 NUMBER OF       PERCENT OF
                                                  SHARES       TOTAL OPTIONS    EXERCISE
                                                UNDERLYING       GRANTED TO      PRICE
                                                  OPTIONS       EMPLOYEES IN      PER      EXPIRATION
                      NAME                     GRANTED(1)(3)   FISCAL YEAR(3)   SHARE(2)      DATE
    -----------------------------------------  -------------   --------------   --------   ----------
    Ramesh C. Trivedi........................     316,907           41.7%        $ 0.07      02/16/06
    Wendy Shelton-Paul.......................      30,415            4.3%        $ 0.07      02/16/06
    Michael J. Tomczak.......................      30,415            4.3%        $ 0.07      02/16/06

---------------
(1) Stock options are granted at the discretion of the Compensation Committee of the Company's Board of Directors. Stock options have a 10-year term and vest periodically over a period not to exceed five years.

(2) The Compensation Committee of the Company's Board of Directors may elect to reduce the exercise price of any option to the current fair market value of the Common Stock if the value of the Common Stock has declined from the date of grant.

(3) Does not include the options previously outstanding under the Company's 1991 Stock Option Plan which were repriced on February 16, 1996. See the table captioned "Repricing of Options" below.


     The following table summarizes for each of the Named Executive Officers the total number of unexercised options, if any, held at December 31, 1996, and the aggregate dollar value of in-the-money, unexercised options, held at December 31, 1996, in each case after giving effect to the replacement in February 1996 of previously held options. The value of the unexercised, in-the-money options at December 31, 1996, is the difference between the value of the underlying Common Stock on December 31, 1996 ($5.00 per share) and their exercise or base price ($0.07 per share).


AGGREGATED OPTION EXERCISES -- JANUARY 1, 1996 -- DECEMBER 31, 1996 AND DECEMBER
                             31, 1996 OPTION VALUES

                       SHARES ACQUIRED UPON
                       EXERCISE OF OPTIONS
                          DURING FISCAL            NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                             1996(1)              UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS AT
                       --------------------    OPTIONS AT DECEMBER 31, 1996            DECEMBER 31, 1996
                                    VALUE      -----------------------------     -----------------------------
        NAME           NUMBER     REALIZED     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
---------------------  -------    ---------    -----------     -------------     -----------     -------------
Ramesh C. Trivedi....       --           --      163,559          153,348         $ 806,346        $ 756,006
Wendy Shelton-Paul...       --           --       40,553           57,449         $ 199,926        $ 283,224
Michael J. Tomczak...       --           --       64,620           33,850         $ 318,577        $ 166,881

                              REPRICING OF OPTIONS

                                                                                                   LENGTH OF
                                        NUMBER OF                        EXERCISE                   ORIGINAL
                                        SECURITIES                       PRICE OF                    OPTION
                                        UNDERLYING   MARKET PRICE OF     STOCK AT                TERM REMAINING
                             REPRICE/    OPTIONS      STOCK AT TIME      TIME OF        NEW        AT DATE OF
                             REGRANT     REPRICED     OF REPRICING     REPRICING OR   EXERCISE    REPRICING OR
           NAME                DATE     OR AMENDED    OR AMENDMENT      AMENDMENT      PRICE       AMENDMENT
---------------------------  --------   ----------   ---------------   ------------   --------   --------------
Wendy Shelton-Paul.........   2/16/96     67,587          $.888           $ 4.88        $.07       9.25 years
Michael J. Tomczak.........   2/16/96     43,932          $.888           $ 4.88        $.07       9.25 years
Michael J. Tomczak.........   2/16/96      6,759          $.888           $ 7.84        $.07          8 years
Michael J. Tomczak.........   2/16/96     13,308          $.888           $ 7.84        $.07        6.5 years
Michael J. Tomczak.........   2/16/96      4,056          $.888           $ 3.33        $.07          6 years

     The Compensation Committee of the Board of Directors approved the replacement of these options to Dr. Shelton-Paul and Mr. Tomczak, and options to other employees of the Company, at an exercise price of $.07 per share, having concluded that the principal purpose of the Company's stock option program (i.e., to provide an equity incentive to employees to remain in the employment of the Company and to work diligently in its best interests) would not be achieved for those employees holding options exercisable above the market price of the Common Stock. In connection with the granting of these replacement options, participating option holders agreed not to exercise any option for a period of six months from the date of such regrant.

STOCK OPTION PLAN


     On December 13, 1995, the Board of Directors adopted, and stockholders approved, the 1995 Stock Option Plan (the "Plan"). The Plan is to be administered by the Board of Directors or a committee thereof. The Plan is currently administered by the Compensation Committee of the Board of Directors. The Plan, as initially adopted, authorized the Company to grant stock purchase rights and/or options to acquire an aggregate of 1,108,949 shares of Common Stock to directors, employees (including officers) and consultants of the Company ("Plan participants"). On September 16, 1996, the Board of Directors of the Company adopted an amendment to the Plan, increasing the number of shares of Common Stock covered by the Plan to 1,249,070 shares, and approved by the stockholders in November 1996.



     The Company has outstanding options to purchase an aggregate of 1,162,905 shares granted pursuant to the Plan and options to purchase an aggregate of 5,408 shares granted pursuant to the Company's 1991 Stock Option Plan, which was terminated in December 1995. Options to purchase an aggregate of 65,442 shares of Common Stock remain available for grant under the Plan. No stock purchase rights have been granted pursuant to the Plan.



     The Plan authorizes the issuance of incentive stock options ("ISOs"), as defined in Section 422A of the Internal Revenue Code of 1986, non-qualified stock options ("NQSOs", and together with ISOs, "Options") and stock purchase rights ("SPRs"). Consultants and directors who are not also employees of the Company are eligible for grants of only NQSOs and/or SPRs. The exercise price of each ISO may not be less than 100% of the fair market value of the Common Stock at the time of grant, except that in the case of a grant to an employee who owns 10% or more of the outstanding stock of the Company or a subsidiary or parent of the Company (a "10% Stockholder"), the exercise price may not be less than 110% of the fair market value on the date of grant. The aggregate fair market value of the shares covered by ISOs granted under the Plan that become exercisable by a Plan participant for the first time in any calendar year is subject to a $100,000 limitation. The exercise price of each NQSO is determined by the Board, or committee thereof, in its discretion, provided that the exercise price of a NQSO is not less than 85% of the fair market value of the Common Stock on the date of grant. The Board, or committee thereof, determines the term of the Options and SPRs, except that in no event may an Option have a term of more than ten (10) years (five (5) years with respect to ISOs granted to a 10% Stockholder), and the terms of vesting, except that in no event may an Option vest at a rate less than 20% per year. A recipient of an SPR must exercise such right within the period, not to exceed thirty (30) days from the date of grant, determined by the Board, or committee thereof. The Board, or committee thereof, may reserve to the Company upon the grant of an SPR, an option to repurchase upon a Plan participant's termination of employment, any stock acquired upon his exercise of the SPR at the

SPR exercise price. Any such repurchase option will lapse at a rate of not less than 20% per year commencing on the date of the Plan participant's purchase. Options and SPRs granted under the Plan are not transferable, other than by will or by the laws of descent and distribution. No stock options or SPRs may be granted under the Plan after December 12, 2005.


     Subject to the provisions of the Plan, the Board, or a committee thereof, has the authority to determine the individuals to whom the stock options or SPRs are to be granted, the number of shares to be covered by each option or SPR, the exercise price, the type of option, the exercise period, the restrictions, if any, on the exercise of the option or SPR, the terms for the payment of the exercise price and other terms and conditions. Payments by holders of options or SPRs upon exercise of an option may be made (as determined by the Board or a committee thereof) in cash or such other form of payment as may be permitted under the Plan, including without limitation, by promissory note or by delivery of shares of Common Stock.

     In February 1996, the Compensation Committee of the Board of Directors authorized the grant of options to purchase an aggregate of 242,746 shares of Common Stock, at an exercise price of $0.07 per share, to certain officers, directors and employees of the Company pursuant to the Company's 1995 Stock Option Plan, including options to purchase 67,587 shares granted to Dr. Wendy Shelton-Paul, Vice President of Medical Affairs of the Company, and options to purchase 68,055 shares granted to Michael J. Tomczak, Vice President and Chief Financial Officer of the Company. These options were issued in replacement of options previously granted pursuant to the Company's 1991 Stock Option Plan, with exercise prices ranging from $3.33 to $7.84 per share, surrendered for cancellation.

INDEMNIFICATION OF OFFICERS AND DIRECTORS AND LIMITATION ON DIRECTOR LIABILITY

     Article VI of the Company's by-laws provides that a director or officer shall be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement (provided such settlement is approved in advance by the Company) in connection with certain actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action") if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action, except that no person who has been adjudged to be liable to the Company shall be entitled to indemnification unless a court determines that despite such adjudication of liability, but in view of all of the circumstances of the case, the person seeking indemnification is fairly and reasonably entitled to be indemnified for such expenses as the court deems proper.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     Article 11 of the Company's certificate of incorporation eliminates the personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of their fiduciary duties as a director to the fullest extent provided by Delaware law. Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") provides for the elimination of such personal liability, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit.

                              CERTAIN TRANSACTIONS
TRANSACTIONS WITH FOUNDERS

     In connection with the formation of the Company, the Company sold 38,880 shares, 20,935 shares, 5,441 shares and 2,332 shares of Common Stock to Howard
A. Paul, William Bargar, Brent Mittelstadt and Peter Kazanzides (collectively the "Founders"), respectively, for a purchase price of $0.07 per share. Dr. Paul served as the Chief Executive Officer and President of the Company from inception until his death in February 1993. Dr. Kazanzides and Mr. Mittelstadt are key employees of the Company, and Dr. Bargar serves as a consultant to the Company. See "Management."

INITIAL TRANSACTIONS WITH IBM

     In connection with the formation of the Company and pursuant to a Loan and Warrant Purchase Agreement dated as of February 6, 1991 (the "IBM Loan Agreement"), the Company granted IBM a warrant to purchase 67,587 shares of Common Stock, at an exercise price of $0.07 per share, originally exercisable until February 6, 1998. The expiration date of the warrant was extended until December 31, 2000 in connection with the recapitalization of the Company in December 1995, described below. In addition, pursuant to the IBM Loan Agreement, during 1991 the Company borrowed an aggregate of $3,000,000 from IBM in consideration for the Company's 9.25% Convertible Subordinated Loan Note in the principal amount of $3,000,000 (the "IBM Note"). The IBM Note was convertible into shares of Series A Preferred Stock at a conversion price of $33.29 per share.

     In connection with the IBM loan transaction, the Company entered into a Stockholders' Agreement with the Founders and IBM dated February 6, 1991 (the "Stockholders' Agreement"). Pursuant to the Stockholders' Agreement, IBM has the right to nominate a member of the Board of Directors of the Company (and the stockholders agreed to vote their shares for such nominee) and to have a non-voting observer attend meetings of the Board of Directors. In addition, the Stockholders' Agreement grants IBM a right of first refusal with respect to proposed transfers of Founder's shares to a "Competitor" (as defined). The Stockholders' Agreement also restricts transfers of Founder's shares other than to the Company, IBM or to a third party approved by IBM in writing. The foregoing restriction will terminate on February 6, 1998, or earlier upon consummation of (i) an initial underwritten firm commitment public offering of the Common Stock resulting in gross proceeds of at least $15 million, or (ii) the acquisition of the Company, whether by merger, acquisition of all or substantially all of its assets, or acquisition of substantially all of its voting securities.

     Pursuant to a License Agreement, dated February 6, 1991, IBM granted the Company a non-exclusive, worldwide royalty-free license to the underlying software code for the ROBODOC System.

SERIES B PREFERRED STOCK FINANCING

     Pursuant to a Stock Purchase Agreement dated as of April 10, 1992, Sutter Health and The John N. Kapoor Trust (the "Kapoor Trust") each purchased 30,482 shares of the Company's Series B Preferred Stock, or a total of 60,964 shares, for a purchase price of $4,000,370 ($65.62 per share). The Series B Preferred Stock was convertible into shares of Common Stock at a conversion price of $65.62 per share.

SERIES C PREFERRED STOCK FINANCING

     Pursuant to a Stock Purchase Agreement dated as of November 13, 1992, Sutter Health and Keystone Financial Corporation ("Keystone") purchased 89,604 and 12,801 shares, respectively, for a total of 102,405 shares, of the Company's Series C Preferred Stock, for a purchase price of $7,000,002 and $1,000,000, respectively ($78.12 per share). The Series C Preferred Stock was convertible into shares of Common Stock at a conversion price of $78.12 per share.

DECEMBER 1995 RECAPITALIZATION

     Pursuant to a Series D Preferred Stock and Warrant Purchase Agreement (the "1995 Stock Purchase Agreement") dated as of December 21, 1995, the Company effected the recapitalization described below.

     The Company effected a one-for-five reverse stock split of its capital stock, and all outstanding shares of Series B and Series C Preferred Stock were converted into shares of Common Stock. Upon conversion of the Series B Preferred Stock, the Company issued 30,482 shares of Common Stock to each of Sutter Health and the Kapoor Trust, or a total of 60,964 shares. In addition, the Company issued 8,955 shares of Common Stock to each of Sutter Health and the Kapoor Trust, or a total of 17,910 shares, in exchange for the cancellation of all accumulated dividends on the Series B Preferred Stock. Upon conversion of the Series C Preferred Stock, the Company issued 89,604 shares of Common Stock to Sutter Health and 12,801 shares of Common Stock to Keystone, or a total of 102,405 shares. In addition, the Company issued 19,512 shares of Common Stock to Sutter Health and 3,169 shares of Common Stock to Keystone, or a total of 22,681 shares, in exchange for the cancellation of all accumulated dividends on the Series C Preferred Stock.

     As part of the recapitalization, IBM received a warrant to purchase 126,895 shares of Common Stock, at an exercise price of $0.01 per share, which expires on December 31, 2005, in exchange for the cancellation of the IBM Note in the principal amount of $3,000,000 and accrued interest thereon of $1,224,373. In addition, the expiration date of the warrant issued to IBM in connection with the formation of the Company was extended until December 31, 2000.

     Pursuant to the 1995 Stock Purchase Agreement, EJ Financial Investments V, L.P. ("EJ Financial") purchased 693,194 shares of Series D Preferred Stock for an aggregate purchase price of $666,667 ($0.96 per share), and IBM purchased a warrant to purchase 1,386,390 shares of Series D Preferred Stock, exercisable at any time prior to December 31, 2005, at an exercise price of $0.01 per share, for an aggregate purchase price of $1,333,333 ($0.96 per warrant). In addition, EJ Financial received an option to purchase an additional 346,597 shares of Series D Preferred Stock, on the same terms as it purchased the Series D Preferred Stock and IBM received an option to purchase warrants to purchase an additional 693,194 shares of Series D Preferred Stock, on the same terms it purchased the Series D Warrants (the options granted to EJ Financial and IBM being hereinafter referred to collectively as the "Standby Options"). On February 19, 1996, each of EJ Financial and IBM exercised its Standby Option, as required by the terms thereof, since the Company was unable to obtain alternative financing on substantially the same terms as the Standby Options prior to the expiration thereof.

     As part of the recapitalization of the Company, Sutter Health, Sutter Health Venture Partners and Keystone received warrants to purchase 390,888 shares, 11,899 shares and 43,300 shares, of Common Stock, respectively, at an exercise price of $0.74 per share, in consideration for their consent to the terms of the recapitalization, including the sale of the Series D Preferred Stock. Sutter Health, Sutter Health Venture Partners and Keystone received additional warrants to purchase 121,686 shares, 3,705 shares and 13,481 shares, respectively, of Common Stock, at an exercise price of $0.74 per share, in connection with the exercise by EJ Financial and IBM of the Standby Options. Subsequently, Sutter Health, Sutter Health Venture Partners and Keystone agreed to amend these warrants to permit payment of the exercise price by surrender of a portion of the warrants in lieu of payment of the cash exercise price. Accordingly, on August 25, 1996, Sutter Health and Sutter Health Venture Partners received 449,374 shares and 13,680 shares of Common Stock, respectively (or 63,200 fewer shares and 1,924 fewer shares, respectively, than they would have received if the exercise price had been paid in cash) and on October 29, 1996, Keystone received 49,777 shares of Common Stock (or 7,002 fewer shares than it would have received if the exercise price had been paid in cash.)

     In connection with the recapitalization of the Company, the Company granted stockholders who did not purchase Series D Preferred Stock or warrants to purchase Series D Preferred Stock rights to purchase Series D Preferred Stock on the same terms and conditions as those shares purchased under the 1995 Stock Purchase Agreement, which rights expired unexercised on March 5, 1996.

REGRANT OF LOWER-EXERCISE PRICE OPTIONS TO REPLACE PRIOR GRANTS

     In February 1996, the Compensation Committee of the Board of Directors authorized the grant of options to purchase an aggregate of 242,736 shares of Common Stock, at an exercise price of $0.07 per share, to certain officers, directors, and employees of the Company pursuant to the Company's 1995 Stock Option Plan, including options to purchase 67,587 shares granted to Dr. Wendy Shelton-Paul, Vice President of Medical Affairs of the Company, and options to purchase 68,055 shares granted to Michael J. Tomczak, Vice President and Chief Financial Officer of the Company. These options were issued in replacement of options previously granted pursuant to the Company's 1991 Stock Option Plan, with exercise prices ranging from $3.33 to $7.84 per share, surrendered for cancellation. See the table captioned "Repricing of Options" under "Management -- Stock Options."

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information concerning the beneficial ownership of the Company's Common Stock immediately prior to and after the Offering by (i) each stockholder known by the Company to be a beneficial owner of more than five percent of the outstanding Common Stock, (ii) each director of the Company and each executive officer listed in the Compensation Table under the caption "Management -- Summary Compensation Table" and (iii) all directors and officers as a group.


                                                                              PERCENTAGE OF COMMON STOCK
                                                  AMOUNT AND NATURE OF           BENEFICIALLY OWNED(1)
                                                 BENEFICIAL OWNERSHIP(1)     -----------------------------
                                                 -----------------------       BEFORE             AFTER
NAME                                                  OWNERSHIP(1)           OFFERING(2)       OFFERING(3)
-----------------------------------------------  -----------------------     -----------       -----------
International Business Machines Corporation....         2,274,066(5)            36.32%(6)         24.11%(7)
  Old Orchard Road
  Armonk, NY 10504
EJ Financial Investments V, L.P................         1,039,792               26.08%            14.53%
  225 East Deer Path Road
  Suite 250
  Lake Forest, IL 60045
Sutter Health and Sutter Health Venture........           611,607(8)            15.34%             8.54%
  Partners, L.P
  One Capitol Mall
  Sacramento, CA 95814
Ramesh C. Trivedi(4)...........................           210,743(9)             5.02%(10)         2.86%(11)
John N. Kapoor(4)..............................         1,039,792(12)           26.08%            14.53%
James C. McGroddy(4)...........................            21,000(13)           *                 *
Paul A.H. Pankow(4)............................             1,465(14)           *                 *
Patrick G. Hays(4).............................                --                  --                --
Gerald D. Knudson(4)...........................                --                  --                --
Michael J. Tomczak.............................            77,103(9)             1.90%(15)         1.07%(16)
Wendy Shelton Paul.............................            99,850(17)            2.47%(18)        13.83%(19)
All directors and officers as a group (8
  persons).....................................         1,449,953(20)           33.44%(21)        19.36%(22)


---------------

  *  Less than one percent.



 (1) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated, subject to community property laws, where applicable. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on September 1, 1997, any security which such person or group of persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.



 (2) Except as otherwise stated, calculated based upon 3,986,311 shares of Common Stock issued and outstanding.



 (3) Gives effect to the issuance of 3,171,771 shares of Common Stock in the Offering.


 (4) Address is c/o the Company, 829 West Stadium Lane, Sacramento, California 95834.

 (5) Includes warrants to purchase 2,079,584 shares of Common Stock at an exercise price of $0.01 per share exercisable until December 31, 2005, warrants to purchase 67,587 shares of Common Stock at an exercise price of $0.07 per share exercisable until December 31, 2000, and warrants to purchase 126,895 shares of Common Stock at an exercise price of $0.01 per share exercisable until December 31, 2005, all of which warrants are presently exercisable.


 (6) Calculated based upon 6,260,377 shares of Common Stock issued and outstanding.

 (7) Calculated based upon 9,432,148 shares of Common Stock issued and outstanding.



 (8) Includes 593,538 shares of Common Stock owned by Sutter Health and 18,069 shares of Common Stock beneficially owned by Sutter Health Venture Partners I, L.P. ("Sutter Partners"), an affiliate of Sutter Health.



 (9) Represents shares issuable upon the exercise of stock options exercisable within 60 days, at an exercise price of $0.07 per share.



(10) Calculated based upon 4,197,054 shares of Common Stock issued and outstanding.



(11) Calculated based upon 7,368,825 shares of Common Stock issued and outstanding.



(12) Represents shares of Common Stock owned by EJ Financial Investments V, L.P., a limited partnership of which Mr. Kapoor is the managing general partner. Mr. Kapoor disclaims beneficial ownership of such shares.



(13) Includes 20,000 shares of Common Stock owned by Dr. McGroddy and 1,000 shares of Common Stock beneficially owned by his daughter.



(14) Represents shares issuable upon exercise of stock options exercisable within 60 days, at an exercise price of $2.07.



(15) Calculated based upon 4,063,414 shares of Common Stock issued and outstanding.



(16) Calculated based upon 7,235,185 shares of Common Stock issued and outstanding.



(17) Includes 60,970 shares issuable upon exercise of stock options exercisable within 60 days at an exercise price of $0.07 per share.



(18) Calculated based upon 4,047,281 shares of Common Stock issued and outstanding.



(19) Calculated based upon 7,219,052 shares of Common Stock issued and outstanding.



(20) Includes 331,734 shares of Common Stock issuable upon exercise of options exercisable within 60 days, at exercise prices ranging from $0.07 to $2.07 per share.



(21) Calculated based upon 4,336,592 shares of Common Stock issued and outstanding.



(22) Calculated based upon 7,489,816 shares of Common Stock issued and outstanding.

                           DESCRIPTION OF SECURITIES


     The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, $0.01 par value per share and 1,000,000 shares of "blank check" preferred stock, par value $0.01 per share. As of the date of this Prospectus, 3,986,311 shares of Common Stock are issued and outstanding and no shares of preferred stock are outstanding.


     The following are brief descriptions of the securities offered hereby and other securities of the Company. The rights of the holders of shares of the Company's capital stock are established by the Company's certificate of incorporation, as amended, the Company's by-laws and Delaware law. The following statements do not purport to be complete or give full effect to statutory or common law, and are subject in all respects to the applicable provisions of the certificate of incorporation, by-laws and state law.

COMMON STOCK

     Holders of the Common Stock are entitled to one vote per share, and subject to the rights of holders of preferred stock, to receive dividends when, as and if declared by the Board of Directors and to share ratably in the assets of the Company legally available for distribution to holders of Common Stock in the event of the liquidation, dissolution or winding up of the Company. Holders of the Common Stock do not have subscription, redemption, conversion or preemptive rights.

     Each share of Common Stock is entitled to one vote on any matter submitted to the holders, except that holders are entitled to cumulate their votes in the election of Directors. In other words, a stockholder may give one nominee a number of votes equal to the number of Directors to be elected, multiplied by the number of votes to which the stockholder's shares are normally entitled, or he may distribute his votes among as many candidates as he sees fit. The candidates receiving the highest number of votes shall be elected. If a stockholder gives notice at the meeting prior to the voting, of such stockholder's intention to cumulate his votes, all stockholders may cumulate their votes for candidates in nomination. On all other matters which may properly come before the meeting, each share has one vote. The Board is empowered to fill any vacancies on the Board created by the resignation of Directors. Except as otherwise required by the DGCL, all stockholder action (other than the election of the Directors, who are elected by a plurality vote) is subject to approval by a majority of the shares of Common Stock present at a stockholders' meeting at which a quorum (a majority of the issued and outstanding shares of the Common Stock) is present in person or by proxy, or by written consent pursuant to Delaware law.

     All shares of Common Stock outstanding are fully paid and non-assessable, and the shares of Common Stock offered hereby, when issued upon payment of the purchase price set forth on the cover page of this Prospectus, will be fully paid and non-assessable.


     The Board of Directors is authorized to issue additional shares of Common Stock within the limits authorized by the Company's certificate of incorporation, as amended, without further stockholder action. The Company has agreed that it will not issue any securities, except as disclosed in this Prospectus, through November 21, 1998, without the consent of Rickel & Associates, Inc. The Company has agreed with Investmentbank Austria that for a period of six months following the closing of this Offering, it will not issue or sell, offer or contract to issue or sell, grant any option for issuance or sale of, or otherwise dispose of, directly or indirectly, any Common Stock or any securities convertible into, exchangeable for, or representing the right to receive Common Stock without, in each case, the prior written consent of Investmentbank Austria, which consent will not be unreasonably withheld.


OPTIONS AND WARRANTS


     Options. The Company has outstanding options to purchase an aggregate of 1,168,313 shares of Common Stock, at exercise prices ranging from $0.07 to $8.25, which expire at various dates from February 4, 2002 to September 2, 2007. See "Management -- Stock Option Plan."



     Warrants. The Company has outstanding warrants to purchase an aggregate of 4,332,816 shares of Common Stock, at exercise prices ranging from $0.01 to $8.25, which expire at various dates through

December 31, 2005. Warrants to purchase 1,753,750 shares of Common Stock were issued in the Company's initial public offering in November 1996 (the "Public Warrants"). Each Public Warrant entitles the registered holder thereof to purchase one share of Common Stock at $6.00 per share for a period of four years commencing November 20, 1997 and ending November 19, 2001 (the "Exercise Period"). The exercise price and the number of shares of Common Stock issuable upon the exercise of each Public Warrant are subject to adjustment in the event of a stock split, stock dividend, recapitalization, merger, consolidation or certain other events. The Public Warrants may be redeemed by the Company, at a price of $.10 per Public Warrant, upon not less than 30 days prior written notice at any time during the Exercise Period, provided the average of the closing bid quotations of the Common Stock, during the period of twenty (20) consecutive trading days ending on the third day prior to the date upon which the notice of redemption is given, as reported on The Nasdaq SmallCap Market (or if the Common Stock is not quoted thereon, the closing sale price of the Common Stock on the Nasdaq National Market or other principal securities exchange upon which the Common Stock is then quoted or listed, or such other reporting system that provides closing sale prices for the Common Stock), has been at least 150% of the then exercise price of the Public Warrants. The Company has agreed to pay Rickel & Associates, Inc. under circumstances in accordance with applicable NASD rules a fee of 5% of the exercise price of each Public Warrant exercised for soliciting the exercise of outstanding Public Warrants.


PREFERRED STOCK


     The Company is authorized to issue up to 1,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without further stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. The Company has no present intention to issue any shares of preferred stock, and following the Closing, no shares of preferred stock will be outstanding. Until November 21, 1998, the Company is required to obtain the consent of Rickel & Associates, Inc., to the issuance of any securities other than as specified in this Prospectus.


STATUTORY PROVISIONS AFFECTING STOCKHOLDERS


     The Company is subject to Section 203 of the Delaware General Corporation Law, the State of Delaware's "business combination" statute. In general, such statute prohibits a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless (i) the transaction in which the interested stockholder obtained such status or the "business combination" is approved by the Board of Directors prior to the date the interested stockholder obtained such status; (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(iii) on or subsequent to such date the "business combination" is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

REGISTRATION RIGHTS

     Pursuant to a Registration Rights Agreement dated as of December 21, 1995 entered into in connection with the 1995 Stock Purchase Agreement and the recapitalization of the Company effected thereby, the Company granted certain registration rights to IBM, the Kapoor Trust, EJ Financial, Sutter Health Venture Partners I, L.P., and Keystone (collectively, the "Rights Holders"), with respect to shares of Common Stock issued or issuable to the Rights Holders in certain financing transactions, including shares issuable upon exercise of warrants or issued on the conversion of the Series D Preferred Stock (collectively, "Registrable Shares").


     If the Company proposes to register any of its securities under the Securities Act (other than in connection with an employee benefit plan or pursuant to a merger, exchange offer or other acquisition transaction requiring registration under the Securities Act), whether for its own account or for the account of another holder of Company securities, the Rights Holders are entitled to include Registrable Shares owned by them in any such registration ("piggyback registration rights"). If any such registration is an underwritten registration, the Company is required to include that portion of the Registrable Shares that each Rights Holder proposes to sell representing an aggregate of 25% of the offering (or in the case of an initial public offering, an aggregate of 15% of such offering) before inclusion of other shares. If, after taking into account shares offered by the Company and other holders of registration rights, the managing underwriter for that offering determines that additional Registrable Shares can be sold, the balance of the Registrable Shares will be included pro rata in the registration.



     Rights Holders holding at least 35% of the aggregate Registrable Shares and securities convertible into Registrable Shares also have the right to require the Company to prepare and file on two occasions a registration statement with respect to the Registrable Shares. However, the Company is not required to effect a registration (x) with respect to less than 35% of the aggregate Registrable Shares and shares convertible into Registrable Shares, unless the aggregate offering price (net of underwriting discounts and commissions), would exceed $7,500,000 or (y) if the Company delivers an opinion reasonably acceptable to counsel for the Rights Holders that the Registrable Shares may be sold without registration under Rule 144 under the Securities Act without any limitation with respect to offerees or the size of the transaction. The Registered Holders have agreed not to exercise their registration rights until May 21, 1998.



     Pursuant to a Registration Rights Agreement dated as of September 5, 1997 entered into in connection with the acquisition of IMMI, the Company granted piggyback registration rights to the former shareholders of IMMI with respect to the shares of Common Stock issued to them in connection with the acquisition. If the Company proposes to register any of its securities under the Securities Act (other than the Offering or in connection with an employee benefit plan or pursuant to a merger, exchange offer or other acquisition transaction requiring registration under the Securities Act), whether for its own account or for the account of another holder of Company securities, the former shareholders of IMMI are entitled to include the IMMI shares owned by them in any such registration. These registration rights expire on the earlier of September 5, 1999 and the resale of all the IMMI Shares.



     The Company granted Rickel & Associates, Inc., managing underwriter of its initial public offering in November 1996, certain registration rights with respect to the shares of Common Stock and warrants issuable upon the exercise of the underwriter's warrants issued in connection with that offering. Rickel & Associates, Inc. has agreed not to exercise such registration rights until May 21, 1998, or until such earlier date as the Company gives holders of the warrants issued in that offering written notice of the redemption of such warrants. The Company also has granted the holders of the Advisors' Warrants certain registration rights with respect to the shares of Common Stock issuable upon the exercise thereof. See "Underwriting."


SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this Offering, the Company will have 7,158,082 shares of Common Stock outstanding, of which only 4,712,989 shares of Common Stock will be transferable without restriction under the Securities Act. The remaining 2,445,093 shares, issued in private transactions, will be "restricted securities" (as that term is defined in Rule 144 promulgated under the Securities Act) which may be publicly sold only if registered under the Securities Act or if sold in accordance with an applicable exemption from registration, such as Rule 144. In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted securities for at least two years, is entitled to sell (together with any person with whom such individual is required to aggregate sales), within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if the Common Stock is quoted on Nasdaq or a national securities exchange, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least three months, and who has beneficially owned restricted securities for at least three years is entitled to sell such restricted securities under Rule 144 without regard to any of the limitations described above. Officers, directors and the other existing securityholders of the Company owning or having rights to acquire in the aggregate 5,129,759 shares of Common Stock constituting restricted securities, have agreed not to sell or otherwise dispose of any shares of Common Stock (other than shares purchased in open market transactions), until May 21, 1998 without the prior written consent of Rickel & Associates, Inc.. Following expiration of the term of the Lock-Up Agreements, 1,806,850 shares of Common Stock will become eligible for resale pursuant to Rule 144 commencing in the second quarter of 1998, subject to the volume limitations and compliance with the other provisions of Rule 144. An additional 2,465 shares, 1,722 shares and 15,604 shares constituting restricted securities not subject to Lock-Up Agreements will become eligible for resale pursuant to Rule 144 following the completion of this Offering, in the second quarter of 1997 and in the fourth quarter of 1997, respectively, subject to the volume limitations and compliance with the other provisions of Rule 144. In addition, securityholders of the Company owning or having rights to acquire in the aggregate 4,030,649 shares of Common Stock granted certain registration rights with respect to those shares have agreed that they will not exercise such registration rights until May 21, 1998. The Company has agreed to file a registration statement for the resale in the United States of the 619,355 shares of Common Stock (the "IMMI Shares") issued in connection with the acquisition of IMMI, on or about November 21, 1997. The shareholders of IMMI have agreed not to sell their IMMI Shares prior to March 5, 1999, except as follows: (i) prior to December 5, 1997, an aggregate of 50,000 shares; (ii) from December 6, 1997 through March 5, 1998, an aggregate of 50,000 shares plus 1% of the total number of shares of Common Stock traded on Nasdaq during the preceding three month period; (iii) from March 6, 1998 through June 5, 1998, an aggregate of 75,000 shares plus 1% of the total number of shares of Common Stock traded on Nasdaq during the preceding three month period; (iv) from June 6, 1998 through September 5, 1998, an aggregate of 100,000 shares plus 1% of the total number of shares of Common Stock traded on Nasdaq during the preceding three month period;
(v) from September 6, 1998 through December 5, 1998, an aggregate of 100,000 shares plus 1% of the total number of shares of Common Stock traded on Nasdaq during the preceding three month period; and (vi) from December 6, 1998 through March 5, 1999, an aggregate of 100,000 shares plus 1% of the total number of shares of Common Stock traded on Nasdaq during the preceding three month period. Thereafter, resales of the IMMI Shares must be in compliance with the volume limitation and other conditions of Rule 144. The Company also has granted the former shareholders of IMMI piggyback registration rights (other than in connection with the Offering and certain other types of offerings) for resales of the IMMI Shares. The Company granted Rickel & Associates, Inc. certain registration rights with respect to the shares of Common Stock and warrants issuable upon exercise of the underwriter's warrants issued in connection with that offering. Furthermore, the holders of the Advisors' Warrants have demand and piggyback registration rights with respect to the shares of Common Stock issuable upon exercise thereof. See "Description of Securities -- Registration Rights" and "Certain Transactions."



DIVIDEND POLICY


     Since its inception, the Company has not paid any dividends on its Common Stock and it does not anticipate paying such dividends in the foreseeable future. The Company intends to retain earnings, if any, to finance its operations.

REPORTS TO STOCKHOLDERS


     The Company distributes to its stockholders annual reports containing financial statements audited and reported upon by its independent certified public accountants after the end of each fiscal year, and makes available such other periodic reports as the Company may deem to be appropriate or as may be required by law or by the rules or regulations of any stock exchange on which the Company's Common Stock is listed. The Company's fiscal year end is December 31.


TRANSFER AGENT AND WARRANT AGENT

     The Company has engaged American Stock Transfer and Trust Company to act as Transfer Agent for the Company's Common Stock and Warrant Agent for the Warrants.

                                  UNDERWRITING


     Subject to the terms and conditions of the purchase agreement between the Company and the Managers (the "Purchase Agreement"), the Company has agreed to sell to the Managers named below, and the Managers have severally, and not jointly, agreed to purchase, the number of securities set forth opposite their respective names below.



                                     MANAGERS                                 SHARES
        ------------------------------------------------------------------  ----------
        Investmentbank Austria............................................      --

                                                                            ----------
                                                                            3,171,771
                                                                             ========



     The Purchase Agreement provides that the obligations of the Managers are subject to certain conditions precedent. The Managers are committed to purchase all of the above securities if any are purchased.



     Investmentbank Austria has advised the Company that the managers propose initially to offer the shares of Common Stock offered hereby at the public offering price set forth on the cover page of this Prospectus.



     The Company has entered into a Restated Placement Agreement with Investmentbank Austria and VMR (the "Placement Agreement") pursuant to which VMR will act as Placement Coordinator for the Offering and receive a fee of 3.5% of the gross proceeds of the Offering.



     The Purchase Agreement and the Placement Agreement provide that Investmentbank Austria and VMR will receive a non-accountable expense allowance equal to 2% and 0.75%, respectively, of the gross proceeds of the Offering, of which $25,000 has been paid to VMR by the Company to date. The Company also has agreed to pay all expenses in connection with qualifying the Shares of Common Stock offered hereby for sale under the laws of such states and other jurisdictions as the Managers may designate, including expenses of counsel retained for such purpose by the Managers.



     Pursuant to the Over-Allotment Option, which is exercisable for a period of 30 days after the closing of the Offering, Investmentbank Austria may purchase up to 15% of the total number of shares of Common Stock offered hereby, solely to cover over-allotments.



     The Company has agreed to sell to each of Investmentbank Austria and VMR, for nominal consideration, the Advisors' Warrants to purchase that number of shares of Common Stock equal to 5% of the shares of Common Stock sold in the Offering (exclusive of the Over-Allotment Option). The Advisors' Warrants will not be exercisable for a period of one year after the date of this Prospectus. Thereafter, for a period of four years, the Advisors' Warrants will be exercisable at an amount equal to 120% above the offering price of the Common Stock sold in this Offering. The Advisors' Warrants are not transferable for a period of one year after the date of this Prospectus, except to the other Managers, officers of the Managers or VMR, members of the selling group and their officers and partners. The Company also has granted certain demand and "piggyback" registration rights to the holders of the Advisors' Warrants.



     For the life of the Advisors' Warrants, the holders thereof are given, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock with a resulting dilution in the interest of other stockholders. Further, such holders may be expected to exercise the Advisors' Warrants at a time when the Company would in all likelihood be able to obtain equity capital on terms more favorable than those provided in the Advisors' Warrants.



     The Purchase Agreement requires the Company to indemnify the Managers against certain liabilities in connection with the Offering, including liabilities under the Securities Act. The Placement Agreement also requires the Company to indemnify Investmentbank Austria and VMR against such liabilities.

     The Company has agreed to retain VMR as a consultant for a 12 month period following the Offering for a fee of $2,000 per month, or a total of $24,000. VMR will provide the Company with general financial advisory services on an as-needed basis with respect to possible financing or acquisitions by the Company and related matters. VMR will not be obligated to provide any minimum number of hours of consulting services to the Company.



                                 LEGAL MATTERS



     The validity of the securities registered in the Registration Statement of which this Prospectus forms a part will be passed upon for the Company by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158-0125. Certain legal matters will be passed upon for the Managers as to English law by Skadden, Arps, Slate, Meagher & Flom LLP, London, United Kingdom, English counsel to the Managers.


                                    EXPERTS


     The consolidated financial statements of Integrated Surgical Systems, Inc. at December 31, 1996 and for each of the two years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.



     The consolidated financial statements of Innovative Medical Machines International, S.A. at December 31, 1996 and for each of the two years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young Entrepreneurs Department D'Ernst & Young Audit, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto as permitted by the Rules and Regulations of the Commission. For further information with respect to the Company and such securities, reference is made to the Registration Statement and to the exhibits filed therewith. Statements contained in this Prospectus as to the contents of any contracts or other documents referred to herein are not necessarily complete and where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit to which reference is made for a full statement of the provisions thereof. The Registration Statement, including exhibits filed therewith, may be inspected, without charge, at the principal office of the Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400 Chicago, Illinois 60661-2511. Copies of all or any part of the Registration Statement (including the exhibits thereto) also may be obtained from the Public Reference Section of the Commission at the Commission's principal office in Washington, D.C., at the Commission's prescribed rates. Electronic registration statements made through the Electronic Data Gathering Analysis and Retrieval system are publicly available through the Commission's web site at http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                       INTEGRATED SURGICAL SYSTEMS, INC.



Report of Ernst & Young LLP, Independent Auditors.....................................    F-2

Consolidated Balance Sheets at December 31, 1996 (audited) and June 30, 1997
  (unaudited).........................................................................    F-3

Consolidated Statements of Operations for the years ended December 31, 1995 and 1996
  (audited) and the six months ended June 30, 1996 and 1997 (unaudited)...............    F-4

Consolidated Statements of Stockholders' Equity for the years ended December 31, 1995
  and 1996 (audited) and the six months ended June 30, 1997 (unaudited)...............    F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1995 and 1996
  (audited) and the six months ended June 30, 1996 and 1997 (unaudited)...............    F-6

Notes to Consolidated Financial Statements............................................    F-7

INNOVATIVE MEDICAL MACHINES INTERNATIONAL, SA.

Report of Ernst & Young Entrepeneurs Department D'Ernst & Young Audit, Independent
  Auditors............................................................................   F-16
Consolidated Balance Sheets at December 31, 1996 (audited) and June 30, 1997
  (unaudited).........................................................................   F-17
Consolidated Statements of Operations for the years ended December 31, 1995 and 1996
  (audited) and the six months ended June 30, 1996 and 1997 (unaudited)...............   F-18
Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December
  31, 1995 and 1996 (audited) and the six months ended June 30, 1997 (unaudited)......   F-19
Consolidated Statements of Cash Flows for the years ended December 31, 1995 and 1996
  (audited) and the six months ended June 30, 1996 and 1997 (unaudited)...............   F-20
Notes to Consolidated Financial Statements............................................   F-21

INDEX TO UNAUDITED PRO FORMA
  COMBINED CONDENSED FINANCIAL STATEMENTS

Unaudited Pro Forma Combined Condensed Financial Statements...........................   F-28
Unaudited Pro Forma Combined Condensed Balance Sheet at June 30, 1997.................   F-29
Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended
  December 31, 1996...................................................................   F-30
Unaudited Pro Forma Combined Condensed Statement of Operations for the six months
  ended June 30, 1997.................................................................   F-31
Notes to Unaudited Pro Forma Combined Condensed Financial Statements..................   F-32

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Integrated Surgical Systems, Inc.

     We have audited the accompanying consolidated balance sheet of Integrated Surgical Systems, Inc. as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Integrated Surgical Systems, Inc. at December 31, 1996, and the consolidated results of its operations and its cash flows for the years ended December 31, 1995 and 1996 in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP

Sacramento, California

January 31, 1997, except for


Note 10, as to which the date


is September 5, 1997

                       INTEGRATED SURGICAL SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS


                                                                                     JUNE 30,
                                                                                       1997
                                                                  DECEMBER 31,     ------------
                                                                      1996
                                                                  ------------     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.....................................  $  6,001,079     $  3,685,731
  Accounts receivable...........................................       600,568          655,023
  Inventory.....................................................     1,030,262        1,790,371
  Other current assets..........................................       128,648          245,405
                                                                  ------------     ------------
Total current assets............................................     7,760,557        6,376,530
Net property and equipment......................................       251,037          269,658
Other assets....................................................        17,837           17,169
                                                                  ------------     ------------
                                                                  $  8,029,431     $  6,663,357
                                                                  ============     ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..............................................  $    676,201     $  1,046,771
  Value added taxes payable.....................................       272,596          270,289
  Accrued payroll and related expenses..........................       195,742          103,673
  Customer deposits.............................................       125,000          257,172
  Accrued product retrofit costs................................       135,348          135,348
  Payable to subcontractor......................................       110,176               --
  Other current liabilities.....................................       192,064          195,592
                                                                  ------------     ------------
Total current liabilities.......................................     1,707,127        2,008,845
Commitments
Stockholders' equity:
  Preferred stock, $0.01 par value, 1,000,000 shares authorized;
     no shares issued and outstanding...........................            --               --
  Common stock, $0.01 par value, 15,000,000 shares authorized;
     3,361,161 shares issued and outstanding at December 31,
     1996 and 3,366,956 shares issued and outstanding at June
     30, 1997...................................................        33,611           33,669
  Additional paid-in capital....................................    25,807,264       25,775,656
  Deferred stock compensation...................................      (426,417)        (336,417)
  Accumulated translation adjustment............................         8,657          (29,994)
  Accumulated deficit...........................................   (19,100,811)     (20,788,402)
                                                                  ------------     ------------
Total stockholders' equity......................................     6,322,304        4,654,512
                                                                  ------------     ------------
                                                                  $  8,029,431     $  6,663,357
                                                                  ============     ============


                            See accompanying notes.

                       INTEGRATED SURGICAL SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                             SIX MONTHS ENDED
                                         YEARS ENDED DECEMBER 31,                JUNE 30,
                                        ---------------------------     ---------------------------
                                           1995            1996            1996            1997
                                        -----------     -----------     -----------     -----------
                                                                                (UNAUDITED)
Net sales.............................  $   174,521     $ 2,280,311     $ 1,064,206     $ 1,379,696
Cost of sales.........................       70,179         884,152         458,483         531,693
                                        -----------     -----------      ----------      ----------
                                            104,342       1,396,159         605,723         848,003
Operating expenses:
  Selling, general and
     administrative...................    1,668,947       2,066,236         887,283       1,383,596
  Research and development............    2,361,125       2,468,535         977,616       1,183,519
  Stock compensation..................           --         357,249         246,000          90,000
                                        -----------     -----------      ----------      ----------
                                          4,030,072       4,892,020       2,110,899       2,657,115
Other income (expense):
  Interest income.....................      107,306          87,933          38,723         125,147
  Interest expense....................     (287,792)             --              --              --
  Other...............................       55,801         (30,635)        (20,958)         14,374
                                        -----------     -----------      ----------      ----------
Loss before provision for income
  taxes...............................   (4,050,415)     (3,438,563)     (1,487,411)     (1,669,591)
Provision for income taxes............        3,113          10,266           3,183          18,000
                                        -----------     -----------      ----------      ----------
Net loss..............................   (4,053,528)     (3,448,829)     (1,490,594)     (1,687,591)
Preferred stock dividends.............     (936,325)             --              --              --
                                        -----------     -----------      ----------      ----------
Net loss applicable to common
  stockholders........................  $(4,989,853)    $(3,448,829)    $(1,490,594)    $(1,687,591)
                                        ===========     ===========      ==========      ==========
Net loss per common and common share
  equivalent..........................       $(1.19)         $(0.79)         $(0.34)         $(0.50)
                                        ===========     ===========      ==========      ==========
Shares used in per share
  calculations........................    4,178,877       4,373,947       4,377,643       3,364,567
                                        ===========     ===========      ==========      ==========


                            See accompanying notes.

                       INTEGRATED SURGICAL SYSTEMS, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                CONVERTIBLE
                                              PREFERRED STOCK         COMMON STOCK       ADDITIONAL      DEFERRED     ACCUMULATED
                                           ---------------------   -------------------     PAID-IN        STOCK       TRANSLATION
                                             SHARES      AMOUNT     SHARES     AMOUNT      CAPITAL     COMPENSATION   ADJUSTMENT
                                           ----------   --------   ---------   -------   -----------   ------------   -----------
Balance at December 31, 1994.............     163,369   $  1,634      69,205   $   691   $11,748,261    $       --     $   1,754
  Sale of common stock...................          --         --         781         8         2,585            --            --
  Conversion of note payable into a
    warrant to purchase common stock.....          --         --          --        --     4,224,373            --            --
  Conversion of Series B and Series C
    preferred stock into common stock....    (163,369)    (1,634)    163,369     1,634            --            --            --
  Conversion of accumulated dividends
    preferred stock into common stock....          --         --      40,591       406          (406)           --            --
  Sale of Series D convertible preferred
    stock and a warrant to purchase
    Series D preferred stock.............     693,195      6,932          --        --     1,934,719            --            --
  Net loss...............................          --         --          --        --            --            --            --
  Translation adjustment.................          --         --          --        --            --            --         3,543
                                           ----------   ---------  ---------   -------   -----------     ---------       -------
Balance at December 31, 1995.............     693,195      6,932     273,946     2,739    17,909,532            --         5,297
  Exercise of stock options..............          --         --       9,592        96           587            --            --
  Sale of Series D convertible preferred
    stock and a warrant to purchase
    Series D preferred stock.............     346,597      3,466          --        --       996,534            --            --
  Sale of common stock and warrants, net
    of expense...........................          --         --   1,525,000    15,250     6,122,073            --            --
  Exercise of warrants...................          --         --     512,831     5,128        (5,128)           --            --
  Conversion of Series D convertible
    preferred stock to common stock......  (1,039,792)   (10,398)  1,039,792    10,398            --            --            --
  Deferred stock compensation............          --         --          --        --       783,666      (783,666)           --
  Stock compensation expense.............          --         --          --        --            --       357,249            --
  Net loss...............................          --         --          --        --            --            --            --
  Translation adjustment.................          --         --          --        --            --            --         3,360
                                           ----------   ---------  ---------   -------   -----------     ---------       -------
Balance at December 31, 1996.............          --         --   3,361,161    33,611    25,807,264      (426,417)        8,657
  Exercise of stock options
    (unaudited)..........................          --         --       5,795        58        16,214            --            --
  Stock compensation expense
    (unaudited)..........................          --         --          --        --            --        90,000            --
  Additional offering expenses
    (unaudited)..........................          --         --          --        --       (47,822)           --            --
  Translation adjustment (unaudited).....          --         --          --        --            --            --       (38,651)
  Net loss (unaudited)...................          --         --          --        --            --            --            --
                                           ----------   ---------  ---------   -------   -----------     ---------       -------
Balance at June 30, 1997 (unaudited).....          --   $     --   3,366,956   $33,669   $25,775,656    $ (336,417)    $ (29,994)
                                           ==========   =========  =========   =======   ===========     =========       =======


                                                             TOTAL
                                           ACCUMULATED    STOCKHOLDERS'
                                             DEFICIT        EQUITY
                                           ------------   -----------
Balance at December 31, 1994.............  $(11,598,454)  $   153,886
  Sale of common stock...................            --         2,593
  Conversion of note payable into a
    warrant to purchase common stock.....            --     4,224,373
  Conversion of Series B and Series C
    preferred stock into common stock....            --            --
  Conversion of accumulated dividends
    preferred stock into common stock....            --            --
  Sale of Series D convertible preferred
    stock and a warrant to purchase
    Series D preferred stock.............            --     1,941,651
  Net loss...............................    (4,053,528)   (4,053,528)
  Translation adjustment.................            --         3,543
                                           ------------   -----------
Balance at December 31, 1995.............   (15,651,982)    2,272,518
  Exercise of stock options..............            --           683
  Sale of Series D convertible preferred
    stock and a warrant to purchase
    Series D preferred stock.............            --     1,000,000
  Sale of common stock and warrants, net
    of expense...........................            --     6,137,323
  Exercise of warrants...................            --            --
  Conversion of Series D convertible
    preferred stock to common stock......            --            --
  Deferred stock compensation............            --            --
  Stock compensation expense.............            --       357,249
  Net loss...............................    (3,448,829)   (3,448,829)
  Translation adjustment.................            --         3,360
                                           ------------   -----------
Balance at December 31, 1996.............   (19,100,811)    6,322,304
  Exercise of stock options
    (unaudited)..........................            --        16,272
  Stock compensation expense
    (unaudited)..........................            --        90,000
  Additional offering expenses
    (unaudited)..........................            --       (47,822)
  Translation adjustment (unaudited).....            --       (38,651)
  Net loss (unaudited)...................    (1,687,591)   (1,687,591)
                                           ------------   -----------
Balance at June 30, 1997 (unaudited).....  $(20,788,402)  $ 4,654,512
                                           ============   ===========


                            See accompanying notes.

                       INTEGRATED SURGICAL SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                                                                  SIX MONTHS ENDED
                                                  YEARS ENDED DECEMBER 31,            JUNE 30,
                                                  -------------------------   -------------------------
                                                     1995          1996          1996          1997
                                                  -----------   -----------   -----------   -----------
                                                                                     (UNAUDITED)
Cash flows from operating activities:
Net loss........................................  $(4,053,528)  $(3,448,829)  $(1,490,594)  $(1,687,591)
Adjustments to reconcile net loss to net cash
  used in operating activities:
  Depreciation..................................      288,344       221,162       103,692        83,678
  Stock compensation............................           --       357,249       246,000        90,000
  Changes in operating assets and liabilities:
     Accounts receivable........................      (30,326)     (549,761)     (102,983)      (54,455)
     Inventory..................................      137,625      (283,290)       96,985      (760,108)
     Other current assets.......................          850        15,769           785      (116,756)
     Note payable...............................       20,701      (274,498)     (207,461)           --
     Accounts payable...........................      (42,058)      466,796       (43,089)      370,570
     Value added taxes payable..................        9,321       258,395      (469,991)       (2,307)
     Accrued payroll and related expenses.......     (222,896)      156,142        19,652       (92,069)
     Customer deposits..........................       (1,883)     (344,991)       (9,652)      132,172
     Accrued product retrofit costs.............     (114,680)      (24,652)           --            --
     Accrued interest...........................      286,645            --            --            --
     Payable to subcontractor...................           --       110,176            --      (110,176)
     Other current liabilities..................      210,023       (94,852)       80,980         3,527
     Translation adjustment.....................        3,543         3,360        (5,038)      (38,651)
                                                   ----------    ----------     ---------     ---------
Net cash used in operating activities...........   (3,508,319)   (3,431,824)   (1,780,714)   (2,182,166)
Cash flows from investing activities:
Purchase of property and equipment..............     (121,008)      (41,348)      (10,034)     (102,300)
Decrease (increase) in other assets ............        1,035        (3,578)          217           668
                                                   ----------    ----------     ---------     ---------
Net cash used in investing activities...........     (119,973)      (44,926)       (9,817)     (101,632)
Cash flows from financing activities:
Proceeds from convertible preferred stock.......    1,941,651     1,000,000     1,000,000            --
Net proceeds from sale of common stock and
  warrants......................................           --     6,137,323            17       (47,822)
Proceeds from exercise of stock options.........        2,593           683            --        16,272
                                                   ----------    ----------     ---------     ---------
Net cash provided by (used in) financing
  activities....................................    1,944,244     7,138,006     1,000,017       (31,550)
                                                   ----------    ----------     ---------     ---------
Net increase (decrease) in cash and cash
  equivalents...................................   (1,684,048)    3,661,256      (790,514)   (2,315,348)
Cash and cash equivalents at beginning of
  period........................................    4,023,871     2,339,823     2,339,823     6,001,079
                                                   ----------    ----------     ---------     ---------
Cash and cash equivalents at end of period......  $ 2,339,823   $ 6,001,079   $ 1,549,309   $ 3,685,731
                                                   ==========    ==========     =========     =========


                            See accompanying notes.

                       INTEGRATED SURGICAL SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

                 (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND


           THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


1.  DESCRIPTION OF BUSINESS

     Integrated Surgical Systems, Inc. (the "Company") was incorporated on October 1, 1990 in Delaware. The Company develops, manufactures, markets and services image-directed, robotic products for surgical applications. The Company's principal product is the ROBODOC(R) Surgical Assistant System ("ROBODOC System"), a computer-controlled surgical robot, and the Company's ORTHODOC(R) Presurgical Planner, consisting of a computer workstation that utilizes the Company's proprietary software for pre-operative surgical planning. The first application for the ROBODOC System has been directed at cementless primary total hip replacement surgery and is currently marketed to customers in Europe.

     On June 1, 1994, the Company acquired all shares of Gasfabriek Thijssen Holding BV (later renamed Integrated Surgical Systems BV), a non-operating Netherlands corporation, for approximately $4,000. The acquisition was accounted for as a purchase. Integrated Surgical Systems BV purchases and licenses products and technology from Integrated Surgical Systems, Inc. for distribution in Europe and other markets.

2.  SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

FOREIGN CURRENCY TRANSLATION


     The financial position and results of operations of Integrated Surgical Systems BV are measured using the subsidiary's local currency (Guilders). The subsidiary's balance sheet accounts are translated at the current year-end exchange rate and statement of operations amounts are translated at the average exchange rate for the period. Translation adjustments are recorded as a separate component of stockholders' equity. Foreign currency transaction gains and losses were not material during the years ended December 31, 1995 and 1996 and the six months ended June 30, 1996 and 1997.


REVENUE RECOGNITION

     Revenues from sales without significant Company obligations beyond delivery are recognized upon delivery of the products. Revenues pursuant to agreements which include significant Company obligations beyond delivery are deferred until the Company's remaining obligations are insignificant. Revenues are recognized net of any deferrals for estimated future liabilities under contractual product warranty provisions. Estimated future product retrofit costs for ROBODOC Systems sold for clinical trials have been accrued in the accompanying financial statements. Future retrofit costs are those expected to be required to update ROBODOC Systems to the equivalent level of performance expected to be approved by the Food and Drug Administration ("FDA").

RESEARCH AND DEVELOPMENT

     Software development costs incurred subsequent to the determination of the product's technological feasibility and prior to the product's general release to customers are not material to the Company's financial position or results of operations, and have been charged to research and development expense in the accompanying consolidated statements of operations. Grants received from third parties for research and development activities are recorded as revenue over the term of the agreement as the related activities are conducted. Research and development costs are expensed as incurred.

                       INTEGRATED SURGICAL SYSTEMS, INC.

CONCENTRATION OF CREDIT RISK

     The Company sells its products to companies in the healthcare industry and performs periodic credit evaluations of its customers and generally does not require collateral. The Company believes that adequate provision for uncollectible accounts receivable has been made in the accompanying financial statements. The Company maintains substantially all of its cash at three financial institutions.

FINANCIAL STATEMENT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS


     The Company invests its excess cash in high-quality debt instruments. The Company considers highly liquid investments with maturities of three months or less from the acquisition date of the instrument to be cash equivalents. The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values. Cash equivalents consist primarily of commercial paper. At December 31, 1996, and June 30, 1997, the fair value of available-for-sale securities of $4,969,266 and $2,984,636, respectively, included in cash and cash equivalents approximates their historical cost.


PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over estimated useful lives of 3 to 5 years, or the lease term, whichever is shorter.

INVENTORY

     Inventory is recorded at the lower of cost (first-in, first-out method) or market and consists of materials and supplies used in the manufacture of the ROBODOC System.

INVENTORY CONSISTS OF THE FOLLOWING:


                                                                               JUNE 30,
                                                                                 1997
                                                             DECEMBER 31,     -----------
                                                                 1996
                                                             ------------     (UNAUDITED)
        Raw materials......................................   $  321,313      $   706,114
        Work-in process....................................      459,524          363,803
        Finished goods.....................................      249,425          720,454
                                                               ---------        ---------
                                                              $1,030,262      $ 1,790,371
                                                               =========        =========


STOCK-BASED COMPENSATION

     As permitted under the provisions of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"), the Company has elected to account for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Under the intrinsic value method, compensation cost is the excess, if any, of the quoted market price or fair value of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock.

                       INTEGRATED SURGICAL SYSTEMS, INC.

INCOME TAXES

     The liability method is used to account for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are scheduled to be in effect when the differences are expected to reverse.

NET LOSS PER SHARE

     Except as noted below, net loss per share is based on the weighted average number of shares of common stock outstanding during the period. Common stock issuable upon the exercise of common stock warrants and stock options have been excluded from the computation because their inclusion would be anti-dilutive. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares issued by the Company at prices below the initial public offering price during the 12 month period prior to the offering date of November 21, 1996 have been included in the calculation as if they were outstanding for all periods presented prior to the initial public offering (using the treasury stock method at the initial public offering price of $5.00 per share). As described in Note 6, common stock was issued on December 20, 1995 in connection with the conversion of preferred stock and accumulated dividends. Net loss per share for the year ended December 31, 1995 would have been ($0.93) per share had the conversion occurred on January 1, 1995.

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings Per Share, which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The impact of Statement 128 on the Company's calculation of earnings per share is not expected to be material.

SIGNIFICANT CUSTOMERS AND FOREIGN SALES


     The Company recognized approximately 95% of its revenue from one customer during the year ended December 31, 1995, and approximately 100% of its revenues from four customers during the year ended December 31, 1996. Foreign sales were approximately $165,000 and $2,280,000 for the years ended December 31, 1995 and December 31, 1996, respectively. During each of the six months ended June 30, 1996 and 1997, the Company recognized 100% and 92%, respectively, of its revenues from two different customers in each period. Foreign sales for the six months ended June 30, 1996 and 1997 were $1,064,206 and $1,379,696, respectively.


RECLASSIFICATIONS

     Certain amounts reported in prior years financial statements have been reclassified to conform with the 1996 presentation.

                       INTEGRATED SURGICAL SYSTEMS, INC.

3.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:


                                                         DECEMBER 31, 1996     JUNE 30, 1997
                                                         -----------------     -------------
                                                                                (UNAUDITED)
        ROBODOC System equipment.......................     $   327,793         $   327,793
        Other equipment................................         800,374             881,629
        Furniture and fixtures.........................          41,258              56,219
        Leasehold improvements.........................          86,816              92,899
                                                             ----------          ----------
                                                              1,256,241           1,358,540
        Less accumulated depreciation..................       1,005,204           1,088,882
                                                             ----------          ----------
                                                            $   251,037         $   269,658
                                                             ==========          ==========


4.  REVERSE STOCK SPLIT

     On December 20, 1995, the Company effected a one-for-five reverse split of the Company's common stock. In November 1996, the Company effected a one-for-1.479586 reverse split of the Company's common stock. All references in the accompanying financial statements to the number of capital shares and per-share amounts have been retroactively restated to reflect the reverse splits.

5.  NOTES PAYABLE

     A long-term note payable was entered into between the Company and a large corporation, a representative of which was a member of the Company's Board of Directors. The corporation is also a warrant holder of the Company. Simple interest on the note payable accrued at 9.25% per annum. On December 20, 1995, the long-term note payable and accrued interest totaling $4,224,373 was converted into a warrant to purchase 126,895 shares of the Company's common stock at $0.01 per share which is currently exercisable and expires on December 31, 2005.


     In conjunction with the note agreement, the Company also entered into a License Agreement with this corporation whereby the corporation granted the Company the rights to the technology underlying the ROBODOC System at the time of the Company's incorporation. In consideration for this License Agreement, the Company issued to the corporation a warrant to purchase 67,587 shares of the Company's common stock at a price of $0.07 per share. This warrant expires on December 31, 2000 and has not been exercised as of June 30, 1997.


6.  STOCKHOLDERS' EQUITY

COMMON STOCK

     As of December 31, 1996 the Company has reserved a total of 5,572,366 shares of common stock pursuant to warrants and options outstanding and reserved for future issuance.

INITIAL PUBLIC OFFERING


     In November 1996, the Company sold in its initial public offering, a total of 1,525,000 shares of common stock at $5.00 per share and 1,753,750 warrants at $0.10 per warrant. In addition, the Company sold to its underwriter warrants to purchase an additional 305,000 shares for total consideration of $10.00. The net proceeds after underwriters' commissions and fees and other costs associated with the offering were approximately $6,090,000.

                       INTEGRATED SURGICAL SYSTEMS, INC.

     Each warrant entitles the holder to purchase one share of common stock at an exercise price of $6.00 per share, subject to adjustment in certain events, at any time during the period commencing November 20, 1997, and thereafter for a period of four years. The warrants are subject to redemption by the Company at $0.10 per warrant at any time during the exercise period on not less than 30 days prior written notice to the holders of the warrants provided certain criteria regarding the price performance of the Company's common stock are met.

CONVERTIBLE PREFERRED STOCK

     On December 20, 1995, all outstanding shares of Series B and Series C preferred stock were converted into 60,964 and 102,405 shares of common stock, respectively. Also on that date, all accumulated and unpaid dividends on Series B and Series C were converted into 17,910 and 22,681 shares of the Company's common stock, respectively.


     The Company entered into a Series D preferred stock and warrant agreement during 1995. Under the terms of this agreement, the Company received $2 million in proceeds at the first closing which occurred on December 21, 1995, and granted an option to purchase additional Series D stock and a warrant to purchase Series D Stock as described below. At the first closing, the Company sold 693,195 shares of Series D preferred stock for $0.96 per share. It also sold for $1,333,333 a warrant to purchase 1,386,390 shares of Series D at $0.01 per share. The warrant expires on December 31, 2005 and has not been exercised as of June 30, 1997. The purchasers received an option to purchase an additional 346,597 shares of Series D preferred stock and a warrant to purchase an additional 693,194 shares of Series D preferred stock, all with the same terms as in the first closing. On February 19, 1996, the option holder exercised the option and the Company sold 346,597 shares of Series D preferred stock for $0.96 per share. The Company also sold a warrant for $666,667 to purchase 693,194 shares of Series D at $0.01 per share.


     Series B and Series C preferred stockholders who did not purchase Series D stock were issued warrants to purchase an aggregate of 584,959 shares of the Company's common stock at a price of $0.74 per share in consideration for their consent to the terms of the recapitalization and Series D stock sale.

     On August 25, 1996 and October 29, 1996, certain holders of these warrants entered into amended warrant agreements with the Company which included a provision allowing for a cashless exercise. Under the terms of the cashless exercise, these warrant holders accepted a 72,126 fewer shares as consideration for not being required to make the cash exercise payment of $0.74 per share. This resulted in these warrant holders receiving 512,831 shares of Common Stock upon their exercise on August 25, 1996 and October 29, 1996.

     As per the terms of the convertible preferred stock agreement, upon the closing of the Company's initial public offering in November 1996, each of the 1,039,792 shares of outstanding Series D preferred stock were automatically converted into the same number of shares of common stock. On the same date, the warrants outstanding to purchase a total of 2,079,584 shares of Series D preferred stock were converted into warrants to purchase the same number of shares of common stock.

     In November 1996, the Board of Directors amended, and the stockholders subsequently approved, the Company's Articles of Incorporation to authorize 1,000,000 shares of undesignated preferred stock. Preferred stock may be issued from time to time in one or more series. The Board of Directors is authorized to determine the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of preferred stock and designation of any such series without any vote or action by the Company's stockholders.

                       INTEGRATED SURGICAL SYSTEMS, INC.

STOCK OPTION PLANS

     The Company has elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" and related Interpretations in accounting for its employees stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options.

     The Company established a stock option plan in 1991 (the "1991 Plan") and on December 13, 1995, it established a new stock option plan (the "1995 Plan"). Certain employees of the Company surrendered their options under the 1991 Plan in return for new and additional options granted under the 1995 Plan. Officers, employees, directors and consultants to the Company may participate in the Plans. Options granted under the Plans may be incentive stock options or non-statutory stock options. 1,249,070 shares of the Company's common stock have been reserved for issuance under the Plans. Options granted generally have a term of ten years from the date of the grant. The exercise price of incentive stock options granted under the Plans may not be less than 100% of the fair market value of the Company's common stock on the date of the grant. The exercise price of non-statutory stock options granted under the Plans may not be less than 85% of the fair market value of the Company's common stock on the date of the grant. For a person who, at the time of the grant, owns stock representing 10% of the voting power of all classes of Company stock, the exercise price of the incentive stock options or the non-statutory stock options granted under the Plans may not be less than 110% of the fair market value of the common stock on the date of the grant.

     Pro forma information regarding net income (loss) and earnings (loss) per share is required by SFAS No. 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 1995 and 1996, respectively: risk-free interest rates of 6.25% and 5.43%; a dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of 0.50; and an expected life of the option of 5 and 3.2 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period. The Company's pro forma information follows:

                                                               1995            1996
                                                            -----------     -----------
        Pro forma net loss................................  $(4,064,392)    $(3,464,434)
        Pro forma net loss per share......................  $     (1.20)    $     (0.79)

     Because SFAS No. 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1999.

                       INTEGRATED SURGICAL SYSTEMS, INC.

     The following summarizes activity under the Plans for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997:



                                                                               WEIGHTED
                                                                               AVERAGE
                                                                 NUMBER OF     EXERCISE
                                                                  SHARES        PRICE
                                                                 ---------     --------
        Outstanding at December 31, 1994.......................     53,032
          Granted (at $4.88 per share).........................     32,713
          Canceled (at $3.33 to $7.84 per share)...............     (9,439)
          Exercised (at $3.33 per share).......................       (781)
                                                                 ---------
        Outstanding at December 31, 1995 (at $3.33 to $7.84 per
          share)...............................................     75,525      $ 4.63
          Granted (at $0.07 to $5.00 per share)................    951,545        0.27
          Canceled (at $.07 to $7.84 per share)................    (70,294)       4.08
          Exercised (at $.07 to $.25 per share)................     (9,592)       0.07
                                                                 ---------
        Outstanding at December 31, 1996 (at $0.07 to $7.84 per
          share)...............................................    947,184        0.42
          Granted (at $5.00 to $7.625 per share) (unaudited)...    211,332
          Canceled (at $.07 to $6.13 per share) (unaudited)....    (37,806)
          Exercised (at $.07 to $3.33 per share) (unaudited)...     (5,795)
                                                                 ---------
        Outstanding at June 30, 1997 (at $0.07 to $7.84 per
          share)(unaudited)....................................  1,114,915
                                                                 =========


     The weighted average exercise price of options granted in 1996 with option prices less than the fair market value of the Company's stock on the grant date was $0.48 and the weighted average grant date fair value of these options was $0.89. The weighted average exercise price of options granted in 1996 with option prices equal to the fair market value of the Company's stock on the grant date was $5.00 and the weighted average grant date fair value of these options was $2.31.

     The following summarizes information related to options outstanding and options exercisable at December 31, 1996:

                               WEIGHTED AVERAGE
EXERCISE       OPTIONS       REMAINING CONTRACTUAL       OPTIONS
 PRICE       OUTSTANDING        LIFE (IN YEARS)        EXERCISABLE
--------     -----------     ---------------------     -----------
 $ 0.07        873,949                9.2                344,352
 $ 2.07         21,631                9.6                  1,014
 $ 3.33          4,867                5.1                  4,867
 $ 4.88          2,704                8.4                    902
 $ 5.00         30,277                9.8                     --
 $ 7.84         13,756                6.0                 10,777
             -----------                               -------- ---
               947,184                                   361,912
             ===========                               ===========

     Of the options outstanding at December 31, 1996, options to purchase 361,912 shares of common stock were immediately exercisable at a weighted-average exercise price of $0.36 per share. A total of 292,366 shares were still available for grant under the 1995 Plan at December 31, 1996.

     During the year ended December 31, 1996, the Company recorded deferred stock compensation of $783,666 relating to stock options granted during the period with exercise prices less than the estimated fair value of the Company's common stock, as determined by an independent valuation analysis, on the date of grant. The deferred stock compensation is being amortized into expense over the vesting period of the stock options which generally range from 3 to 5 years. Deferred compensation relating to stock options which vested

                       INTEGRATED SURGICAL SYSTEMS, INC.

immediately was expensed on the date of grant. Compensation expense of $357,249 was recorded during the year ended December 31, 1996 relating to these options, and the remaining $426,417 will be amortized into expense in future periods.

7.  INCOME TAXES


     The income tax provisions for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1996 and 1997 are comprised of currently payable state franchise taxes and currently payable foreign income taxes.


     Deferred taxes result from temporary differences in the recognition of certain revenue and expense items for income tax and financial reporting purposes. The significant components of the Company's deferred taxes as of December 31, 1995 and 1996 are as follows:


                                                               1995            1996
                                                            -----------     -----------
        Deferred tax assets:
          Net operating loss carryover....................  $ 2,200,000     $ 3,000,000
          Capitalized research and development............       16,000         245,000
          Accrued product retrofit costs..................       95,000          56,000
          Inventory.......................................       97,000          85,000
          Depreciation....................................       65,000         102,000
          Stock compensation..............................           --         154,000
          Other...........................................       39,000         158,000
                                                             ----------      ----------
                                                              2,512,000       3,800,000
          Less: Valuation allowance.......................   (2,512,000)     (3,800,000)
                                                             ----------      ----------
        Net deferred taxes................................  $        --     $        --
                                                             ==========      ==========


     The principal reasons for the difference between the effective income tax rate and the federal statutory income tax rate are as follows:

                                                             YEARS ENDED DECEMBER 31,
                                                            ---------------------------
                                                               1995            1996
                                                            -----------     -----------
        Federal benefit expected at statutory rates.......  $(1,377,000)    $(1,172,000)
        Net operating loss with no current benefit........    1,377,000       1,172,000
        State franchise taxes.............................        3,046          10,000
        Foreign income taxes..............................           67             266
                                                            -----------     -----------
                                                            $     3,113     $    10,266
                                                            ===========     ===========

     In connection with the Company's Series D preferred stock sale (Note 6) a change of ownership (as defined in Section 382 of the Internal Revenue Code of 1986, as amended) occurred. As a result of this change, the Company's federal and state net operating loss carryforwards generated through December 21, 1995 (approximately $13,500,000 and $4,500,000, respectively) will be subject to a total annual limitation in the amount of approximately $400,000. Except for the amounts described below, the Company expects that the carryforward amounts will not be available prior to the expiration of the carryforward periods.

     As a consequence of the limitation, the Company has at December 31, 1996 a net operating loss carryover of approximately $8,700,000 for federal income tax purposes which expires between 2005 and 2011, and a net operating loss carryforward of approximately $2,100,000 for state income tax purposes which expires between 1997 and 2001.

                       INTEGRATED SURGICAL SYSTEMS, INC.

     The Company paid $5,280 and $1,600 for income and franchise taxes during the years ended December 31, 1995 and 1996, respectively.

8.  COMMITMENTS


     The Company leases its facilities under two non-cancelable operating leases. One of the leases has an escalation clause of 5% per annum and has a term of approximately five years. The Company's other facility does not have an escalation clause and has a term of approximately 3 years. Future payments under non-cancelable facility operating leases are approximately as follows:


                1997...............................................  $86,000
                1998...............................................  $44,000


     Aggregate rental expense under these leases amounted to $135,980, $141,456 and $76,128 during the years ended December 31, 1995 and 1996, and the six months ended June 30, 1997, respectively.



     Future minimum payments under non-cancelable equipment operating leases are approximately $13,000 per year through the year ended December 31, 2000. Rental expense for these non-cancelable leases during the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997 was approximately $14,000, $13,000 and $7,000, respectively.


9.  NIST GRANT

     During 1994, the Company received notification it was awarded a $1,960,000 National Institute of Science and Technology ("NIST") grant from the U.S. Department of Commerce ("USDC"). The grant is shared by the Company and two strategic partners to fund approximately 49% of a $4 million joint development project to adapt the ROBODOC System for use in hip revision surgery. The development project and related NIST Grant began in 1995. The Company received $19,409 and $116,049 in proceeds under this grant during the years ended December 31, 1995 and December 31, 1996, respectively. As of December 31, 1996, the Company had received $110,176 from the USDC which is payable to a subcontractor for work performed by it under the development agreement.


10.  SUBSEQUENT EVENT



     Effective September 5, 1997, the Company acquired all of Innovative Medical Machines International, S.A.'s ("IMMI") issued and outstanding capital stock, stock warrants and convertible debt in a transaction accounted for as a purchase. The purchase price consisted of 619,355 shares of the Company's common stock with a fair market value of approximately $3.9 million and the assumption of approximately $1 million of IMMI's liabilities. The purchase agreement places certain restrictions for a period of eighteen months on the future sale of the Company's stock issued in connection with the purchase.

                REPORT OF ERNST & YOUNG ENTREPRENEURS DEPARTMENT
                  D'ERNST & YOUNG AUDIT, INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Innovative Medical Machines International, S.A.

     We have audited the accompanying consolidated balance sheet of Innovative Medical Machines International, S.A. as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Innovative Medical Machines International, S.A. at December 31, 1996, and the consolidated results of its operations and its cash flows for the years ended December 31, 1995 and 1996 in accordance with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that Innovative Medical Machines International, S.A. will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses. This condition raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.


                                          ERNST & YOUNG ENTREPRENEURS DEPARTMENT


                                    D'ERNST & YOUNG AUDIT


                                    Marc Bonhomme


                                    Partner



Villeurbanne, France

September 10, 1997

                INNOVATIVE MEDICAL MACHINES INTERNATIONAL, S.A.

                          CONSOLIDATED BALANCE SHEETS

                                                                                      JUNE 30,
                                                                                        1997
                                                                    DECEMBER 31,     -----------
                                                                        1996
                                                                    ------------     (UNAUDITED)
                                             ASSETS
Current assets
  Cash............................................................  $     93,658     $    91,285
  Accounts receivable.............................................            --         198,401
  Value added tax receivable......................................        39,353          27,599
  Tax credit receivable...........................................       110,264          98,373
  Inventory.......................................................       274,158         134,572
  Other current assets............................................        80,538          14,344
                                                                     -----------     -----------
Total current assets..............................................       597,971         564,574
Property and equipment, net.......................................       125,111         258,368
                                                                     -----------     -----------
                                                                    $    723,082     $   822,942
                                                                     ===========     ===========

                         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
  Accounts payable to affiliates..................................  $     53,315     $   105,238
  Accounts payable................................................       137,009         242,797
  Accrued payroll and related expenses............................       114,248          84,078
  Current portion of long term bank loans.........................       107,966         313,620
  Customer deposits...............................................       317,265              --
  Deferred grant income...........................................            --          94,110
  Other current liabilities.......................................        69,334          61,611
                                                                     -----------     -----------
Total current liabilities.........................................       799,137         901,454
  Long term bank loans............................................            --          37,648
  Convertible debt................................................       143,221         127,777
  Note payable....................................................       164,856         147,079
Commitments and contingencies (Notes 1 and 8)
Stockholders' equity (deficit)
  Common stock, $28.41 par value, 25,225 shares authorized, issued
     and outstanding..............................................       716,578         716,578
  Additional paid in capital......................................       466,932         466,932
  Accumulated translation adjustment..............................         9,654          30,165
  Accumulated deficit.............................................    (1,577,296)     (1,604,691)
                                                                     -----------     -----------
Total stockholders' equity (deficit)..............................      (384,132)       (391,016)
                                                                     -----------     -----------
                                                                    $    723,082     $   822,942
                                                                     ===========     ===========

                            See accompanying notes.

                INNOVATIVE MEDICAL MACHINES INTERNATIONAL, S.A.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                YEARS ENDED DECEMBER       SIX MONTHS ENDED JUNE
                                                         31,                        30,
                                               -----------------------     ----------------------
                                                 1995          1996          1996          1997
                                               ---------     ---------     ---------     --------
                                                                                (UNAUDITED)
  Net Sales................................    $      --     $ 447,310     $ 147,158     $617,580
  Cost of sales............................           --       200,882        90,525      285,120
                                               ---------     ---------     ---------     --------
  Gross profit.............................           --       246,428        56,633      332,460

  Operating expenses:
    Selling, general and administrative....      266,144       600,466       231,592      295,865
    Research and development...............      458,728       545,823       244,373      107,739
                                               ---------     ---------     ---------     --------
  Total operating expenses.................      724,872     1,146,289       475,965      403,604
                                               ---------     ---------     ---------     --------
  Loss from operations.....................     (724,872)     (899,861)     (419,332)     (71,144)

  Other income (expense):
    Interest income........................       28,756           567           569           --
    Interest expense.......................       (7,350)      (10,625)       (4,155)     (16,038)
    Grant income...........................           --            --            --       59,787
                                               ---------     ---------     ---------     --------
  Loss before benefit for income taxes.....     (703,466)     (909,919)     (422,918)     (27,395)
    Benefit for income taxes...............      (73,940)           --            --           --
                                               ---------     ---------     ---------     --------
  Net loss.................................    $(629,526)    $(909,919)    $(422,918)    $(27,395)
                                               =========     =========     =========     ========
  Net loss per share.......................    $  (39.01)    $  (39.77)    $  (20.60)    $  (1.09)
                                               =========     =========     =========     ========
  Shares used in per share calculations....       16,137        22,879        20,531       25,225
                                               =========     =========     =========     ========


                            See accompanying notes.

                INNOVATIVE MEDICAL MACHINES INTERNATIONAL, S.A.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)


                                                                                               TOTAL
                                  COMMON STOCK      ADDITIONAL  ACCUMULATED                  STOCKHOLDERS'
                               ------------------    PAID-IN    TRANSLATION   ACCUMULATED     EQUITY
                               SHARES    AMOUNT      CAPITAL    ADJUSTMENT      DEFICIT      (DEFICIT)
                               ------   ---------   ---------   -----------   -----------    ---------
Balance at December 31,
  1994.......................  10,000   $ 187,056   $      --     $    --     $   (37,851)   $ 149,205
  Net loss...................      --          --          --          --        (629,526)    (629,526)
  Cumulative translation
     adjustment..............      --          --          --      15,514              --       15,514
  Issuance of common stock...   8,182     164,188     638,693          --              --      802,881
  Legal change in par
     value...................      --     638,503    (638,503)         --              --           --
                               ------    --------    --------     -------     -----------    ---------
Balance at December 31,
  1995.......................  18,182     989,747         190      15,514        (667,377)     338,074
  Net loss...................      --          --          --          --        (909,919)    (909,919)
  Cumulative translation
     adjustment..............      --          --          --      (5,860)             --       (5,860)
  Issuance of common stock...   7,043     192,650          --          --              --      192,650
  Issuance of common stock
     warrants................      --          --         923          --              --          923
  Legal change in par
     value...................      --    (465,819)    465,819          --              --           --
                               ------    --------    --------     -------     -----------    ---------
Balance at December 31,
  1996.......................  25,225     716,578     466,932       9,654      (1,577,296)    (384,132)
  Net loss (unaudited).......      --          --          --          --         (27,395)     (27,395)
  Cumulative translation
     adjustment
     (unaudited).............      --          --          --      20,511              --       20,511
                               ------    --------    --------     -------     -----------    ---------
Balance at June 30, 1997
  (unaudited)................  25,225   $ 716,578   $ 466,932     $30,165     $(1,604,691)   $(391,016)
                               ======    ========    ========     =======     ===========    =========


                            See accompanying notes.

                INNOVATIVE MEDICAL MACHINES INTERNATIONAL, S.A.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                          INCREASE (DECREASE) IN CASH

                                                                             SIX MONTHS ENDED
                                             YEARS ENDED DECEMBER 31,            JUNE 30,
                                             ------------------------     -----------------------
                                                1995          1996          1996          1997
                                             ----------     ---------     ---------     ---------
                                                                                (UNAUDITED)
Cash flows from operating activities:
Net loss...................................  $ (629,526)    $(909,919)    $(422,918)    $ (27,395)
Adjustments to reconcile net loss to net
  cash used in operating activities:
  Depreciation.............................      31,983       101,776        28,298        43,019
  Changes in operating assets and
     liabilities:
     Accounts receivable...................     (10,287)       37,313        37,447      (204,789)
     Value added tax receivable............     (49,354)       17,079        36,255         7,752
     Tax credit receivable.................     (73,940)           --            --            --
     Inventory.............................    (148,790)       28,737         5,695       113,563
     Other current assets..................       7,996       (70,511)      (17,396)       59,362
     Accounts payable to affiliates........      84,552      (138,150)     (153,084)       38,806
     Accounts payable......................     (48,213)       78,452        24,963       121,706
     Accrued payroll and related
       expenses............................      47,695        59,542        40,213       (18,424)
     Customer deposits.....................     156,625       171,989       140,914      (292,166)
     Deferred grant income.................          --            --            --        97,140
     Other current liabilities.............       7,621        62,756        11,253           246
                                             ----------     ---------     ---------     ---------
Net cash used in operating activities......    (623,638)     (560,936)     (268,360)      (61,180)

Cash flows from investing activities:
Purchases of property and equipment........    (194,078)      (38,808)       (4,764)     (194,329)
                                             ----------     ---------     ---------     ---------
Net cash used in investing activities......    (194,078)      (38,808)       (4,764)     (194,329)

Cash flows from financing activities:
Proceeds from bank loans...................     355,167        95,475            --       264,054
Payments on bank loans.....................      (4,560)     (327,099)     (323,257)         (901)
Increase in notes payable..................          --       168,795        12,430            --
Net proceeds from sale of common stock and
  warrants.................................     802,881       193,573       193,573            --
Net proceeds from issuance of convertible
  debt.....................................          --       148,258       148,258            --
                                             ----------     ---------     ---------     ---------
Net cash provided by financing
  activities...............................   1,153,488       279,002        31,004       263,153
                                             ----------     ---------     ---------     ---------
Effect of exchange rate changes on cash....      12,629       (18,295)      (15,352)      (10,017)
                                             ----------     ---------     ---------     ---------
Increase (decrease) in cash................     348,401      (339,037)     (257,472)       (2,373)
Cash beginning of period...................      84,294       432,695       432,695        93,658
                                             ----------     ---------     ---------     ---------
Cash end of period.........................  $  432,695     $  93,658     $ 175,223     $  91,285
                                             ==========     =========     =========     =========

                            See accompanying notes.

                INNOVATIVE MEDICAL MACHINES INTERNATIONAL, S.A.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996
                 (INFORMATION WITH RESPECT TO JUNE 30, 1997 AND
           THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

1.  DESCRIPTION OF BUSINESS AND FINANCING REQUIREMENTS

     Innovative Medical Machines International (the "Company") was incorporated on July 28, 1993 in Grenoble, France. The Company develops, manufactures and markets image guided robotic devices for surgical applications. The Company's principal product is the NeuroMate(R), a computer controlled surgical robot dedicated to stereotactic neurosurgery.

     On August 14, 1995 the Company established a wholly owned subsidiary, Innovative Medical Machines International Inc., as a Delaware corporation for the purpose of developing its business in the United States.

     The Company has incurred substantial losses since inception and has not yet generated significant revenue. The Company incurred a net loss of $909,919 for the year ended December 31, 1996 and has an accumulated deficit of $1,577,296 as of December 31, 1996. To date, the Company has funded its operations primarily through the sale of debt and equity. Accordingly, the Company's ability to accomplish its business strategy and to ultimately achieve profitable operations is dependent upon its ability to raise additional financing. The Company's management is exploring several funding options and expects to raise additional capital during 1997. Ultimately, however, the Company will need to achieve profitable operations in order to continue as a going concern.

     These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the uncertainties related to the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

2.  SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

CURRENCY TRANSLATION


     The financial position and results of operations of Innovative Medical Machines International, S.A. are measured using the Company's functional currency (French Francs). The Company's balance sheet accounts are translated at the current year-end exchange rate and statement of operations are translated at the average exchange rate for the period. Translation adjustments are recorded as a separate component of stockholders' equity. Foreign currency transaction gains and losses were not material during the years ended December 31, 1995 and 1996 and the six months ended June 30, 1996 and 1997.


REVENUE RECOGNITION

     Revenues from sales without significant Company obligations beyond delivery are recognized upon delivery of the products. Revenues pursuant to agreements which include significant Company obligations beyond delivery are deferred until the Company's remaining obligations are insignificant.

RESEARCH AND DEVELOPMENT

     Software development costs incurred subsequent to the determination of the product's technological feasibility and prior to the product's general release to customers are not material to the Company's financial

                INNOVATIVE MEDICAL MACHINES INTERNATIONAL, S.A.

position or results of operations, and have been charged to research and development expense in the Company's consolidated statements of operations. Research and development costs are expensed as incurred.


GRANT INCOME

     Grant income for clinical tests is recognized as the related clinical tests are performed. Grants received in advance of work to be performed are recorded as deferred grant income.

CONCENTRATION OF CREDIT RISK

     The Company sells its products to companies in the healthcare industry and performs periodic credit evaluations of its customers and generally does not request collateral. The Company believes that adequate provision for doubtful accounts receivable has been made in the accompanying financial statements. The Company maintains substantially all of its cash at two banking institutions.

FINANCIAL STATEMENT ESTIMATES

     The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT


     NeuroMate system equipment used for grant related clinical testing is included in property and equipment. Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over estimated useful lives of 3 to 8 years.


INVENTORY

     Inventory is recorded at the lower of cost (first-in, first-out method) or market and consists of materials and supplies used in the manufacture of the NeuroMate System.

     Inventory consists of the following:

                                                         DECEMBER 31, 1996     JUNE 30, 1997
                                                         -----------------     -------------
                                                                                (UNAUDITED)
        Raw materials..................................      $      --           $  50,081
        Finished Goods.................................        274,158              84,491
                                                              --------            --------
                                                             $ 274,158           $ 134,572
                                                              ========            ========

STOCK-BASED COMPENSATION

     As permitted under the provisions of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"), the Company has elected to account for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Under the intrinsic value method, compensation cost is the excess, if any, of the quoted market price or fair value of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock.

                INNOVATIVE MEDICAL MACHINES INTERNATIONAL, S.A.

INCOME TAXES

     The liability method is used to account for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and are measured using the enacted tax rates and laws that are scheduled to be in effect when the differences are expected to reverse.

NET LOSS PER SHARE

     Net loss per share is based on the weighted average number of shares of common stock outstanding during the period. Common stock issuable upon the exercise of common stock warrants and convertible debt have been excluded from the computation because their inclusion would be anti-dilutive.


     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings Per Share, which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The impact of Statement 128 on the Company's calculation of earnings per share is not expected to be material.


CUSTOMERS AND FOREIGN SALES


     Approximately 99% of the Company's revenues were from two customers in France during the year ended December 31, 1996 and approximately 95% of the Company's revenues during the six months ended June 30, 1997 were from a different customer in Japan.


3.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                         DECEMBER 31, 1996     JUNE 30, 1997
                                                         -----------------     -------------
                                                                                (UNAUDITED)
        NEUROMATE System equipment.....................      $  72,560           $ 194,207
        Other equipment................................         92,768             135,751
        Furniture and fixtures.........................         35,820              36,725
        Leasehold improvements.........................         61,247              55,953
                                                              --------            --------
                                                               262,395             422,636
        Less accumulated depreciation..................       (137,284)           (164,268)
                                                              --------            --------
        Total property and equipment...................      $ 125,111           $ 258,368
                                                              ========            ========

4.  ACCOUNTS PAYABLE TO AFFILIATES


     Accounts payable to affiliates consists of the following:



                                                     AT DECEMBER 31, 1996
                                                     --------------------     AT JUNE 30, 1997
                                                                              ----------------
                                                                                (UNAUDITED)
        Accounts payable for purchases of
          materials................................        $ 12,918               $ 63,909
        Wages and salaries due to stockholders.....          33,992                 31,142
        Accrued interest on convertible debt.......           6,405                 10,187
                                                            -------               --------
        Total accounts payable to affiliates.......        $ 53,315               $105,238
                                                            =======               ========



     Purchases for substantially all of the mechanical components of the robot are made from an affiliate. Total purchases from this company for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1996 and 1997 were $286,805, $157,334, $37,013 and $36,927 respectively.


     Certain stockholders who are also employees have elected to defer payment of their wages and salaries in order to provide short-term financing for the Company. These accounts payable bear interest at 6%.

                INNOVATIVE MEDICAL MACHINES INTERNATIONAL, S.A.

5.  LONG-TERM DEBT

BANK LOANS

     Bank loans consist of the following :


                                                                 DECEMBER 31, 1996
                                                                 -----------------     JUNE 30, 1997
                                                                                       -------------
                                                                                        (UNAUDITED)
Revolving line of credit established in July 1996 for five
  years with an available amount of $386,347 at a fixed rate of interest of 7.15%. The amount available decreases quarterly
  by 5% of the original amount, beginning October 1996.........      $  95,474           $ 290,146
Bank term loan with monthly principal and interest payments
  over three years from May 1997 at a fixed rate of interest of
  5.75%........................................................             --              56,575
Bank term loan with monthly principal and interest payments
  through October 1997 at a fixed rate of interest of 8%.......         12,492               4,547
                                                                     ---------           ---------
                                                                       107,966             351,268
Less current portion...........................................       (107,966)           (313,620)
                                                                     ---------           ---------
Total long-term bank loans.....................................      $      --           $  37,648
                                                                     =========           =========



     The revolving line of credit is under a single agreement with the Company's two banks in France. During 1996 and the six months ended June 30, 1997 the proceeds under this line of credit were obtained equally from each bank. Half of the credit line was secured by the Company's common stock. On September 5, 1997 the banks waived their security interests in order to enable the sale of the Company's common stock to Integrated Surgical Systems, Inc., as more fully described in Note 10. At December 31, 1996, $267,328, of the line of credit was unused. At June 30, 1997 no amounts were unused by the Company.


     The bank term loans are secured by substantially all of the Company's assets.

CONVERTIBLE DEBT

     In May 1996, the Company sold 2,143 units of convertible debt at $67.42 per unit which may be converted into common stock at a rate of one unit of convertible debt for one share of common stock between January 1, 1999 and December 31, 1999. The convertible debt earns interest at 5% which is payable at December 31 each year.

     If the convertible debt is not converted into common stock, it will be repayable at 102% of the original offering price on December 31, 1999. In agreement with the convertible debt holders no interest was paid in 1996. The amount due for interest is accrued and shown in the balance sheet as accounts payable to affiliates.

     On May 31, 1996, the Company sold 1,057 warrants to purchase its common stock at $28.41 per share for approximately $0.19 per warrant in conjunction with the convertible debt offering. These warrants expire on December 31, 1999.

NOTE PAYABLE


     The Company received an interest free loan of $152,561 from a grant organization for the development of a new system. In the case of the failure of the project, the contractual agreement is that the grant organization may decide to forgive all or part of the repayments.



     If the Company sells either a license for technology, the prototype developed, or articles manufactured specifically for the research project, 50% of the revenue must be paid to the grant body in the subsequent year up to the balance of the loan amount outstanding. According to the contract, any such payments would be

                INNOVATIVE MEDICAL MACHINES INTERNATIONAL, S.A.

considered to be an advance repayment of the loan. The Company has not made any sales of this type through June 30, 1997.


FUTURE PRINCIPAL PAYMENTS

     As of December 31, 1996, future principal payments by year on long-term debt are due as follows :

                                                                    AT DECEMBER 31,
                                                                    ---------------
            1997..................................................     $ 107,966
            1998..................................................            --
            1999..................................................       184,435
            2000..................................................        41,214
            2001 and thereafter...................................        82,428
                                                                       ---------
                                                                         416,043
            Less current portion..................................      (107,966)
                                                                       ---------
            Total long-term debt..................................     $ 308,077
                                                                       =========

     Interest payments on total long-term debt during the years ended December 31, 1995 and 1996 and the six months ended June 30, 1996 and 1997 were $800, $14,813, $8,104 and $12,858, respectively.

6.  STOCKHOLDERS' EQUITY (DEFICIT)

COMMON STOCK

     As of December 31, 1996 pursuant to warrants and convertible debt outstanding, a total of 4,789 and 2,143 shares of common stock would be issued upon conversion or exercise of the warrants and convertible debt, respectively. As the Company's authorized common stock is fully issued the Company will need to increase authorized common stock prior to any issuance or conversion related to the warrants or the convertible debt.

     During 1995 the Company increased par value from $18.71 to $54.44 resulting in a reclassification of additional paid in capital to common stock. The Company subsequently decreased the par value to $28.41 in 1996 resulting in a further reclassification from common stock to additional paid in capital.

COMMON STOCK WARRANTS

     On May 31, 1996, the Company sold to an executive officer 3,732 warrants to purchase its common stock at $28.41 per share for approximately $0.19 per warrant. These warrants expire on December 31, 1999.

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations in accounting for these warrants because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") requires use of valuation models that were not developed for use in valuing employee common stock warrants.

     Pro forma information regarding net income (loss) and earnings (loss) per share is required by SFAS No. 123, which also requires that the information be determined as if the Company has accounted for warrants granted to the employees subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these warrants was estimated at the date of the grant using the minimum value pricing model with the following assumptions: risk-free interest rate of 5.5%; a dividend yield of 0%; and an expected life of the warrants of 3.5 years. As determined by the minimum value pricing model using the above assumptions, the fair value of the warrants on the grant date was $4.97 per warrant.

                INNOVATIVE MEDICAL MACHINES INTERNATIONAL, S.A.

     Valuation models require the input of highly subjective assumptions. Because the Company's warrants granted to its President have characteristics significantly different from those of traded warrants and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its warrants.

     For purposes of pro forma disclosures, the estimated fair value of the warrants granted to the President is amortized to expense over the vesting period. The following is the Company's pro forma information for the year ended December 31, 1996:


                                                                         1996
                                                                       ---------
            Pro forma net loss.....................................    $(913,013)
            Pro forma net loss per share...........................    $  (39.91)


7.  INCOME TAXES

     Deferred taxes result from temporary differences in the recognition of revenue and expense items for income tax and financial reporting.

     The significant components of the Company's deferred taxes as of December 31, 1996 are as follows:

            Net operating loss carryover.............................  $ 376,830
            Income recognition.......................................    155,582
            Research and development.................................     38,803
            Other....................................................     23,643
                                                                       ---------
                                                                         594,858
            Less: valuation allowance................................   (594,858)
                                                                       ---------
            Net deferred taxes.......................................  $      --
                                                                       =========

     The principal reasons for the difference between the effective income tax and the statutory income tax rate are as follows:

                                                                YEARS ENDED DECEMBER
                                                                         31,
                                                               -----------------------
                                                                 1995          1996
                                                               ---------     ---------
        Income tax benefit expected at statutory rates.......  $(244,678)    $(328,268)
        Net operating loss with no current benefit...........    244,678       328,268
        Net research tax credit..............................    (73,940)           --
                                                               ---------     ---------
                                                               $ (73,940)    $      --
                                                               =========     =========

     The research tax credit is allowable based on the increase in research expenditures in the fiscal year as compared to the average of the two prior fiscal years. The research tax credit is subject to a review by the tax authorities up to three years after the credit is claimed. The research tax credit is payable by tax authorities after the third year following the year in which it arose. Management has recorded an allowance against a portion of the research tax credit. At December 31, 1996 and June 30, 1997 the total tax research credit due for payment between 1998 and 2000 and the related allowance are as follows:

                                                                               JUNE 30, 1997
                                                           DECEMBER 31, 1996   -------------
                                                           -----------------    (UNAUDITED)
        Research tax credit receivable...................      $ 235,496         $ 210,101
        Allowance........................................       (125,232)         (111,728)
                                                               ---------         ---------
                                                               $ 110,264         $  98,373
                                                               =========         =========

                INNOVATIVE MEDICAL MACHINES INTERNATIONAL, S.A.

     The Company has at December 31, 1996 a net operating loss carryforward of approximately $610,300 which expires between 1999 and 2002, and a net operating loss carryforward which does not expire of $141,189 for statutory income taxes.

8.  COMMITMENTS

LEASES

     Through December 31, 1996, the Company leased its facilities under a 9 year operating lease, cancelable every 3 years. The Company relocated in January 1997. Future lease payments of $33,080 which are due until the end of the current three year period are accrued in other current liabilities and charged to operations at December 31, 1996 because the Company no longer uses the premises. An additional amortization of leasehold improvements of $42,375 was also recorded during 1996 because of early termination of the lease.

     The aggregate annual rental expense under this lease amounted to $22,598 and $22,054 during 1995 and 1996.

     In January 1997, the Company obtained an 18 month operating lease of its facilities from a university in Lyon. This lease is given free of charge by the University and the local council, as part of a program to encourage the relocation of new technical companies to Lyon.

     Future minimum payments under non-cancelable equipment operating leases are $12,000 per year through the year ended December 31, 1998. Rental expense for these non-cancelable leases during the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997 was approximately $12,000, $12,000 and $6,000, respectively.

SALE OF RECEIVABLES WITH RECOURSE

     In May 1997 a note for $173,595 was sold to the bank with recourse. No gain or loss was recognized on this transaction; however, the Company has an obligation to pay the bank interest on all amounts outstanding on the note at 10.70% until the bank is paid in full. The full amount remained unpaid as of June 30, 1997.

9.  ANVAR GRANT

     During 1996, the Company received notification it was awarded a $222,492 grant from the French agency Agence Nationale de Valorisation de la Recherche ("ANVAR") which is a French national agency set up to aid research and development projects. The grant is to fund the clinical tests to be performed at two university hospitals on the NeuroMate system over a period of one year. The project and related ANVAR grant began in March 1997 and will last for one year. The Company received $173,595 in proceeds (Note 8) under this grant during the period ended June 30, 1997, of which $59,787 has been recognized as income and the remainder has been recorded as deferred grant income to be recognized as income over the period of the project.


10.  SUBSEQUENT EVENT



     Effective September 5, 1997, Integrated Surgical Systems, Inc. ("ISS") acquired all of the Company's issued and outstanding capital stock, stock warrants and convertible debt in a transaction accounted for as a purchase. The purchase price consisted of 619,355 shares of ISS common stock with a fair market value of approximately $3.9 million and the assumption of approximately $1 million of the Company's liabilities. The purchase agreement places certain restrictions for a period of eighteen months on the future sale of the ISS stock issued in connection with the purchase.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited Pro Forma Combined Condensed Financial Statements, including the notes thereto, are qualified in their entirety by reference to and should be read in conjunction with the historical Consolidated Financial Statements of Integrated Surgical Systems, Inc., ("ISS") and Innovative Medical Machines International, S.A., ("IMMI"), including the notes thereto, included herein.

     The unaudited Pro Forma Combined Condensed Balance Sheet as of June 30, 1997 and the unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 1996 and the six months ended June 30, 1997, give effect to the business combination involving Integrated Surgical Systems, Inc. and Innovative Medical Machines International, S.A. accounted for using the purchase method of accounting. The Pro Forma Combined Condensed Balance Sheet is presented as if the business combination had occurred on June 30, 1997, and the Pro Forma Combined Condensed Statements of Operations are presented as if the business combination had occurred as of January 1, 1996. The pro forma information is presented for illustrative purposes only and may not be indicative of the results that would have been obtained had the transaction actually occurred on the dates assumed nor is it necessarily indicative of the future combined results of operations. ISS has retained independent valuation professionals to assist in the final determination of the value to be assigned to the individual assets acquired including the intangibles and in-process research and development. The results of the preliminary valuation have been included in the pro forma adjustments to the combined condensed financial statements; however, results of the final valuation could differ from those reflected herein.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                 JUNE 30, 1997


                                                                                PRO FORMA
                                                                      -----------------------------
                                          ISS            IMMI         ADJUSTMENTS        COMBINED
                                      -----------     -----------     -----------       -----------
                                              ASSETS
Current assets:
  Cash and cash equivalents.........  $ 3,685,731     $    91,285     $        --       $ 3,777,016
  Accounts receivable...............      655,023         198,401              --           853,424
  Inventory.........................    1,790,371         134,572              --         1,924,943
  Other current assets..............      245,405         140,316              --           385,721
                                      ------------    -----------     -----------       -----------
Total current assets................    6,376,530         564,574              --         6,941,104
Net property and equipment..........      269,658         258,368              --           528,026
Other assets........................       17,169              --              --            17,169
Intangible assets...................           --              --       3,844,242(a)      3,844,242
                                      ------------    -----------     -----------       -----------
                                      $ 6,663,357     $   822,942     $ 3,844,242       $11,330,541
                                      ============    ===========     ===========       ===========

                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable to affiliates....  $        --     $   105,238     $        --       $   105,238
  Accounts payable..................    1,046,771         242,797              --         1,289,568
  Value added taxes payable.........      270,289              --              --           270,289
  Accrued payroll and related
     expenses.......................      103,673          84,078              --           187,751
  Current portion of long-term bank
     loans..........................           --         313,620              --           313,620
  Customer deposits.................      257,172              --              --           257,172
  Accrued product retrofit costs....      135,348              --              --           135,348
  Deferred grant income.............           --          94,110              --            94,110
  Other current liabilities.........      195,592          61,611              --           257,203
                                      ------------    -----------     -----------       -----------
Total current liabilities...........    2,008,845         901,454              --         2,910,299

Long-term bank loans................           --          37,648              --            37,648
Convertible debt....................           --         127,777        (127,777)(b)            --
Note payable........................           --         147,079              --           147,079

Stockholders' equity (deficit)
  Common stock......................       33,669         716,578        (710,384)(a)        39,863
  Additional paid-in capital........   25,775,656         466,932       3,416,423(a)     29,659,011
  Deferred stock compensation.......     (336,417)             --              --          (336,417)
  Accumulated translation
     adjustment.....................      (29,994)         30,165         (30,165)(a)       (29,994)
  Accumulated deficit...............  (20,788,402)     (1,604,691)      1,296,145(a)    (21,096,948)
                                      ------------    -----------     -----------       -----------
Total stockholders' equity
  (deficit).........................    4,654,512        (391,016)      3,972,019         8,235,515
                                      ------------    -----------     -----------       -----------
                                      $ 6,663,357     $   822,942     $ 3,844,242       $11,330,541
                                      ============    ===========     ===========       ===========


   See accompanying notes to unaudited pro forma combined condensed financial statements.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1996


                                                                                  PRO FORMA
                                                                         ---------------------------
                                              ISS            IMMI        ADJUSTMENTS      COMBINED
                                          -----------     ----------     -----------     -----------
Net sales...............................  $ 2,280,311     $  447,310     $        --     $ 2,727,621
Cost of sales...........................      884,152        200,882              --       1,085,034
                                          -----------     ----------      ----------      ----------
                                            1,396,159        246,428              --       1,642,587
Operating expenses:
  Selling, general and administrative...    2,066,236        600,466         780,276(c)    3,446,978
  Research and development..............    2,468,535        545,823              --       3,014,358
  Stock compensation....................      357,249             --              --         357,249
                                          -----------     ----------      ----------      ----------
                                            4,892,020      1,146,289         780,276       6,818,585
Other income (expense):
  Interest income.......................       87,933            567              --          88,500
  Interest expense......................           --        (10,625)          4,584(d)       (6,041)
  Other.................................      (30,635)            --              --         (30,635)
                                          -----------     ----------      ----------      ----------
Loss before provision for income
  taxes.................................   (3,438,563)      (909,919)       (775,692)     (5,124,174)
Provision for income taxes..............       10,266             --              --          10,266
                                          -----------     ----------      ----------      ----------
Net loss................................  $(3,448,829)    $ (909,919)    $  (775,692)    $(5,134,440)
                                          ===========     ==========      ==========      ==========
Net loss per share......................  $     (0.79)    $   (39.77)                    $     (1.03)
                                          ===========     ==========                      ==========
Shares used in per share calculations...    4,373,947         22,879                       4,993,302
                                          ===========     ==========                      ==========


   See accompanying notes to unaudited pro forma combined condensed financial statements.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                         SIX MONTHS ENDED JUNE 30, 1997


                                                                                 PRO FORMA
                                                                        ---------------------------
                                               ISS           IMMI       ADJUSTMENTS      COMBINED
                                           -----------     --------     -----------     -----------
Net sales................................  $ 1,379,696     $617,580     $        --     $ 1,997,276
Cost of sales............................      531,693      285,120              --         816,813
                                            ----------     --------                        --------
                                               848,003      332,460              --       1,180,463
Operating expenses:
  Selling, general and administrative....    1,383,596      295,865         390,138(c)    2,069,599
  Research and development...............    1,183,519      107,739              --       1,291,258
  Stock compensation.....................       90,000           --              --          90,000
                                            ----------     --------                        --------
                                             2,657,115      403,604         390,138       3,450,857
Other income (expense):
  Interest income........................      125,147           --              --         125,147
  Interest expense.......................           --      (16,038)          3,066(d)      (12,972)
  Other..................................       14,374       59,787              --          74,161
                                            ----------     --------                        --------
Loss before provision for income taxes...   (1,669,591)     (27,395)       (387,072)     (2,084,058)
Provision for income taxes...............       18,000           --              --          18,000
                                            ----------     --------                        --------
Net loss.................................  $(1,687,591)    $(27,395)    $  (387,072)    $(2,102,058)
                                            ==========     ========                        ========
Net loss per share.......................  $     (0.50)    $  (1.09)                    $     (0.53)
                                            ==========     ========                        ========
Shares used in per share calculations....    3,364,567       25,225                       3,983,922
                                            ==========     ========                        ========


   See accompanying notes to unaudited pro forma combined condensed financial statements.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

1. INTEGRATED SURGICAL SYSTEMS, INC. ACQUISITION OF INNOVATIVE MEDICAL MACHINES INTERNATIONAL, S.A.


     Effective September 5, 1997, ISS acquired all of IMMI's issued and outstanding capital stock, stock warrants and convertible debt in a transaction accounted for as a purchase. The purchase price consisted of 619,355 shares of ISS common stock with a fair market value of approximately $3.9 million. The purchase agreement places certain restrictions on the future sale of the ISS stock issued in connection with the purchase for a period of eighteen months.



The estimated purchase price consists of the following:

          619,355 shares of ISS common stock.....................................  $3,889,549

          Liabilities assumed....................................................   1,086,181
                                                                                   ----------

                                                                                   $4,975,730
                                                                                    =========
Certain items affecting the purchase price remain unresolved at this time. A summary of management's preliminary allocation of purchase price is as follows:

          Tangible assets acquired...............................................  $  822,942

          Identified intangible assets...........................................   3,844,242

          In-process research and development....................................     308,546
                                                                                   ----------

                                                                                   $4,975,730
                                                                                    =========


2.  INTANGIBLE ASSETS


     Intangible assets include developed technology and assembled work force. The estimated useful lives are expected to range from 3 to 5 years. ISS management does not believe that technological feasibility of the acquired in-process research and development has been established. Further, ISS management believes the acquired in-process research and development has no alternative future uses. Therefore, the amount allocated to in-process research and development is required to be immediately expensed under generally accepted accounting principles. Such amount is a nonrecurring charge related to the acquisition and as such is not reflected in the Pro Forma Statements of Operations pursuant to Regulation S-B.


3.  PRO FORMA ADJUSTMENTS

     Adjustments to the Proforma Combined Condensed Balance Sheet were made:

          (a) To record ISS' acquisition of IMMI


          (b) To eliminate convertible debt that will not be assumed.


     Adjustments to the Pro Forma Combined Condensed Statements of Operations were made:


          (c) To record the amortization of the intangible assets acquired in ISS' acquisition of IMMI.



          (d) To eliminate interest expense accrued on convertible debt.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article VI of the Registrant's by-laws provides that a director or officer shall be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement (provided such settlement is approved in advance by the Registrant) in connection with certain actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action") if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action, except that no person who has been adjudged to be liable to the Registrant shall be entitled to indemnification unless a court determines that despite such adjudication of liability but in view of all of the circumstances of the case, the person seeking indemnification is fairly and reasonably entitled to be indemnified for such expenses as the court deems proper.

     Article 6.5 of the Registrant's by-laws further provides that directors and officers are entitled to be paid by the Registrant the expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that such payment will only be made upon delivery to the Registrant by the indemnified party of an undertaking to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified.

     Article 6.4 of the Registrant's by-laws provides that a person indemnified under Article VI of the by-laws may contest any determination that a director, officer, employee or agent has not met the applicable standard of conduct set forth in the by-laws by petitioning a court of competent jurisdiction.

     Article 6.6 of the Registrant's by-laws provides that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in the Article will not be exclusive of any other right which any person may have or acquire under the by-laws, or any statute or agreement, or otherwise.

     Finally, Article 6.7 of the Registrant's by-laws provides that the Registrant may maintain insurance, at its expense, to reimburse itself and directors and officers of the Registrant and of its direct and indirect subsidiaries against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such persons against such expense, liability or loss under the provisions of Article VI of the by-laws. The Registrant has applied for such insurance, and expects to have such insurance in effect on the date this Registration Statement is declared effective by the Securities and Exchange Commission.

     Article 11 of the Registrant's certificate of incorporation eliminates the personal liability of the Registrant's directors to the Registrant or its stockholders for monetary damages for breach of their fiduciary duties as a director to the fullest extent provided by Delaware law. Section 102(b)(7) of the DGCL provides for the elimination off such personal liability, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following table sets forth the expenses (other than underwriting discounts and commissions, and the fee payable to the Placement Coordinator) which will be paid by the Registrant in connection with the issuance and distribution of the securities being registered hereby. With the exception of the SEC registration fee and the NASD filing fee, all amounts indicated are estimates.



    SEC Registration fee......................................................  $  9,582
    NASD filing fee...........................................................     4,000
    Easdaq Filing Fee.........................................................    10,000
    Nasdaq Filing Fee.........................................................     7,500
    Pacific Stock Exchange filing fee.........................................     8,125
    Non-accountable expense allowance.........................................   621,468
    Printing expenses (other than stock certificates).........................    95,000
    Printing and engraving of stock and warrant certificates).................     3,000
    Legal fees and expenses (other than blue sky).............................    80,000
    Accounting fees and expenses..............................................   100,000
    Transfer Agent fees and expenses..........................................     5,000
    Miscellaneous.............................................................     1,325
                                                                                --------
              Total...........................................................  $945,000
                                                                                ========


ITEM 26.  RECENT SALE OF UNREGISTERED SECURITIES

     During the past three years, the Registrant has sold securities to a limited number of persons, as described below. Except as indicated, there were no underwriters involved in the transactions and there were no underwriting discounts or commissions paid in connection therewith. The purchasers of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the certificates for the securities issued in such transactions. All purchasers of securities in each such transaction had adequate access to information about the Registrant, and in the case of transactions exempt from registration under
Section 4(2) of the Securities Act, were sophisticated investors.

      1. On December 20, 1995, as part of a recapitalization, the Registrant issued 30,482 shares of Common Stock to each of Sutter Health and the John N. Kapoor Trust (the "Kapoor Trust") upon conversion of the Series B Preferred Stock. The issuance of these shares was exempt from registration under Section 3(a)(9) of the Securities Act.

      2. On December 20, 1995, as part of a recapitalization, the Registrant issued 8,955 shares of Common Stock to each of Sutter Health and the Kapoor Trust in consideration for the cancellation of all accumulated dividends on the Series B Preferred Stock. The issuance of these shares was exempt from registration under Section 4(2) of the Securities Act.

      3. On December 20, 1995, as part of a recapitalization, the Registrant issued 89,604 shares of Common Stock to Sutter Health and 12,801 shares of Common Stock to Keystone Financial Corporation ("Keystone") upon conversion of the Series C Preferred Stock. The issuance of these shares was exempt from registration under Section 3(a)(9) of the Securities Act.

      4. On December 20, 1995, as part of a recapitalization, the Registrant issued 19,512 shares of Common Stock to Sutter Health and 3,169 shares of Common Stock to Keystone in consideration for the cancellation of all accumulated dividends on the Series C Preferred Stock. The issuance of these shares was exempt from registration under Section 4(2) of the Securities Act.

      5. On December 21, 1995, as part of a recapitalization, the Registrant issued a warrant to purchase 126,895 shares of Common Stock, at an exercise price of $0.02 per share, to International Business Machines Corporation ("IBM") in exchange for the cancellation of the Company's promissory note in the principal amount of $3,000,000 and accrued interest thereon. The issuance of this warrant was exempt from registration under Section 4(2) of the Securities Act.

      6. On December 21, 1995, as part of a recapitalization, the Registrant issued 693,195 shares of Series D Preferred Stock to EJ Financial Investments V, L.P. ("EJ Financial") for an aggregate purchase price of $666,667 ($0.96 per share). In addition, EJ Financial received an option to purchase an additional 346,597 shares of Series D Preferred Stock on the same terms and conditions as it purchased the Series D Preferred Stock, which option was exercised on February 19, 1996. The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act.

      7. On December 21, 1995, as part of a recapitalization, the Registrant issued a warrant to purchase 1,386,390 shares of Series D Preferred Stock (the "Series D Warrants") to IBM, at an exercise price of $0.01 per share, for an aggregate purchase price of $1,333,333 ($0.96 per warrant). In addition, IBM received an option to purchase Series D Warrants to purchase an additional 693,194 shares of Series D Preferred Stock on the same terms and conditions as it purchased the Series D Warrants, which option was exercised on February 19, 1996. The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act.

      8. On December 21, 1995, as part of a recapitalization, the Registrant issued warrants to purchase 390,888 shares, 11,899 shares and 43,300 shares of Common Stock to Sutter Health, Sutter Health Venture Partners L.P. and Keystone, respectively, at an exercise price of $0.74 per share, in consideration for their consent to the terms of the recapitalization. The issuance of these warrants was exempt from registration under Section 4(2) of the Securities Act.

      9. On December 21, 1995, as part of a recapitalization, the Registrant issued warrants to purchase 121,686 shares, 3,705 shares and 13,481 shares of Common Stock to Sutter Health, Sutter Health Venture Partners L.P. and Keystone, respectively, at an exercise price of $0.74 per share, in connection with the exercise of certain options by EJ Financial and IBM. The issuance of these warrants was exempt from registration under Section 4(2) of the Securities Act.

     10. From July 24, 1993 through December 31, 1994, the Registrant granted options to purchase an aggregate of 11,415 shares of Common Stock to employees of the Registrant pursuant to the Registrant's employee stock option plans, at an exercise price of $7.84 per share. The grant of these options was exempt from registration under Rule 701 of the Securities Act.

     11. From January 1, 1995 through December 31, 1995, the Registrant granted options to purchase an aggregate of 32,713 shares of Common Stock to employees of the Registrant pursuant to the Registrant's employee stock option plans, at an exercise price of $4.88 per share. The grant of these options was exempt from registration under Rule 701 of the Securities Act.

     12. From January 1, 1996 through September 30, 1996, the Registrant granted options to purchase an aggregate of 941,545 shares of Common Stock to employees of the Registrant pursuant to the Registrant's employee stock option plans. Of these options, options to purchase 899,637 shares were granted at an exercise price of $0.07 per share, options to purchase 21,631 shares were granted at an exercise price of $2.07 per share, and options to purchase 20,277 were granted at an exercise price of $5.92 per share. The grant of these options was exempt from registration under Rule 701 of the Securities Act.

     13. From January 1, 1993 through December 31, 1994, the Registrant issued and sold an aggregate of 399 shares of Common Stock to two employees of the Registrant upon exercise of stock options granted pursuant to the Registrant's employee stock option plans. Of such shares, 241 were issued at an exercise price of $3.33 per share and 158 were issued at an exercise price of $7.84 per share. The issuance and sale of these shares was exempt from registration under Rule 701 of the Securities Act.

     14. From January 1, 1995 through December 31, 1995, the Registrant issued and sold an aggregate of 781 shares of Common Stock to three employees of the Registrant upon exercise of stock options granted pursuant to the Registrant's employee stock option plans, at an exercise price of $3.33 per share. The issuance and sale of these shares was exempt from registration pursuant to Rule 701 promulgated under the Securities Act.

     15. From January 1, 1996 through December 31, 1996, the Registrant issued and sold an aggregate of 9,592 shares of Common Stock to three employees of the Registrant upon exercise of stock options granted pursuant to the Registrant's employee stock option plans. Of such shares, 9,537 shares were issued at an exercise price of $0.07 per share and 55 shares were issued at an exercise price of $0.31 per share. The issuance and sale of these shares was exempt from registration pursuant to Rule 701 promulgated under the Securities Act.

     16. From January 1, 1997 through June 30, 1997, the Registrant issued and sold an aggregate of 5,795 shares of Common Stock to two employees of the Registrant upon exercise of Stock options granted pursuant to the Registrant's employee stock option plans. Of such shares, 928 were issued at an exercise price of $0.07 per share and 4,867 shares were issued at an exercise price of $3.33 per share. The issuance and sale of these shares were exempt from registration pursuant to Rule 701 promulgated under the Securities Act.

     17. On June 17, 1994, the Registrant issued 390 shares of Common Stock to a former employee of the Registrant and 152 shares of Common Stock to his attorney, in connection with the termination of the employee's employment. These shares were valued at $7.84 per share. The issuance of the shares was exempt from registration pursuant to Rule 504 promulgated under the Securities Act.

     18. On November 23, 1994, the Registrant issued 676 shares of Common Stock to a supplier of the Registrant in payment of accrued interest on note payable. The issuance of the shares was exempt from registration under
         Section 4(2) of the Securities Act.


     19. On August 25, 1996, the Company issued 449,374 and 13,680 shares of Common Stock to Sutter Health and Sutter Health Venture Partners, respectively, at an exercise price of $0.74 per share. The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act.


     20. On October 29, 1996, the Company issued 49,777 shares of Common Stock to Keystone Financial Corporation at an exercise price of $0.74 per share. The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act.


     21. On September 5, 1997, the Company issued 619,355 shares of Common Stock to the former shareholders of Innovative Medical Machines International ("IMMI") in connection with the acquisition of IMMI. The issuance of these shares was exempt from registration pursuant to Regulation S and
         Section 4(2) of the Securities Act.


ITEM 27.  EXHIBITS


   1.1    --  Form of Purchase Agreement.
   1.2    --  Form of Placement Agreement**
   3.1    --  Form of Certificate of Incorporation of the Company, as amended.*
   3.2    --  By-laws of the Company.*
   4.1    --  Form of Underwriters' Warrants**
   4.2    --  Form of Public Warrant Agreement.*
   4.3    --  Specimen Common Stock Certificate.*
   4.4    --  Specimen Warrant Certificate (included as Exhibit A to Exhibit 4.2 herein).*
   4.6    --  Form of Consulting Agreement between the Company and Rickel & Associates, Inc.*
   4.7    --  Common Stock Purchase Warrant issued by the Company to International Business
              Machines Corporation ("IBM"), dated February 6, 1991, as amended (included as
              Exhibit J to Exhibit 10.5 herein).*

   4.8    --  Stockholders' Agreement between the Founders of the Company and IBM, dated
              February 6, 1991, as amended.*
   4.9    --  Common Stock Purchase Warrant issued by the Company to IBM, dated December 21,
              1995 (included as Exhibit I to Exhibit 10.5 herein).*
   4.11   --  Warrant issued by the Company to Sutter Health, Sutter Health Venture Partners
              ("Sutter Health VP") and Keystone Financial Corporation ("Keystone"), dated
              December 21, 1995 (included as Exhibits K, L and M, respectively, to Exhibit 10.5 herein).*
   4.12   --  Registration Rights Agreement among the Company, IBM, John N. Kapoor Trust
              ("Kapoor"), EJ Financial Investments V, L.P. ("EJ Financial"), Keystone, Sutter
              Health and Sutter Health VP, dated as of December 21, 1995 (included as Exhibit G to Exhibit 10.5 herein).*
   4.13   --  1995 Stock Option Plan, as amended.*
   4.15   --  Form of Lock-up Agreement.*
   5.1    --  Opinion of Snow Becker Krauss P.C.
  10.1    --  Loan and Warrant Purchase Agreement between the Company and IBM, dated as of
              February 6, 1991.*
  10.2    --  License Agreement between the Company and IBM, dated February 4, 1991.*
  10.6    --  Investors Agreement among the Company, IBM, Wendy Shelton-Paul Trust, William
              Bargar, Brent Mittelstadt, Peter Kazanzides, Kapoor, Sutter Health, Sutter Health
              VP and EJ Financial, dated as of December 21, 1995 (included as Exhibit F to
              Exhibit 10.5 herein).*
  10.7    --  Employment Agreement between the Company and Ramesh Trivedi, dated December 8,
              1995.*
  10.8    --  License Agreement between the Company and IBM, dated February 4, 1991.*
  10.9    --  Agreement for the Purchase and Use of Sankyo Industrial Products between the
              Company and Sankyo Seiki (American) Inc. dated November 1, 1992. *
  10.10   --  Stock Purchase Agreement dated as of September 5, 1997 between the Company and the holders of the outstanding capital stock of Innovative Medical Machines
              International, S.A.
  10.11   --  Registration Rights Agreement dated September 5, 1997 by and among the Company and the holders of the outstanding capital stock of Innovative Medical Machines
              International, S.A.
  11.1    --  Statement of computation of earnings per share.
  21.1    --  Subsidiaries of the Company.
  23.1    --  Consent of Snow Becker Krauss P.C. (included in Exhibit 5.1 to this Registration
              Statement).
  23.2    --  Consent of Ernst & Young LLP, independent auditors, is included in Part II of this Registration Statement.
  23.3    --  Consent of Ernst & Young Entrepreneurs Department D'Ernst & Young Audit,
              Independent Auditors.
  24.1    --  Power of Attorney (included on the signature page of this Registration
              Statement).
  27.1    --  Financial Data Schedule.


     Exhibits filed or incorporated by reference herein bear the same numbers as used in the Registrant's Registration Statement on Form SB-2 effective November 21, 1996, and therefore are not necessarily sequential.
---------------
 * Incorporated by reference to the Company's Form SB-2 Registration Statement effective on November 21, 1996
** To be filed by Amendment.

   ITEM 28.  UNDERTAKINGS

   (A) RULE 415 OFFERING

     The undersigned small business issuer hereby undertakes that it will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

             (i) Include any prospectus required by section 10(a)(3) of the Securities Act.

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registrant statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of such securities at that time to be the initial bona fide offering thereof.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(D) EQUITY OFFERINGS BY NON-REPORTING SMALL BUSINESS ISSUERS

     The undersigned small business issuer hereby undertakes that it will provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

(E) REQUEST FOR ACCELERATION OF EFFECTIVE DATE

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of the expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(F) RULE 430A OFFERING

          (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(G) DEREGISTRATION OF SHARES OF COMMON STOCK NOT SOLD IN THE OFFERING



     The Registrant agrees to deregister shares of Common Stock included in this Registration Statement that are not sold in the Offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sacramento in the State of California on September 23, 1997.


INTEGRATED SURGICAL SYSTEMS, INC.


          By: /s/ RAMESH C. TRIVEDI                            By: /s/ MARK WINN
---------------------------------------------    ---------------------------------------------
              Ramesh C. Trivedi                                    Mark Winn
    Chief Executive Officer and President                   Chief Financial Officer
        (Principal Executive Officer)            (Principal Financial and Accounting Officer)



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on September 23, 1997, in the capacities indicated.



                  SIGNATURE                                         TITLE
---------------------------------------------   ----------------------------------------------


            /s/ RAMESH C. TRIVEDI               Chief Executive Officer, President, and
---------------------------------------------     Director (Principal Executive Officer)
              Ramesh C. Trivedi
                /s/ MARK WINN                   Chief Financial Officer (Principal Financial
---------------------------------------------     and Accounting Officer)
                  Mark Winn

                      *                         Chairman of the Board of Directors
---------------------------------------------
              James C. McGroddy

                      *                         Director
---------------------------------------------
               John N. Kapoor

                      *                         Director
---------------------------------------------
              Paul A.H. Pankow

                      *                         Director
---------------------------------------------
              Gerald D. Knudson

                                                Director
---------------------------------------------
              Patrick G. Hayes



*By: /s/ RAMESH C. TRIVEDI
     -----------------------------------------------------
     Ramesh C. Trivedi
     (Attorney-In-Fact)

                                 EXHIBIT INDEX


                                                                                       SEQUENTIALLY
EXHIBIT                                                                                  NUMBERED
NUMBER                                     DESCRIPTION                                     PAGE
------         --------------------------------------------------------------------    ------------
  1.1     --   Form of Purchase Agreement
  1.2     --   Form of Placement Agreement**
  3.1     --   Form of Certificate of Incorporation of the Company, as amended*
  3.2     --   By-laws of the Company*
  4.1     --   Form of Underwriters' Warrants, as revised**
  4.2     --   Form of Public Warrant Agreement*
  4.3     --   Specimen Common Stock Certificate*
  4.4     --   Specimen Warrant Certificate (included as Exhibit A to Exhibit 4.2 herein)*
  4.6     --   Form of Consulting Agreement between the Company and Rickel &
               Associates, Inc.*
  4.7     --   Common Stock Purchase Warrant issued by the Company to International
               Business Machines Corporation ("IBM"), dated February 6, 1996, as amended (included as Exhibit J to Exhibit 10.5 herein)*
  4.8     --   Stockholders' Agreement between the Founders of the Company and IBM, dated February 6, 1996, as amended*
  4.9     --   Common Stock Purchase Warrant issued by the Company to IBM, dated
               December 21, 1995 (included as Exhibit I to Exhibit 10.5 herein)*
 4.11     --   Warrant issued by the Company to Sutter Health, Sutter Health
               Venture Partners ("Sutter Health VP") and Keystone Financial
               Corporation ("Keystone"), dated December 21, 1995 (included as
               Exhibits K, L and M, respectively, to Exhibit 10.5 herein)*
 4.12     --   Registration Rights Agreement among the Company, IBM, John N. Kapoor
               Trust ("Kapoor"), EJ Financial Investments V, L.P. ("EJ Financial"),
               Keystone, Sutter Health and Sutter Health VP, dated as of December
               21, 1995 (included as Exhibit G to Exhibit 10.5 herein)*
 4.13     --   1995 Stock Option Plan, as amended*
 4.15     --   Form of Lock-up Agreement*
  5.1     --   Opinion of Snow Becker Krauss P.C
 10.1     --   Loan and Warrant Purchase Agreement between the Company and IBM, dated as of February 6, 1991*
 10.2     --   License Agreement between the Company and IBM, dated February 4,
               1991*
 10.6     --   Investors Agreement among the Company, IBM, Wendy Shelton-Paul
               Trust, William Barger, Brent Mittelstadt, Peter Kazanzides, Kapoor,
               Sutter Health, Sutter Health VP and EJ Financial, dated as of
               December 21, 1995 (included as Exhibit F to Exhibit 10.5 herein)*
 10.7     --   Employment Agreement between the Company and Ramesh Trivedi, dated
               December 8, 1995*
 10.8     --   License Agreement between the Company and IBM, dated February 4,
               1991*
 10.9     --   Agreement for the Purchase and Use of Sankyo Industrial Products
               between the Company and Sankyo Seiki (American) Inc. dated November
               1, 1992*
10.10     --   Stock Purchase Agreement dated as of September 5, 1997 between the
               Company and the holders of the outstanding capital stock of
               Innovative Medical Machines International, S.A.
10.11     --   Registration Rights Agreement dated September 5, 1997 by and among the Company and the holders of the outstanding capital stock of
               Innovative Medical Machines International, S.A.
 11.1     --   Statement of computation of earnings per share
 21.1     --   Subsidiaries of the Company
 23.1     --   Consent of Snow Becker Krauss P.C. (included in Exhibit 5.1 to this
               Registration Statement)

                                                                                       SEQUENTIALLY
EXHIBIT                                                                                  NUMBERED
NUMBER                                     DESCRIPTION                                     PAGE
------         --------------------------------------------------------------------    ------------
 23.2     --   Consent of Ernst & Young LLP, independent auditors, is included in
               Part II of this Registration Statement
 23.3     --   Consent of Ernst & Young Entrepreneurs Department D'Ernst & Young
               Audit, Independent Auditors
 24.1     --   Power of Attorney (included on the signature page of this
               Registration Statement)
 27.1     --   Financial Data Schedule


     Exhibits filed or incorporated by reference herein bear the same numbers as used in the Registrant's Registration Statement on Form SB-2 effective November 21, 1996, and therefore are not necessarily sequential.
---------------
 * Incorporated by reference to the Company's Form SB-2 Registration Statement effective on November 21, 1996
** To be filed by Amendment.